UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-12

EQUITY INNS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☑  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share; 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share; and 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

55,058,698 shares of Common Stock; 14,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options; 898,171 shares of Common Stock reserved for issuance upon redemption of units of limited partnership interest; 3,450,000 shares of Series B Preferred Stock; and 2,400,000 shares of Series C Preferred Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(A)	$23.00 per share of Common Stock, including shares of Common Stock issuable with respect to the redemption of units of limited partnership interest;

(B)	$12.81 (which is the difference between $23.00 and $10.19, the weighted average exercise price per share of all outstanding stock options to purchase shares of Common Stock) per share of Common Stock issuable upon exercise of stock options;

(C)	$21.88 per share of Series B Preferred Stock (based on the average of the high and low sales prices reported on the New York Stock Exchange on July 27, 2007); and

(D)	$22.13 per share of Series C Preferred Stock (based on the average of the high and low sales prices reported on the New York Stock Exchange on July 27, 2007)

(4)	Proposed maximum aggregate value of transaction: $1,415,785,327

(5)	Total fee paid: $43,464.61

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

          , 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Equity Inns, Inc. to be held on          ,          , 2007, at 10:00 a.m. local time. The meeting will take place at The Homewood Suites by Hilton, 7855 Wolf River Boulevard, Germantown, Tennessee 38138.

At the special meeting, you will be asked to consider and approve the Agreement and Plan of Merger, dated as of June 20, 2007, by and among Grace I, LLC, Grace Acquisition I, Inc., Grace II, L.P., Equity Inns Partnership, L.P. and Equity Inns, Inc. If the merger is completed, each holder of our common stock will be entitled to receive $23.00 in cash, without interest, subject to adjustment for certain dividends (as explained more fully in the enclosed proxy statement) for each outstanding share of our common stock that such holder owns as of the merger effective time. Holders of outstanding common units of partnership interest in Equity Inns Partnership, L.P., our operating partnership, will be entitled to receive an amount, in cash, equal to the per share amount received in the merger by holders of our common stock for each such outstanding common unit of limited partnership held as of the partnership merger effective time. Holders of our Series B preferred stock and Series C preferred stock will be entitled to receive one share of Series B preferred stock or Series C preferred stock (as applicable) of Grace Acquisition I, Inc. for each share of our Series B preferred stock or Series C preferred stock held as of the merger effective time. The receipt of cash in exchange for your shares of our common stock will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

After careful consideration, our board of directors has unanimously determined that the merger agreement is advisable and in the best interests of us and our shareholders and has unanimously adopted the merger agreement. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

The merger agreement must be approved by the affirmative vote of the holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. The accompanying notice of special meeting of shareholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger, the merger agreement and the other transactions contemplated by the merger agreement and additional information about the parties involved. We encourage you to read carefully the enclosed proxy statement and its exhibits, including the merger agreement, a copy of which is included in the proxy statement as Exhibit A. You may also obtain more information about Equity Inns and our operating partnership from us or from documents that we have filed with the Securities and Exchange Commission.

Some of our directors and executive officers and certain other persons have interests and arrangements that may be different from, or in addition to, and may conflict with, your interests as a shareholder of our company. These interests are summarized in the section entitled “Approval of the Merger Agreement — Interests of Our Directors and Executive Officers in the Mergers” on page    of the enclosed proxy statement.

Your vote is very important regardless of the number of shares of our common stock that you own. The failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote against approval of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the meeting may revoke their proxies and vote in person. The enclosed proxy card contains instructions regarding all three methods of proxy authorization.

Thank you for your continued support and we look forward to seeing you on          , 2007.

Sincerely,

Howard A. Silver
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

7700 Wolf River Boulevard
Germantown, TN 38138

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON          , 2007

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Equity Inns, Inc. will be held on          ,          , 2007, at 10:00 a.m. local time. The meeting will take place at The Homewood Suites by Hilton, 7855 Wolf River Boulevard, Germantown, Tennessee 38138 for the purpose of acting upon the following proposals:

1. to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 20, 2007, by and among Grace I, LLC, Grace Acquisition I, Inc., Grace II, L.P., Equity Inns Partnership, L.P. and Equity Inns, Inc.,

2. to consider and vote upon any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, and

3. to consider and act upon any other matters that may properly be brought before the special meeting or any adjournments or postponements thereof.

Only shareholders of record of our common stock at the close of business on the record date,          , 2007, are entitled to notice of the special meeting or any postponements or adjournments of the special meeting. Shareholders of record of our common stock on the record date are entitled to one vote per share of our common stock held on the record date. Regardless of the number of shares of common stock you own, your vote is important. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock that are entitled to vote at the special meeting. In accordance with Chapter 21-104 of the Tennessee Business Corporation Act, holders of our Series B and Series C preferred stock are entitled to receive this notice of the special meeting of shareholders and the accompanying proxy statement. However, holders of our Series B and Series C preferred stock are not entitled to vote upon the proposal to approve the merger agreement. If you hold your shares of our common stock through a broker or other nominee and you want your vote counted, you must instruct your broker or nominee to vote.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, by using the toll-free telephone number or Internet website address or by attending the special meeting in person and notifying the chairman of the meeting that you would like your proxy revoked. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

After careful consideration, our board of directors unanimously determined that the merger agreement is advisable and in the best interests of us and our shareholders and has unanimously adopted the merger agreement. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your attention is directed to the proxy statement accompanying this notice (including the exhibits thereto) for a more complete description of the matters proposed to be acted on at the special meeting. We encourage you to read the proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D. F. King & Co., Inc., at (          )          -          . In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at www.equityinns.com.

This proxy statement is dated          , 2007 and is first being mailed to our shareholders on or about          , 2007.

By Order of the Board of Directors,

J. Mitchell Collins
Secretary

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SUMMARY TERM SHEET

This summary highlights selected information contained elsewhere in this proxy statement relating to the merger and may not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire proxy statement as well as the additional documents to which it refers, including the Agreement and Plan of Merger, dated as of June 20, 2007, by and among Grace I, LLC, Grace Acquisition I, Inc., Grace II, L.P., Equity Inns Partnership, L.P. and Equity Inns, Inc. (referred to in this proxy statement as the “merger agreement”). A copy of the merger agreement is attached to this proxy statement as Exhibit A. For instructions on obtaining more information, see “Questions and Answers About the Special Meeting and the Merger — Who can help answer my questions” on page   . Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Merger Agreement (Page      )

Equity Inns, Inc. (Page      )

Equity Inns, Inc., a Tennessee corporation, which we sometimes refer to as “our company,” “we,” “us” or “our,” is a Memphis-based, self-advised hotel real estate investment trust, or REIT, primarily focused on the upscale and midscale without food and beverage segments of the hotel industry. Through our wholly-owned subsidiary, Equity Inns Trust, we are the sole general partner of Equity Inns Partnership, L.P., our operating partnership. At July 23, 2007, through our operating partnership, we owned 133 hotel properties with a total of 15,822 rooms located in 35 states. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended.

Equity Inns Partnership, L.P. (Page      )

Equity Inns Partnership, L.P., a Tennessee limited partnership, which we sometimes refer to as our operating partnership, owns our hotel properties. Through our wholly-owned subsidiary, Equity Inns Trust, we are the sole general partner of our operating partnership and own an approximate 98% interest in our operating partnership, with the remainder held by third parties, some of whom are affiliated with our company.

Grace I, LLC (Page      )

Grace I, LLC, a Tennessee limited liability company, was formed in connection with the mergers by Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership, which we sometimes refer to as Whitehall. Whitehall is the sole member of Grace I, LLC. Whitehall is an affiliate of Goldman, Sachs & Co.

Grace Acquisition I, Inc. (Page      )

Grace Acquisition I, Inc., a Tennessee corporation, which we sometimes refer to as Grace Acquisition, was formed in connection with the mergers. Grace Acquisition is a wholly-owned subsidiary of Grace I, LLC.

Grace II, L.P. (Page      )

Grace II, L.P., a Tennessee limited partnership, was formed in connection with the mergers. Grace II, L.P.’s sole general partner is Grace Acquisition.

The Merger Agreement (Page      )

Overview (Page      )

At the respective effective times, (1) we will be merged with and into Grace Acquisition, with Grace Acquisition surviving the merger and remaining a wholly-owned subsidiary of Grace I, LLC, which we sometimes refer to as the merger, and (2) Grace II, L.P. will be merged with and into our operating partnership with our operating partnership surviving the merger and becoming a wholly-owned subsidiary of Grace

Acquisition, which we sometimes refer to as the partnership merger. We sometimes refer to the merger and the partnership merger collectively as the mergers.

We expect the mergers to occur as promptly as practicable after our common shareholders approve the merger agreement and the satisfaction or waiver of all other conditions to closing under the merger agreement. Grace Acquisition is not obligated to complete the mergers until October 22, 2007, and we currently anticipate completing the mergers during the last calendar quarter of 2007.

Merger Consideration to be Received by Holders of Our Common Stock (Page      )

Following the merger effective time, each holder of our outstanding shares of common stock immediately prior to the merger effective time will be entitled to receive an amount in cash equal to $23.00, without interest, minus the amount of the dividend adjustment (as described below), if any, for each outstanding share of our common stock that such holder owns as of the merger effective time. The common share merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

The dividend adjustment for each share of our common stock is equal to the amount of any dividends that we declare on each such share with respect to any quarter after the date of the merger agreement, with a record date prior to the merger effective time, that are in excess of our regular $0.25 per share quarterly dividends. We do not currently anticipate any reduction in the per share merger consideration as a result of the dividend adjustment.

Merger Consideration to be Received by Holders of Partnership Units (Page      )

Following the partnership merger effective time, each holder of our operating partnership’s outstanding partnership units immediately prior to the partnership merger effective time will be entitled to receive the same amount that is payable with respect to each share of our common stock for each outstanding partnership unit that such holder owns as of the partnership merger effective time.

Treatment of Stock Options and Restricted Share Awards (Page      )

Immediately prior to the merger effective time, all outstanding options to purchase our common stock, whether or not vested or exercisable at that time, shall be cancelled and the holder of each such stock option will cease to have any rights with respect thereto, other than the right to receive, in respect of each terminated stock option, the excess, if any, of the per share merger consideration over the per share exercise price of each such option, multiplied by the number of shares of our common stock subject to such option.

Immediately prior to the merger effective time, all restricted share awards granted, or to be issued if certain predetermined performance criteria are achieved, under our stock incentive plan will automatically become fully vested and free of any restrictions. Each of these shares will be considered outstanding shares of our common stock for purposes of the merger agreement, including the right to receive the common share merger consideration.

Treatment of Our Series B Preferred Stock (Page      )

Each outstanding share of our Series B preferred stock immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive one share of the Series B preferred stock of the surviving corporation. Holders of our Series B preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting; however, they are not entitled to vote upon the approval of the merger agreement, or upon any adjournments of the special meeting, at the special meeting.

The Series B preferred stock of the surviving corporation has identical dividend and other relative rights, preferences, limitations and restrictions as our Series B preferred stock. However, the surviving corporation’s Series B preferred stock will not be listed on any securities exchange nor registered under the Securities Act of 1933, as amended, which we sometimes refer to as the Securities Act, or the Securities Exchange Act of 1934, as amended, which we sometimes refer to as the Exchange Act.

Treatment of Our Series C Preferred Stock (Page      )

Each outstanding share of our Series C preferred stock immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive one share of the Series C preferred stock of the surviving corporation. Holders of our Series C preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting; however, they are not entitled to vote upon the merger agreement, or upon any adjournments of the special meeting, at the special meeting.

The Series C preferred stock of the surviving corporation has identical dividend and other relative rights, preferences, limitations and restrictions as our Series C preferred stock. However, the surviving corporation’s Series C preferred stock will not be listed on any securities exchange nor registered under the Securities Act or the Exchange Act.

Recommendation of Our Board of Directors (Page      )

On June 20, 2007, after careful consideration, our board of directors, by unanimous vote, adopted the merger agreement and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Merrill Lynch (Page      )

On June 20, 2007, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we sometimes refer to as Merrill Lynch, delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits on the scope of the review undertaken set forth in its written opinion, the cash merger consideration of $23.00 per share of common stock to be received by the holders of such shares pursuant to the merger is fair from a financial point of view to the holders of such shares, other than Grace I, LLC and its affiliates.

The full text of the written opinion of Merrill Lynch, dated as of June 20, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion contained herein is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by our company to engage in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or any matter related thereto.

Merger Financing; Sources of Funds (Page      )

Upon the execution and delivery of the merger agreement, Whitehall, on behalf of Grace I, LLC, obtained an initial debt commitment letter from Goldman Sachs Mortgage Company, which we sometimes refer to as GSMC, to provide debt financing for a portion of the merger consideration payable by Grace I, LLC under the merger agreement.

Subsequent to the issuance of the initial debt commitment letter, on July 17, 2007, Whitehall, on behalf of Grace I, LLC, obtained a new debt commitment letter from GSMC, which expressly supersedes the initial debt commitment letter, and provides for debt financing in an aggregate principal amount of the least of:

•	$1.84 billion,

•	88% of (1) the aggregate property value minus (2) the aggregate amount of our existing property-level mortgage and mezzanine indebtedness that is not repaid or defeased at the time of the mergers, and

•	82% of (1) the total consideration payable by Grace I, LLC for the completion of the mergers and other costs, such as transaction costs relating to the mergers, minus (2) the aggregate amount of our existing property-level mortgage and mezzanine indebtedness that is not repaid or defeased at the time of the mergers.

GSMC may be joined in the new debt commitment by one or more syndicate lenders by virtue of an assignment by GSMC to such syndicate lender(s) of a portion of its obligations under the new debt commitment letter, provided that:

•	GSMC may not assign any portion of its obligation under the new debt commitment letter in excess of 50% of its obligations under the same,

•	in connection with any assignment by GSMC of up to 50% of its obligations under the new debt commitment letter, the assignee syndicate party is subject to Whitehall’s prior reasonable approval, and

•	for purposes of the immediately preceding bullet point, JPMorgan Chase (or its affiliate) has been pre-approved by Whitehall.

It is anticipated that, at September 30, 2007, our subsidiaries will have an aggregate of approximately $663.4 million of outstanding indebtedness under our subsidiaries’ property-level mortgage loan agreements and mezzanine loan agreements. Grace I, LLC has advised us that it currently intends to repay or defease at the closing of the mergers all but approximately $218.8 million of outstanding indebtedness under our subsidiaries’ property-level mortgage loan agreements and mezzanine loan agreements.

It is expected that, in connection with the mergers, Whitehall, or an assignee permitted by Grace I, LLC, will contribute up to approximately $252.6 million of equity to Grace I, LLC, which amount will be used to fund the remainder of the cash acquisition costs that are not covered by the new debt commitment.

The parties expect that these equity and debt commitments will be sufficient for Grace I, LLC to satisfy the total consideration payable by Grace I, LLC for the completion of the mergers and related costs, such as transaction costs relating to the mergers.

The merger agreement does not contain a financing condition to the closing of the mergers.

No Solicitation of Transactions (Page      )

The merger agreement restricts our ability to, among other things, (1) initiate, solicit or knowingly encourage any inquiries or engage in any discussions or negotiations with, or provide non-public information to, a third party regarding specified transactions involving our company and (2) our board of directors’ ability to withhold, withdraw, qualify or modify its recommendation of the merger agreement. Notwithstanding these restrictions, under certain circumstances specified in the merger agreement, we may respond to a written “Acquisition Proposal” or terminate the merger agreement and enter into an agreement with respect to a “Superior Proposal,” as each term is defined in “The Merger Agreement — No Solicitation of Transactions” beginning on page   , so long as we comply with the merger agreement. Our board of directors may also change its recommendation to our shareholders with regard to the merger agreement if it, among other things, determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with our directors’ duties to our shareholders under applicable law.

Conditions to the Mergers (Page      )

The merger agreement is subject to the approval by the holders of at least a majority of our outstanding shares of common stock, as well as other customary conditions as described in “The Merger Agreement — Conditions to the Mergers” on page   .

If the holders of our outstanding shares of common stock approve the merger agreement and the other conditions to the mergers are satisfied or waived, we will complete the mergers no later than the fifth business day after such other conditions to closing of the mergers are satisfied or waived or, if later, October 22, 2007.

Termination (Page      )

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the merger effective time, as follows:

•	by the mutual written consent of Grace I, LLC and us,

•	by either Grace I, LLC or us if:

•	the mergers have not been completed on or before December 20, 2007; however, this termination right is not available to a party if such party’s action or inaction under the merger agreement resulted in the failure to complete the mergers by such date,

•	any governmental authority shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the mergers, and such governmental order shall have become final and unappealable; however, this termination right is not available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the mergers,

•	the requisite vote of our shareholders to approve the merger agreement at a duly convened shareholders’ meeting is not obtained,

•	by Grace I, LLC if:

•	prior to the date of our shareholders’ meeting, our board of directors withholds, withdraws, qualifies or modifies its recommendation that our shareholders approve the merger agreement, or our board of directors approves, recommends or otherwise declares advisable any superior proposal,

•	we fail to materially comply with the restrictions in the merger agreement against soliciting, facilitating and negotiating other acquisition proposals, unless such action has an immaterial effect on Grace I, LLC,

•	a tender offer or exchange offer for our common stock shall have been publicly disclosed and prior to the date prior to the date of our shareholders’ meeting and either (1) within ten business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (2) at any time thereafter, our board of directors fails to recommend unequivocally against acceptance of such offer, or

•	we breach any of our representations or warranties or fail to perform any of our covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a closing condition and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, we do not commence to cure such breach or failure within ten business days of notice of such breach or failure from Grace I, LLC and diligently pursue such cure thereafter,

•	by us if:

•	Grace I, LLC breaches any of its representation or warranties or fails to perform any of its covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a closing condition and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, Grace I, LLC does not commence to cure such breach or failure within ten business days notice of such breach or failure from us and diligently pursue such cure thereafter, or

•	prior to receiving the approval of the merger agreement by our shareholders, we (1) receive a superior proposal, (2) resolve to accept such superior proposal, (3) provide Grace I, LLC three business days’ prior written notice of our intention to terminate the merger agreement pursuant to this bullet point and shall have, to the extent requested, provided Grace I, LLC the opportunity to meet with us during such three business day period and (4) such proposal continues to constitute a superior proposal taking into account any revised proposal made by Grace I, LLC during such three business day period; provided, that no termination by us pursuant to this bullet point will be effective until we pay the required termination fee described below.

Termination Fees and Expenses (Page      )

We have agreed to pay to Grace I, LLC a termination fee equal to $38.0 million if Grace I, LLC terminates the merger agreement:

•	prior to our shareholders’ meeting because our board of directors withheld, withdrew, qualified or modified its recommendation that our shareholders approve the merger agreement, or approves, recommends or otherwise declares advisable a superior proposal, or

•	because a tender offer or exchange offer for our common stock shall have been publicly disclosed and prior to the date prior to the date of our shareholders’ meeting and either (1) within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (2) at any time thereafter, our board of directors fails to recommend unequivocally against acceptance of such offer.

If the merger agreement is terminated because the requisite vote of our shareholders to approve the merger agreement at a duly convened shareholders’ meeting is not obtained and an acquisition proposal shall have been publicly announced (and not publicly withdrawn without qualification at least five business days prior to the date of our shareholders’ meeting and continues to be withdrawn throughout the period prior to the date of our shareholders’ meeting), and concurrently with such termination, or within twelve months following the date of termination, we or our operating partnership enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, then we shall, when such agreement is entered into or if and when such acquisition proposal is consummated, pay to Grace I, LLC an amount equal to $38.0 million.

Grace I, LLC has agreed to pay us a termination fee equal to $75.0 million if we terminate the merger agreement because Grace I, LLC breaches any of its representation and warranties or fails to perform any of its covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a condition to closing and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, Grace I, LLC does not commence to cure such breach or failure within ten business days notice of such breach or failure from us and diligently pursue such cure thereafter and, at such time, all conditions to Grace I, LLC’s obligation to complete the merger have been satisfied.

Limited Guarantee (Page      )

The obligation of Grace I, LLC to pay the $75.0 million fee to our company described above is guaranteed by Whitehall. The guarantee is absolute, unconditional and continuing and Whitehall is a primary obligor with respect to the payment of such fee pursuant to the guarantee.

Interests of Our Directors and Executive Officers in the Mergers

You should be aware that, as described below, some of our executive officers and directors have interests in, and will receive benefits from, the mergers and the other transactions contemplated by the merger agreement that differ from, or are in addition to, and therefore may conflict with, the interests of our shareholders generally. Our board of directors was aware of these interests and considered them in adopting the merger agreement.

•	certain of our directors hold stock options that will be terminated in exchange for a cash payment,

•	certain of our directors and all of our executive officers hold restricted share awards that will automatically vest and as to which the restrictions will lapse and such restricted shares will be treated in the merger in the same manner as our shares of common stock,

•	our chairman and each of our executive officers will receive change in control payments pursuant to their existing change in control and termination agreements if their employment is terminated under specified circumstances after the merger,

•	our chairman and each of our executive officers will be entitled to receive cash payments under our executive deferred compensation plan and our accrued incentive bonus compensation plan, and

•	our directors and executive officers will be entitled, under certain circumstances, to indemnification by the surviving corporation and the benefit of directors and officers insurance coverage.

Shares Owned by Our Directors and Executive Officers (Page      )

At July 23, 2007, our directors and executive officers beneficially owned 2,492,971 shares of our common stock and our operating partnership’s partnership units, representing approximately 4.46% of our total shares of common stock and partnership units outstanding on that date.

No Dissenters’ Rights of Appraisal (Page      )

Tennessee law does not provide for dissenters’ or appraisal rights in connection with the merger or any of the transactions contemplated by the merger agreement. Accordingly, you will not have the right to receive a judicially determined value for your shares of our common stock.

Delisting of Our Common Stock, Series B Preferred Stock and Series C Preferred Stock (Page      )

If the merger is completed, our common stock, Series B preferred stock and Series C preferred stock will no longer be traded on the New York Stock Exchange, or NYSE, and will be deregistered under the Exchange Act. As a result, we expect that we will cease to be subject to the reporting requirements under the Exchange Act.

Material Federal Income Tax Consequences to United States Holders (Page      )

The receipt of the merger consideration in exchange for shares of our common stock in the merger will be a taxable transaction for federal income tax purposes. See “Material United States Federal Income Tax Consequences” beginning on page   . Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger and the other transactions contemplated by the merger agreement to you.

Litigation Relating to the Merger (Page      )

On June 21, 2007, a purported class action complaint was filed in the Chancery Court of Shelby County, Tennessee, Thirtieth Judicial District (No. CH-07-1208-2) by Howard Rosengarten, an alleged shareholder of our company. On June 26, 2007, a similar complaint was filed in the same court (No. CH-07-1252-2) by Kenneth B. Loesch, another alleged shareholder of our company. The complaints name as defendants our company and each member of our board of directors, as well as Whitehall. The complaints allege, among other things, that the defendants breached their fiduciary duties in connection with our entering into the merger agreement. The plaintiffs seek, among other things, an injunction against the completion of the merger. We believe that the lawsuits are without merit.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as an Equity Inns shareholder in deciding how to vote. Please refer to the more detailed information contained elsewhere in this proxy statement, the exhibits to this proxy statement and the documents referred to in this proxy statement.

Q:	Why are these proxy materials being sent to Equity Inns’ shareholders?

A:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, our board of directors for use at the upcoming special meeting of our shareholders.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 10:00 a.m. local time, on , 2007, at The Homewood Suites by Hilton, 7855 Wolf River Boulevard, Germantown, Tennessee 38138, unless it is postponed or adjourned.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on the following proposals:

• whether to approve the merger agreement by which we will be acquired by Grace I, LLC, an affiliate of Whitehall, and

• whether to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	What vote is required for the shareholders to approve the merger agreement?

A:	For the merger agreement to be approved, holders of at least a majority of the outstanding shares of our common stock must affirmatively vote FOR its approval. Each share of our common stock is entitled to one vote. There are 55,058,698 shares of our common stock entitled to be voted.

Q:	What vote is required for the shareholders to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting (even if less than a quorum).

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on , 2007, the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares of our common stock as soon as possible. You may vote your shares by returning the enclosed proxy by mail, or by voting by telephone or through the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. The proxy materials include detailed information on how to vote.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Can I change my vote?

A:	After you submit a proxy for your shares, you may change your vote by revoking your proxy at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you may revoke your proxy by:

• submitting to our Secretary, prior to the voting of your proxy, a written notice of revocation, which is dated a later date than your proxy,

• sending a later-dated proxy, or

• voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name through a broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to grant a proxy by telephone or the Internet, you may be able to change how your shares are voted by granting another proxy by telephone or the Internet.

Q:	How will abstentions and broker non-votes be counted?

A:	Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the approval of the merger agreement. For purposes of determining approval of the merger agreement, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Q:	Will I have dissenter’s rights as a result of the merger?

A:	No, under Tennessee law, you are not entitled to exercise dissenter’s rights as a result of the merger.

Q:	When is the merger expected to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to close the merger in the last calendar quarter of 2007. The merger cannot be completed until a number of conditions are satisfied. The most important condition is approval by our shareholders at the special meeting.

Q:	Should I send in my common stock certificates now?

A:	No. After the merger is completed, Grace I, LLC will send you written instructions for exchanging your common stock certificates for the merger consideration. You must return your stock certificates as described in the instructions. You will receive your payment after Grace I, LLC receives your stock certificates, together with the documents requested in the instructions.

Q:	Should I send in my certificates representing shares of Series B or Series C preferred stock now?

A:	No. The preferred shares of the surviving corporation will be uncertificated. Any certificates that, prior to the merger effective time, evidenced our Series B preferred stock will be treated by the surviving corporation as if such certificates evidenced the Series B preferred stock of the surviving corporation constituting the Series B preferred stock merger consideration. Similarly, any certificates that, prior to the merger effective time, evidenced our Series C preferred stock will be treated by the surviving corporation as if such certificates evidenced the Series C preferred stock of the surviving corporation constituting the Series C preferred stock merger consideration.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should call D. F. King & Co., Inc., our proxy solicitation agent, toll-free at ( ) - or collect at ( ) - .

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference herein, contain certain forward-looking statements, including statements relating to the financial condition, results of operations, plans, objectives, future performance and business of our company, as well as information relating to the merger, the merger agreement and the other transactions contemplated by the merger agreement, including statements concerning the anticipated closing date of the merger, the conduct of our business if the merger and the other transactions contemplated by the merger agreement are not completed, tax consequences of the merger and the other transactions contemplated by the merger agreement and the possibility that any of the conditions to the closing of the merger, including those outside our control, will be satisfied. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the current economic environment, our company, our industry and markets in which our company operates. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and variations of such words and similar words also identify forward-looking statements. Our company also may provide oral or written forward-looking information in other materials released by us to the public.

You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. The risks and uncertainties discussed in this proxy statement, include, among other things:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,

•	the outcome of any legal proceedings that have been or may be instituted against our company or others relating to the merger agreement,

•	the inability to complete the merger and the other transactions contemplated by the merger agreement due to the failure to obtain the requisite shareholder approval or the failure to satisfy other conditions to completion of the merger and the other transactions contemplated by the merger agreement,

•	the failure of the merger and the other transactions contemplated by the merger agreement to be completed for any other reason,

•	the risk that the merger and the other transactions contemplated by the merger agreement divert the attention of our employees,

•	the restrictions on our business activities that are imposed on us by the merger agreement, and

•	the effect of the announcement of the merger and the other transactions contemplated by the merger agreement on our stock price, customer relationships, operating results and business generally.

These risks and uncertainties, along with the risk factors discussed under “Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, should be considered in evaluating any forward-looking statements contained in this proxy statement. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized.

We undertake no obligation to update or revise forward-looking statements contained in this proxy statement and the documents incorporated by reference herein to reflect changes in underlying assumptions or factors, new information, future events or otherwise. All forward-looking statements speak only as of the date of this proxy statement.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on the NYSE under the symbol “ENN.” The following table sets forth, for the indicated periods, the high and low sale prices for our common stock as reported on the NYSE and the cash distributions declared per share:

			Cash Distribution
	Price Range		Declared per
2007	High	Low	Common Share

First Quarter	$17.00	$14.46	$0.25
Second Quarter	$22.79	$16.37	$0.25
Third Quarter (through , 2007)	$—	$—	$—
2006
First Quarter	$16.79	$13.36	$0.19
Second Quarter	$18.43	$14.81	$0.19
Third Quarter	$17.61	$14.58	$0.23
Fourth Quarter	$17.08	$15.50	$0.23
2005
First Quarter	$11.80	$10.70	$0.15
Second Quarter	$13.65	$10.89	$0.15
Third Quarter	$13.77	$12.20	$0.17
Fourth Quarter	$14.18	$12.23	$0.17

The closing sales price per share of our common stock as reported on the NYSE on June 20, 2007, the last full trading day before the public announcement of the proposed merger, was $19.36. The closing sales price per share of our common stock as reported on the NYSE on          , 2007, the latest practicable trading day before the printing of this proxy statement, was $     .

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The merger agreement prohibits us from paying any dividends on our common stock or making any other distribution, payable in cash, stock, property or otherwise, except for the payment of (1) regular quarterly per share cash dividends on our common stock in an amount equal to the greater of (A) $0.25 per share or (B) our estimated REIT taxable income (as defined in the Internal Revenue Code of 1986, as amended, or the Code) for the quarter and for any prior quarters (unless previously distributed by way of dividend or otherwise to the holders of our common stock) and to avoid the imposition on us of income or excise taxes, (2) regular quarterly cash dividends required to be paid on the outstanding shares of our Series B and Series C preferred stock and (3) dividends paid by our operating partnership or any of our wholly-owned subsidiaries, so long as such dividends are only paid to us, our operating partnership or any of our wholly-owned subsidiaries.

Note, however, that if we distribute per share dividends on our common stock in excess of our regular $0.25 quarterly dividends, the per share cash merger consideration will be reduced by a like amount. We sometimes refer to any such amounts as the dividend adjustment. We do not currently anticipate any reduction in the per share cash merger consideration as a result of the dividend adjustment.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished by our board of directors to holders of shares of our common stock for use at the special meeting, and at any adjournments or postponements of that meeting. The special meeting will be held on          ,          , 2007, at 10:00 a.m. local time, at The Homewood Suites by Hilton, 7855 Wolf River Boulevard, Germantown, Tennessee 38138.

Matters to be Considered

At the special meeting, our common shareholders will be asked (1) to consider and vote upon a proposal to approve the merger agreement, pursuant to the terms and subject to the conditions of the merger agreement, (2) to consider and vote upon any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and (3) to consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

Record Date and Quorum Requirement; Broker Non-Votes

We have set the close of business on          , 2007 as the record date for determining those common shareholders who are entitled to notice of, and to vote at, the special meeting. As of the record date,           shares of our common stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

A properly executed proxy marked “ABSTAIN” and a broker non-vote will be counted for purposes of determining whether a quorum is present at the special meeting but will not be voted. Shares of our common stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” Under NYSE rules, brokers do not have discretion to vote your shares for or against approval of the merger agreement. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement, but will not affect the outcome of any vote regarding the adjournment proposal, if necessary.

In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The proposal to approve the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Each share of common stock is entitled to one vote. If you hold your common stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Because the required vote to approve the merger agreement is based on the number of shares of our common stock outstanding rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, fail to vote in person, fail to instruct your broker or nominee on how to vote or abstain from voting, it will have the same effect as a vote against the approval of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary.

Voting by Proxy; Revocability of Proxy

Even after you have properly submitted your proxy card, you may change your vote at any time before the proxy is voted by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change your proxy instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares of common stock.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, unless a new record date must be set. Whether or not a quorum exists, holders of at least a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already submitted their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. Grace I, LLC has agreed to pay one-half of the costs and expenses related to the printing, filing and mailing of this proxy statement. In addition, we have retained D. F. King & Co., Inc. to assist in the solicitation. We will pay D. F. King & Co., Inc. $12,500 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify D. F. King & Co., Inc. against any losses arising out of the firm’s proxy soliciting services on our behalf.

APPROVAL OF THE MERGER AGREEMENT

Parties to the Merger Agreement

Equity Inns, Inc.

We are a Memphis-based, self-advised hotel real estate investment trust, or REIT, primarily focused on the upscale and midscale without food and beverage segments of the hotel industry. Through our wholly-owned subsidiary, Equity Inns Trust, we are the sole general partner of Equity Inns Partnership, L.P., our operating partnership. At July 23, 2007, through our operating partnership, we owned 133 hotel properties with a total of 15,822 rooms located in 35 states. We are incorporated under the laws of the State of Tennessee and have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. Our common stock (ticker symbol: ENN) is listed on the New York Stock Exchange. Our website address is http://www.equityinns.com.

Our executive offices are located at 7700 Wolf River Boulevard, Germantown, Tennessee 38138, phone number (901) 754-7774.

Equity Inns Partnership, L.P.

Equity Inns Partnership, L.P., which we sometimes refer to as our operating partnership, is a Tennessee limited partnership of which we are the sole general partner. We own an approximate 98% interest in our operating partnership, with the remainder held by third parties, some of whom are affiliated with our company.

Our operating partnership’s executive offices are located at 7700 Wolf River Boulevard, Germantown, Tennessee 38138, phone number (901) 754-7774.

Grace I, LLC

Grace I, LLC is a Tennessee limited liability company formed in connection with the mergers by Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership, which we sometimes refer to as Whitehall. Whitehall is the sole member of Grace I, LLC. The principal business of Whitehall consists of making various real estate-related investments. Whitehall is an affiliate of Goldman, Sachs & Co.

Grace I, LLC’s executive offices are located at c/o Goldman, Sachs & Co., Real Estate Principal Investment Area, 85 Broad Street, 10th Floor, New York, New York 10004, phone number (212) 902-1000.

Grace Acquisition I, Inc.

Grace Acquisition I, Inc., which we sometimes refer to as Grace Acquisition, is a Tennessee corporation formed in connection with the mergers. Grace Acquisition is a wholly-owned subsidiary of Grace I, LLC. Pursuant to the merger agreement, at the merger effective time, we will merge with and into Grace Acquisition, with Grace Acquisition surviving the merger and remaining a wholly-owned subsidiary of Grace I, LLC.

Grace Acquisition’s executive offices are located at c/o Goldman, Sachs & Co., Real Estate Principal Investment Area, 85 Broad Street, 10th Floor, New York, New York 10004, phone number (212) 902-1000.

Grace II, L.P.

Grace II, L.P. is a Tennessee limited partnership formed in connection with the mergers. Grace II, L.P.’s sole general partner is Grace Acquisition. Pursuant to the merger agreement, at the partnership merger effective time, Grace II, L.P. will merge with and into our operating partnership, with our operating partnership surviving the partnership merger.

Grace II, L.P.’s executive offices are located at c/o Goldman, Sachs & Co., Real Estate Principal Investment Area, 85 Broad Street, 10th Floor, New York, New York 10004, phone number (212) 902-1000.

Background of the Merger

Our board of directors continually reviews our long-term strategic growth plan. As part of this ongoing process, our board of directors also periodically has reviewed strategic alternatives, including alternative investment strategies, strategic investments and business combinations.

In connection with our board of directors’ review of our long-term strategic growth plan, our board of directors has noted that competition for hotel acquisitions has increased dramatically in recent years, particularly as the lodging industry conditions have improved since the effects of the September 2001 terrorist attacks. New sources of equity capital, including private equity funds, foreign investors and other institutional funds, as well the ready availability of debt financing, have shifted supply and demand dynamics for acquisitions, increasing purchase prices and lowering initial returns on investment, particularly for investments in multiple hotel property portfolios. We believe that the increased level of competition for acquisitions, and the resulting lower levels of capitalization rates on acquisitions, is likely to continue for the foreseeable future.

Over the course of the past two years, our board of directors also has thoughtfully observed and considered the increasing levels of merger and acquisition activity in the REIT and real estate industry, and lodging companies in particular, and noted the very attractive valuations for hotels and hotel REIT assets implied by the announced transactions. Our board particularly has noted the ranges of valuation that such market activity would imply for our company. In weighing the risks and uncertainties in our ongoing acquisition program in light of the increased levels of competition for attractive properties and the cyclicality of the hotel industry, our board and management team concluded that it would be prudent and in the interest of our shareholders to obtain independent advice as to the valuation that prospective acquirers might place on our company.

Beginning in February 2007, Howard A. Silver, our chief executive officer and president, engaged in a series of discussions with representatives of Merrill Lynch regarding potential strategic alternatives for our company. These discussions led our board of directors to invite representatives of Merrill Lynch to make a presentation to a meeting of our board on March 8, 2007, at which meeting representatives of Merrill Lynch presented a preliminary financial analysis of, and strategic alternatives available to, our company.

On March 19, 2007, representatives of Merrill Lynch reviewed with our board of directors and senior management its updated financial analysis of our company. Following this presentation and detailed discussions among our board of directors, senior management and representatives of Merrill Lynch, our board of directors authorized Merrill Lynch to design a two-stage process to solicit, on a confidential basis, indications of interest in acquiring our company from a group of well-financed and motivated potential buyers. During the first stage of the process, buyers, their counsel and other advisers would be provided access to limited business and legal due diligence information about our company (subject to entering into a confidentiality agreement) through the dissemination to such buyers of a confidential information memorandum and books containing information regarding our properties. Each prospective buyer would then be given the opportunity to conduct limited due diligence (subject to entering into a confidentiality agreement) and to submit non-binding indications of interest to Merrill Lynch not later than May 21, 2007. Upon receipt of the non-binding indications of interest, the second stage of the process would then provide each prospective buyer whose non-binding indication of interest is deemed attractive by our board of directors the opportunity to conduct additional due diligence, including access to an electronic data room, management presentations and property tours, and to provide comments and proposed changes to a draft merger agreement to be prepared by Hunton & Williams LLP, our legal counsel.

Beginning on March 26, 2007, and continuing thereafter, management, with the assistance of Merrill Lynch and Hunton & Williams, prepared the confidential information memorandum and property books to be distributed during the first stage of the process, which contained certain non-public information about our company. During that time, our counsel prepared a form of confidentiality agreement to be executed by any prospective buyer as a condition to receiving the confidential information memorandum and property books.

Between April 11, 2007 and April 14, 2007, Merrill Lynch contacted 14 parties regarding a possible transaction with our company, 12 of whom executed confidentiality agreements and were provided the confidential information memorandum and property books. Between May 14, 2007 and May 16, 2007, Merrill Lynch contacted two additional parties regarding a possible transaction with our company, each of whom executed a confidentiality agreement and was provided the confidential information memorandum and property books.

Between May 18, 2007 and May 22, 2007, we received non-binding indications of interest from six of the 14 parties that participated in stage one of the process. These preliminary non-binding indications of interest ranged in price from $20.00 to $22.00 per share of our common stock. On May 24, 2007, our board of directors convened a meeting to discuss the status of the process and the preliminary proposals received from the potential buyers. At the meeting, representatives of Merrill Lynch provided our board of directors with an update on the process to date, and provided a description of the six preliminary indications of interest, including the identity of the parties that submitted the indications of interest and the terms of the preliminary proposals. Representatives of Merrill Lynch also presented to our board of directors an update as to the financial analysis of our company. In addition, Hunton & Williams reviewed and discussed with our board of directors the memorandum prepared by Hunton & Williams and previously distributed to our board of directors regarding the fiduciary duties of directors when considering a strategic business combination or acquisition proposal. Following a thorough discussion, our board of directors authorized our management and Merrill Lynch to continue discussions with the six parties that submitted non-binding indications of interest.

Representatives of Merrill Lynch then contacted each of the six parties that submitted non-binding indications of interest to discuss the second stage of the process. On May 29, 2007, one of the six initial bidders advised Merrill Lynch of their withdrawal from the process and the five remaining bidders were granted access to an electronic data room prepared by our company. On May 31, 2007, Merrill Lynch provided to each of the remaining five bidders a bid process letter detailing the process to be followed by such parties in connection with their submission of firm bids. The bid process letter contemplated that each party would submit comments to the draft merger agreement prepared by Hunton & Williams not later than June 11, 2007, followed by the submission of a firm bid proposal not later than June 18, 2007. As part of the second stage of the process, the five remaining bidders were provided the opportunity to participate in management presentations and property tours. Prior to participating in any such presentations or property tours, one of the remaining five bidders advised Merrill Lynch that it would not continue in the process. The remaining four bidders participated in presentations by our senior management team from June 4, 2007 through June 6, 2007 and conducted site visits at certain properties from June 4, 2007 through June 12, 2007.

Between June 11, 2007 and June 13, 2007, three of the parties that had submitted non-binding indications of interest submitted comments to the draft merger agreement. During the period between June 11, 2007 and June 18, 2007, our company, along with Merrill Lynch and Hunton & Williams, negotiated various terms of the draft merger agreements with those three bidders in an effort to narrow the open issues regarding the merger agreement. During that same time period, representatives of Merrill Lynch engaged in discussions with the fourth bidder regarding the status of their interest.

On June 14, 2007, our board of directors convened a regularly scheduled meeting to discuss the declaration of a quarterly dividend to our shareholders. At that meeting, Merrill Lynch and Hunton & Williams provided our board of directors with an update regarding the discussions with the potential buyers, including a description of the nature of the comments to the draft merger agreement provided by the three bidders and the status of negotiations with each of those bidders.

Over the course of the day on June 18, 2007, definitive proposals were submitted by each of the three potential buyers that had provided comments to the draft merger agreement. On that same day, the fourth bidder advised representatives of Merrill Lynch that it was only willing to pursue the transaction at $19.50 per share. On the morning of June 19, 2007, our board of directors convened a meeting to discuss and evaluate these proposals. At that meeting, Merrill Lynch discussed with our board of directors the firm proposals received from the three bidders, including the proposed acquisition prices of the following firm offers (certain names have been withheld pursuant to confidentiality agreements): (1) Company A: $20.30, (2) Company B: $21.00 and (3) Grace I, LLC: $23.00. In addition, Merrill Lynch advised our board of directors that the fourth bidder did not provide comments to the merger agreement and did not submit a firm bid, but rather indicated its interest in pursuing a transaction at $19.50 per share.

Following extensive discussion, our board of directors instructed Hunton & Williams to discuss with Grace I, LLC and its counsel the open issues with respect to the merger agreement, and report back to our board of directors following such discussions.

Late in the day on June 19, 2007, our board of directors reconvened with Merrill Lynch and Hunton & Williams to receive an update as to the status of negotiations with Grace I, LLC. Hunton & Williams reported that, although certain issues remained outstanding, a number of previously outstanding issues in the merger agreement with Grace I, LLC had been negotiated to closure. Our board of directors extensively discussed and considered the status of negotiations with Grace I, LLC, with input from Merrill Lynch and Hunton & Williams, and concluded that the offer received from Grace I, LLC was the most attractive offer as it delivered the highest value for holders of our common stock and contained limited contingencies. As a result, our board of directors instructed Merrill Lynch and Hunton & Williams to attempt to negotiate to closure the remaining issues outstanding under the draft merger agreement, including (1) the amount of the break-up fee payable by our company and the circumstances under which that fee would be payable, (2) the amount of the reverse break-up fee and the scope of Whitehall’s limited guarantee of such payment and (3) our ability to pay dividends during the period between the execution of the merger agreement and the completion of the merger.

Throughout the day on June 20, 2007, Hunton & Williams and Merrill Lynch continued to negotiate the terms of the merger agreement with Grace I, LLC and its representatives.

Late in the day on June 20, 2007, our board of directors convened a meeting with representatives of Merrill Lynch and Hunton & Williams to receive an update as to the status of negotiations with respect to the merger agreement with Grace I, LLC. To facilitate these discussions, our board of directors was previously provided with a copy of the merger agreement, along with a summary of the merger agreement prepared by Hunton & Williams and other materials relating to the financial analysis prepared by Merrill Lynch. At the meeting, Hunton & Williams discussed the details of the merger agreement and the limited guarantee included as an exhibit to the merger agreement. Hunton & Williams also reviewed and discussed with our board of directors its fiduciary duties when considering a strategic business combination or acquisition proposal. Representatives of Merrill Lynch reviewed in detail the financial aspects of the Grace I, LLC proposal and of the merger generally, and provided our board of directors with an updated financial analysis of our company.

Merrill Lynch then rendered its oral opinion, which was subsequently confirmed in writing, to our board of directors to the effect that, as of June 20, 2007, and based upon the assumptions made, matters considered and limits on the scope of the review undertaken set forth in such written opinion, the cash merger consideration of $23.00 per share of our common stock to be received by our common shareholders pursuant to the merger is fair from a financial point of view to such holders, other than Grace I, LLC and its affiliates.

Further discussion of the proposed transaction with Grace I, LLC followed and after its deliberations, our board of directors unanimously adopted the merger agreement and the other transactions contemplated by the merger agreement. The principal factors considered by our board of directors are described in greater detail under the heading “— Reasons for the Merger” on page   .

Late in the evening on June 20, 2007, our company, our operating partnership, Grace I, LLC, Grace Acquisition and Grace II, L.P. executed the merger agreement and our company and Whitehall executed the limited guarantee. We publicly announced the transaction early in the morning on June 21, 2007.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by unanimous vote, has adopted the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of our company and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger

In reaching its decision to adopt the merger agreement and to recommend the approval of the merger agreement to our common shareholders, our board of directors consulted with our management, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors that our board of directors viewed as supporting its decision to adopt the merger agreement and to recommend the approval of the merger agreement:

•	the current and historical market prices of our common stock and the fact that the cash consideration of $23.00 for each share of our common stock represented an approximate 28% premium over the average closing price of our common stock for the 90 day period ending June 20, 2007, and an approximate 19% premium over the closing price of our common stock on June 20, 2007, the last trading day prior to the public announcement of our entry into the merger agreement,

•	based upon our business, operations, financial condition, strategy and prospects, as well as the risks involved in implementing our strategy and achieving those prospects, the nature of the lodging industry, and general industry, economic and market conditions, both on a historical and on a prospective basis, the premium represented by the merger consideration provided greater value for our common shareholders on a current basis than the risk-adjusted value that continuing efforts to fulfill the goals set forth in our strategic business plan would offer,

•	favorable conditions for sale transactions in the real estate markets generally and the lodging sector specifically, including historically high prices and corresponding low capitalization rates for real estate assets, the relatively low interest rate environment and the number of large portfolio acquisitions and public real estate mergers announced in recent years,

•	the fact that, under the merger agreement, we may terminate the merger agreement and receive a reverse termination fee of $75.0 million if Grace I, LLC breaches any of its representation and warranties or fails to perform any of its obligations or covenants under the merger agreement, which breach or failure would give rise to the failure of a closing condition and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, Grace I, LLC does not commence to cure such breach or failure within ten business days notice of such breach or failure from us and diligently pursue such cure thereafter and, at such time, all other conditions to Grace I, LLC’s obligation to complete the merger have been satisfied (see “The Merger Agreement — Termination Fees and Expenses — Payable by Grace I, LLC” on page ),

•	the high probability that the merger would be completed based on, among other things, the proven ability of Whitehall and its affiliates to complete large acquisition transactions on agreed upon terms, its extensive experience in the real estate industry, the lack of a financing condition, and the $75.0 million reverse termination fee guarantee provided by Whitehall,

•	the fact that the merger represents the transaction that provided the most favorable combination of value to our shareholders and certainty of consummation,

•	the fact that the all cash merger consideration will provide our common shareholders with immediate liquidity and certainty of value that is not subject to market fluctuations,

•	the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors, and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties,

•	the financial analysis of Merrill Lynch and its written opinion to our board of directors to the effect that, as of June 20, 2007, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the cash merger consideration of $23.00 per share to be received by our common shareholders in the merger is fair, from a financial point of view, to the holders of such shares (see “— Opinion of Merrill Lynch” on page ),

•	our ability under the merger agreement to continue to pay up to a $0.25 per share regular quarterly dividend on our common stock pending completion of the merger and a pro rata dividend for any partial quarterly period ending on the effective date of the merger (see “The Merger Agreement — Merger Consideration to be Received by Holders of Our Common Stock” on page ),

•	our ability under the merger agreement, in certain circumstances, to enter into an alternative transaction in connection with an unsolicited, superior acquisition proposal, upon payment of a $38.0 million termination fee (see “The Merger Agreement — Termination Fees and Expenses — Payable by Us” on page ),

•	the understanding of our board of directors, after consulting with its financial and legal advisors, that the termination fee of $38.0 million to be paid by us if the merger agreement is terminated under certain circumstances, is reasonable, customary and not preclusive, and

•	the merger is subject to the approval of our common shareholders.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

•	the merger would preclude our common shareholders from having the opportunity to participate in the future performance of our properties, future earnings growth, future appreciation of the value of our common stock or future dividends on our common stock that could be expected if our strategic plan were successfully executed,

•	the significant costs involved in connection with entering into and completing the mergers and the substantial time and effort of management required to complete the mergers and possible related disruptions to the operation of our business,

•	the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers (see “The Merger Agreement — Conduct of Our Business Pending The Merger” on page ),

•	failure to complete the mergers may cause substantial harm to relationships with our employees,

•	our inability to solicit competing acquisition proposals and the possibility that the $38.0 million termination fee payable by us upon the termination of the merger agreement could discourage other potential bidders from making a competing bid to acquire us,

•	the fact that an all cash merger would be taxable to our common shareholders for U.S. federal income tax purposes (see “— Material United States Federal Income Tax Consequences” on page ),

•	our inability to cause specific performance or require Grace I, LLC to complete the mergers, and our exclusive remedy against Grace I, LLC and Whitehall is the $75.0 million reverse termination fee (see “The Merger Agreement — No Specific Performance” on page ), and

•	some of our directors and executive officers may have interests in the mergers that are different from our common shareholders (see “— Interests of Our Directors and Executive Officers in the Mergers” on page ).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to adopt the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

Opinion of Merrill Lynch

On June 20, 2007, Merrill Lynch delivered its oral opinion, which opinion was subsequently confirmed in writing, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits on the scope of the review undertaken set forth in its written opinion, the cash merger consideration of $23.00 per share of common stock to be received by the holders of such shares pursuant to the merger is fair from a financial point of view to the holders of such shares, other than Grace I, LLC and its affiliates.

The full text of the written opinion of Merrill Lynch, dated as of June 20, 2007, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Exhibit B to this proxy statement. The summary of Merrill Lynch’s opinion below is qualified by reference to the full text of the opinion, and you are encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by our company to engage in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or any matter related thereto.

Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of our company, other than the holders of shares of our common stock. In rendering its opinion, Merrill Lynch did not opine as to (1) the proposed consideration to be received by the holders of our operating partnership’s partnership units in the partnership merger, (2) the consideration to be received by holders of shares of our Series B preferred stock, (3) the consideration to be received by holders of shares of our Series C preferred stock or (4) the impact or effect of the dividend adjustment, if any, on the common share merger consideration.

In arriving at its opinion, Merrill Lynch, among other things:

(1) reviewed certain publicly available business and financial information relating to our company that it deemed to be relevant,

(2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of our company furnished to Merrill Lynch by us,

(3) conducted discussions with members of senior management of our company concerning the matters described in clauses (1) and (2) above;

(4) reviewed the market prices and valuation multiples for the shares of our common stock and compared them with those of certain publicly traded companies that it deemed to be relevant,

(5) reviewed the results of operations of our company and compared them with those of certain publicly traded companies that it deemed to be relevant,

(6) compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant,

(7) participated in certain discussions and negotiations among representatives of our company and Grace I, LLC and their financial and legal advisors,

(8) reviewed a draft dated June 20, 2007 of the merger agreement, and

(9) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of our company and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of our company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by us, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgment of our management as to the expected future financial performance of our company. Merrill Lynch also assumed that the final form of the merger agreement would not differ in any material respect from the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect Merrill Lynch’s opinion and that Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch that were presented to our board of directors in connection with Merrill Lynch’s opinion. The following summary, however, does not purport to be a complete description of its presentation or the financial analyses performed by Merrill Lynch, nor does the order of the analyses described represent relative importance or weight given to those analyses by Merrill Lynch. The capitalization data relating to our company that we provided Merrill Lynch was as of June 18, 2007. Merrill Lynch observed the publicly available historical trading prices for our shares of common stock, as reported by FactSet, over the 52-week period ended June 18,

2007, and noted that the low closing price was $14.46 per share and the high closing price was $20.85 per share. Merrill Lynch also observed that the closing trading price for our shares of common stock was $19.82 on June 18, 2007.

Except as otherwise noted, any quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 18, 2007, and is not necessarily indicative of current market conditions.

Comparable Companies Analysis

Using publicly available information, Merrill Lynch reviewed, analyzed and compared certain financial information, ratios and public market multiples for the following publicly traded lodging REITs:

•	Host Hotels & Resorts, Inc.

•	Hospitality Properties Trust

•	Sunstone Hotel Investors, Inc.

•	LaSalle Hotel Properties

•	DiamondRock Hospitality Company

•	Strategic Hotels & Resorts, Inc.

•	Ashford Hospitality Trust, Inc.

•	FelCor Lodging Trust Incorporated

•	Hersha Hospitality Trust

Although none of the selected companies is directly comparable to us, the companies included were selected because they are publicly traded companies with operations that Merrill Lynch considered similar to our operations for purposes of the analysis. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public share prices of the comparable companies, as well as the price of our shares of common stock.

The multiples and ratios for our company and each of the selected companies were calculated using their respective closing prices on June 18, 2007, and were based on the most recent publicly available information.

Merrill Lynch calculated illustrative implied prices of our shares of common stock by multiplying management’s estimated funds from operations, which we sometimes refer to as FFO, per common share for the years 2007 and 2008 by a range of multiples from 10.0x to 12.0x and 9.0x to 11.0x, respectively. These ranges of multiples were chosen based upon current estimated 2007 and 2008 FFO multiples for the selected comparable companies. This analysis yielded average illustrative implied prices for our shares of common stock ranging from $17.18 to $20.81 per diluted share.

In addition, Merrill Lynch calculated illustrative implied prices of our shares of common stock by multiplying management’s estimated earnings before interest, taxes, depreciation and amortization, which we sometimes refer to as EBITDA, for the years 2007 and 2008 by a range of multiples from 12.0x to 13.0x and 11.0x to 12.0x, respectively. This range of multiples was chosen based upon total enterprise value to estimated 2007 and 2008 EBITDA for the selected comparable companies. Merrill Lynch then adjusted our implied enterprise value for cash and cash equivalents, cash from option proceeds, debt, the aggregate liquidation value of our outstanding preferred stock, certain expected capital expenditures related to our existing portfolio, recent acquisitions and the expected cost of projected acquisitions (based upon information provided by our management), as applicable, to arrive at the implied equity value per share. This analysis yielded average illustrative implied prices for our shares of common stock ranging from $18.01 to $21.17 per diluted share.

Net Asset Value Analysis

Merrill Lynch performed a net asset value, which we sometimes refer to as NAV, analysis of our company, which was derived from estimated net operating income, which we sometimes refer to as NOI (after an estimated 4.0% reserve for furniture, fixtures and equipment), provided by our management. Merrill Lynch assumed estimated 2007 and 2008 economic capitalization rates ranging from 7.25% to 7.75% and 7.75% to 8.25%, respectively, to calculate the gross real estate value of our properties, based on estimated NOI projections (after an estimated 4.0% reserve for furniture, fixtures and equipment) for 2007 and 2008 provided by our management and considering price per room and other valuation metrics. This gross real estate value was then adjusted for the value of our other assets net of our liabilities, including debt, our mark-to-market adjustment on fixed rate indebtedness, the aggregate liquidation value of our outstanding preferred stock, and expected capital expenditures related to our existing portfolio and recent acquisitions (based upon information provided by our management), as applicable. This analysis yielded an average implied NAV per diluted share range of $19.31 to $21.82.

Merrill Lynch also examined recent publicly available equity research NAV per share estimates from financial institutions that provide equity research coverage of our company. The estimated NAV indication from equity analysts’ reports ranged from $17.91 to $23.46 per diluted share.

Acquisition Comparables Analysis

Using publicly available information, Merrill Lynch examined the following selected transactions in the lodging industry:

Acquiror	Target	Announcement Date

Apollo Real Estate JV	Eagle Hospitality Properties Trust, Inc.	April 2007
JER Partners Acquisitions IV	Highland Hospitality Corporation	April 2007
Apollo Investment Company	Innkeepers USA Trust	April 2007
Inland American Real Estate Trust, Inc.	Winston Hotels, Inc.	February 2007
Morgan Stanley Real Estate	CNL Hotels & Resorts, Inc.	January 2007
Blackstone Real Estate Advisors	MeriStar Hospitality Corporation	February 2006

Merrill Lynch selected these precedent transactions on the basis of a range of factors, including the industry in which the target companies operate, and the property characteristics and asset quality of the target companies. For each of the selected transactions, Merrill Lynch calculated and compared the current EBITDA multiple at the time of the transaction, the forward EBITDA multiple and the implied current year capitalization rate. Merrill Lynch selected a range of current EBITDA multiples of 12.0x to 13.0x and forward EBITDA multiples of 11.0x to 12.0x based on the current and forward EBITDA multiples for the selected precedent transactions and a range of current year capitalization rates of 7.25% to 7.75% based on the implied current year capitalization rates for the selected precedent transactions. Merrill Lynch then applied these ranges of EBITDA multiples to our management’s estimate of 2007 and 2008 EBITDA to arrive at an implied enterprise value for our company. Merrill Lynch then adjusted our company’s implied enterprise value for cash and cash equivalents, cash from option proceeds, debt, the aggregate liquidation value of our outstanding preferred stock, and certain expected capital expenditures related to our existing portfolio and recent acquisitions (based upon information provided by our management), as applicable, to arrive at the implied equity value per share. These ranges of current and forward EBITDA multiples yielded an average implied equity value per diluted share range of $18.01 to $21.11. The range of current capitalization rates, applied to management’s estimated 2007 NOI, after an estimated 4.0% reserve for furniture, fixtures and equipment, and then adjusted for the value of our other assets net of our liabilities (including debt, our mark-to-market adjustment on fixed rate indebtedness, the aggregate liquidation value of our outstanding preferred stock and capital expenditures related to recent acquisitions (based upon information provided by our management)), yielded an implied NAV per diluted share range of $19.09 to $21.62.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis of our company based on projections provided by our management in order to evaluate the diluted equity value per common share. Merrill Lynch calculated the implied equity value per diluted share by calculating (1) the sum of (A) the present value of estimated unlevered cash flows for our company for the years ended June 30, 2008, though June 30, 2012, using discount rates ranging from 10.00% to 11.00%, based on the estimated weighted average cost of capital for our company, and (B) the present value of the 2012 terminal value as calculated by applying forward EBITDA multiples assumed by Merrill Lynch ranging from 11.0x to 12.0x to 2013 EBITDA and using the same discount rates described above ranging from 10.00% to 11.00% less (C) our management’s estimate of our net debt, the aggregate liquidation value of our preferred stock and certain expected capital expenditures related to our existing portfolio and recent acquisitions divided by (2) our total outstanding diluted shares of common stock, units and options. This analysis yielded an implied equity value per diluted share ranging from $17.90 to $22.16.

The summary set forth above describes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the process underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to our company, and none of the transactions utilized as a comparison is identical to the merger.

Our board of directors selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the mergers and because Merrill Lynch is familiar with our company and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to a letter agreement dated as of April 3, 2007, between us and Merrill Lynch, we agreed to pay Merrill Lynch a fee of $1.0 million upon delivery of its fairness opinion and, contingent upon completion of the mergers, a success fee equal to approximately $12.3 million (less the fee paid upon delivery of the fairness opinion and any other fee previously paid to Merrill Lynch pursuant to the letter agreement). Additionally, we have agreed to reimburse Merrill Lynch for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

Merrill Lynch, in the ordinary course of its business, may have in the past provided financial advisory and financing services to our company and Grace I, LLC and/or its affiliates and may continue to do so and may have received, and may receive, fees for rendering such services. Merrill Lynch may actively trade or invest in shares of our common stock and other securities of our company, as well as securities of Grace I, LLC and/or its affiliates, for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock, Series B preferred stock and Series C preferred stock whose shares are surrendered in the merger in exchange for the right to receive the common share merger consideration or preferred share merger consideration (as applicable), which we sometimes refer to collectively as the merger consideration. The summary discusses the material United States federal income tax consequences that holders of our common stock should take into account in determining whether to vote for or against the merger, is for general information only, and is not tax advice. This summary is based on the Code, applicable Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or IRS, concerning the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. Thus, the tax treatment to a specific shareholder may vary depending upon the shareholder’s particular situation. In addition, this summary does not address the tax treatment of special classes of holders of our stock, including, for example:

•	banks and other financial institutions,

•	insurance companies,

•	tax-exempt entities,

•	REITs,

•	mutual funds,

•	cooperatives,

•	S corporations electing under Section 1361 of the Code,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons whose functional currency is not the United States dollar,

•	persons holding shares of our stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale,

•	United States expatriates,

•	persons subject to the alternative minimum tax,

•	holders who acquired our stock through the exercise of employee stock options or warrants or otherwise as compensation, and

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal income tax purposes holds shares of our stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity holds shares of our stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our stock that is for United States federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	a trust (1) the administration of which is subject to the primary supervision of a United States court, if one or more United States persons have the authority to control all substantial decisions of the trust, or (2) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated, or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences of the Merger to Us

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to Grace I, LLC in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our stock. Provided that we retain our qualification as a REIT through the merger effective time, and certain other conditions are met, we generally can deduct such deemed liquidating distribution against our net taxable income for our taxable year that includes the merger and, therefore, we would not expect to be taxed on any of our income and gain realized from the sale of our assets or ordinary income earned during our taxable year that includes the merger.

Consequences of the Merger to U.S. Holders of Our Stock

The receipt of the merger consideration by U.S. holders in exchange for shares of our stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock, and

•	the U.S. holder’s adjusted tax basis in our stock.

In general, a U.S. holder of our Series B preferred stock or Series C preferred stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the fair market value of the Series B preferred stock or Series C preferred stock (as applicable) of the surviving corporation received by the U.S. holder, and

•	the U.S. holder’s adjusted tax basis in our Series B preferred stock or Series C preferred stock (as applicable).

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. A U.S. holder taxed at individual rates will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. A U.S. holder who has held our stock for six months or less at the time of the merger and who recognizes a loss on the exchange of our stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, plus such holder’s share of any designated retained capital gains, with respect to such shares of stock.

The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders are advised to consult with their own tax advisors with respect to their applicable tax rate(s) and liability for capital gain.

Consequences of the Merger to Non-U.S. Holders of Our Stock

The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our shareholders of the merger consideration. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult with their tax advisors regarding the possible application of those provisions.

Distribution of Gain from the Disposition of United States Real Property Interests.  It is likely that the merger consideration received by a non-U.S. holder will be subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our United States real estate assets (which are treated as “United States real property interests” under FIRPTA) in the merger, and not as a sale of shares of our stock. The IRS confirmed in recently-released Notice 2007-55 that REIT liquidating distributions are subject to tax under Section 897(h)(1) of the Code to the extent attributable, in whole or in part, to gain from the sale of U.S. real estate assets. Therefore, if that characterization were respected, then such distribution would be taxed under Section 897(h)(1) of the Code, unless a special exception (the “5% Exception,” discussed below) applies. If the distribution were taxed under Section 897(h)(1) of the Code, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax (in the same manner as a U.S. holder) to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could also be subject to the branch profits tax on such gain. The 5% Exception is applied to shares of stock on a class-by-class basis, and would apply to a non-U.S. holder of our shares of stock so long as (1) the class of our stock is regularly traded on an established securities market located in the United States, and (2) the non-U.S. holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of the merger. We believe that our common stock, Series B preferred stock and Series C preferred stock are regularly traded on an established securities market in the United States as of the date of this proxy statement. If the 5% Exception were to apply to a non-U.S. holder, the tax under Section 897(h)(1) would not apply, but the amount of withholding to which such non-U.S. holder would be subject is not entirely clear. If the merger consideration were to be treated as a liquidating distribution, then we would be required to withhold at a rate of 10%. If the merger consideration were to be treated as an ordinary dividend, then we would be required to withhold at a rate of 30%. Because of the uncertainty in the law, we intend to withhold at a rate of 30% with respect to non-U.S. holders that qualify for the 5% Exception.

Taxable Sale of Shares.  It is possible that the receipt of the merger consideration will be treated as a sale of shares of our stock for purposes of FIRPTA. Subject to the discussion of “United States real property interests” below, if the merger is treated as a taxable sale of shares of our stock, a non-U.S. holder should not be subject to United States federal income tax on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met;

or (iii) the non-U.S. holder’s shares of our stock constitute a “United States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, non-U.S. holders may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares of our stock constitute a “United States real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our stock generally will not constitute a “United States real property interest” if (i) we are a “domestically controlled qualified investment entity” at the time of the merger, or (ii) both (A) that class of stock is regularly traded on an established securities market at the date of the merger and (B) the non-U.S. holder owns (actually or constructively under the attribution rules provided in Section 897(c)(6)(C) of the Code) 5% or less of the total fair market value of that class of stock at all times during the shorter of (a) the five-year period ending with the merger effective time and (b) such non-U.S. holder’s holding period for the shares being exchanged for the merger consideration. As discussed above, we believe our common stock, Series B preferred stock and Series C preferred stock are regularly traded on an established securities market as of the date of this proxy statement. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the preceding five years. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger. Non-U.S. holders should consult their tax advisors regarding the possible FIRPTA tax consequences to them of the merger.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

United States Withholding Tax under FIRPTA.  As described above, it is unclear whether the receipt of the merger consideration will be treated as a distribution from us that is attributable to gain from the deemed sale of our United States real estate assets in the merger or as a sale of shares of our stock. Accordingly, we intend to withhold United States federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of “United States real property interests” and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception, in which case we intend to apply a United States federal income tax withholding rate of 30%, unless reduced by an applicable income tax treaty and the non-U.S. holder provides us with an applicable Form W-8. Non-U.S. holders should note that the sale of our stock prior to the time of the merger may not be subject to withholding under FIRPTA, provided their class of our stock continues to be regularly traded on an established securities market. Accordingly, non-U.S. holders are urged to consult their tax advisors regarding the withholding and tax consequences of selling their stock prior to the time of the merger as compared with the withholding and tax consequences of exchanging their shares in the merger for the merger consideration.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the merger consideration received pursuant to the exchange of our stock in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9,

•	in the case of a non-U.S. holder, furnishes an applicable IRS W-8 series form, or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax. It may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. Holders of our stock should consult their tax advisors to ensure compliance with the procedures for exemption from backup withholding.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. THEREFORE, HOLDERS OF OUR STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with the merger. To effect the merger, however, we must file articles of merger with the Tennessee Secretary of State.

Interests of Our Directors and Executive Officers in the Mergers

In considering the recommendation of our board of directors in connection with the merger, you should be aware that, as described below, some of our executive officers and directors have interests in, and will receive benefits from, the mergers and the other transactions contemplated by the merger agreement that differ from, or are in addition to, and therefore may conflict with, the interests of our shareholders generally. These additional interests, to the extent material, are described below. In addition, the number of shares of our common stock and units of our operating partnership beneficially owned by our directors and executive officers, at July 23, 2007, appears below under the section captioned “Security Ownership of Certain Beneficial Owners and Management” on page   . Our board of directors was aware of these interests and considered them in adopting the merger agreement. The completion of the merger is not conditioned upon any of our executive officers having entered into any agreements with the surviving corporation providing for the continuation of their employment following the completion of the merger.

Stock Options and Restricted Share Awards

Certain of our directors hold options to purchase an aggregate of 14,000 shares of our common stock, all of which are vested and exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase shares of our common stock held by our directors immediately prior to the merger effective time will be terminated in exchange for payment of an amount in cash, without interest, equal to the total number of shares of common stock subject to the option multiplied by the excess of $23.00 over the exercise price per share subject to the option, less applicable tax withholdings.

Certain of our directors and all of our executive officers hold restricted share awards. In accordance with the terms of the merger agreement, immediately prior to the merger effective time, all outstanding restricted share awards automatically will become fully vested and free of any forfeiture restrictions and the directors and executive officers who hold restricted share awards will be entitled to receive $23.00 in cash for each award, less applicable tax withholdings. Additionally, under our long-term incentive plan, our chairman and executive officers are entitled to receive an aggregate of 50,375 additional shares of our common stock upon a change in control such as that contemplated by the merger agreement, if certain predetermined performance measures are achieved prior to the change in control. We expect that these 50,375 additional shares will be fully earned by our chairman and executive officers prior to the merger.

Assuming the merger is completed on September 30, 2007, our directors and executive officers will be entitled to receive the following amounts as a result of the merger with respect to their outstanding options to purchase shares of our common stock, unvested restricted shares and the 50,375 additional shares of our common stock to be issued as described in the preceding paragraph:

	Stock Option	Stock Option	Restricted	Restricted Share
Name	Shares	Amounts	Shares	Amounts

Directors

Phillip H. McNeill, Sr.	—	—	8,628	$198,444
Robert P. Bowen	—	—	3,000	69,000
Harry S. Hays	8,000	$116,580	—	—
Joseph W. McLeary	6,000	62,760	—	—

Executive Officers

Howard A. Silver	—	—	169,646	$3,901,858
J. Mitchell Collins	—	—	85,198	1,959,554
Phillip H. McNeill, Jr.	—	—	57,071	1,312,633
Richard F. Mitchell	—	—	50,527	1,162,121
Edwin F. Ansbro	—	—	94,588	2,175,524

Change in Control and Termination Agreements

We maintain certain change in control and termination agreements with our chairman and each of our executive officers. Under each of these agreements, if our chairman or executive officer, as applicable, is terminated without cause or resigns for good reason, as such terms are defined in the applicable agreement, within 18 months following a change in control, such as that contemplated by the merger agreement, then our chairman or such executive officer, as applicable, will be entitled to receive certain cash severance payments and health insurance benefits as described below.

Assuming the merger is completed on September 30, 2007, and assuming a termination without cause or a termination for good reason immediately following the merger effective time, we estimate that our chairman and executive officers would be entitled to receive the following amounts, less applicable tax withholdings:

			Group Health
Name	Cash Amount		Insurance Amount	Other Amounts		Total Amount

Phillip H. McNeill, Sr.	$2,355,000	(1)	$90,000	$200,000	(2)	$2,645,000
Howard A. Silver	6,210,000	(3)	45,000	—		6,255,000
J. Mitchell Collins	2,925,000	(4)	45,000	—		2,970,000
Phillip H. McNeill, Jr.	1,465,000	(5)	45,000	—		1,510,000
Richard F. Mitchell	650,000		45,000	—		695,000
Edwin F. Ansbro	635,000		45,000	—		680,000

(1)	Includes estimated parachute excise tax indemnification payment for Mr. McNeill, Sr. in the amount of $645,000.

(2)	Includes estimated office space and administrative and other support for Mr. McNeill, Sr. through January 2010.

(3)	Includes estimated parachute excise tax indemnification payment for Mr. Silver in the amount of $2,985,000.

(4)	Includes estimated parachute excise tax indemnification payment for Mr. Collins in the amount of $1,440,000.

(5)	Includes estimated parachute excise tax indemnification payment for Mr. McNeill, Jr. in the amount of $800,000.

Executive Deferred Compensation Plan

We maintain a nonqualified deferred compensation plan for our chairman and executive officers. In accordance with the terms of the merger agreement, immediately prior to the merger effective time all unvested amounts under the plan shall immediately vest and all outstanding balances shall be paid in full to our chairman and executive officers.

Assuming the merger is completed on September 30, 2007, we estimate that our chairman and executive officers will be entitled to receive the following amounts, less applicable tax withholdings, as a result of the merger with respect to the nonqualified deferred compensation plan described in the preceding paragraph:

Name	Amount

Phillip H. McNeill, Sr.	$248,000
Howard A. Silver	1,948,000
J. Mitchell Collins	427,000	(1)
Phillip H. McNeill, Jr.	426,000
Richard F. Mitchell	547,000
Edwin F. Ansbro	148,000	(2)

(1)	Includes $54,000 for Mr. Collins that vests upon a change in control such as that contemplated by the merger agreement.

(2)	Includes $32,000 for Mr. Ansbro that vests upon a change in control such as that contemplated by the merger agreement.

Accrued Incentive Bonus Compensation Plan

We maintain an accrued incentive bonus compensation plan based on certain performance objectives that are determined annually by the compensation committee of our board of directors. Under the change in control and termination agreements with each of our executive officers (see “— Change in Control and Termination

Agreements” on page   ), and in accordance with the terms of the merger agreement, immediately prior to the merger effective time all bonus amounts earned and accrued will become due and payable in full. Additionally, pursuant to the terms of the accrued incentive bonus compensation plan, any executive officer electing to be paid in shares of our common stock rather than in cash will be entitled to receive shares valued at 125% of the cash amount that such executive officer would otherwise be entitled.

Assuming the merger is completed on September 30, 2007, we estimate that our executive officers will be entitled to receive the following amounts as a result of the merger with respect to the incentive bonus compensation plan described in the preceding paragraph:

Name	Amount(1)

Howard A. Silver	$802,000
J. Mitchell Collins	304,000
Phillip H. McNeill, Jr.	221,000
Richard F. Mitchell	199,000
Edwin F. Ansbro	177,000

(1)	Assumes that each executive officer is entitled and elects to be paid in shares of our common stock valued at 125% of the cash amount otherwise payable, as described above, and that certain executive officers defer 10% of the bonus amount (as elected by these officers at the beginning of 2007) into our nonqualified deferred compensation plan (see “— Executive Deferred Compensation Plan” on page ).

Indemnification and Insurance

The merger agreement provides that, following the mergers, the surviving corporation and the surviving partnership will indemnify and hold harmless, and reimburse any related expenses of, any person who is a director or executive officer of our company or any of our subsidiaries or a fiduciary under or with respect to any employee benefit plan, with respect to all actions, suits, proceedings, inquiries or investigations arising out of or pertaining to their services as such to the fullest extent authorized or permitted under applicable law. The merger agreement further provides that the surviving corporation will maintain the current policies of directors’ and officers’ liability insurance maintained by us or our subsidiaries (or substitute policies providing at least the same coverage and containing terms and conditions that are, in the aggregate, no less advantageous to the insured) for a period of at least six years following the merger effective time and the partnership merger effective time. However, in no event shall the surviving corporation be required to pay annual premiums for such insurance in excess of three times the annual premiums for the existing policies. For a more complete discussion of these provisions of the merger agreement, see the section captioned “The Merger Agreement — Indemnification of Directors and Officers” on page    of this proxy statement.

Arrangements with Grace Acquisition I, Inc.

As of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Grace Acquisition or its affiliates regarding employment with the surviving corporation or any other commercial arrangements following the merger. Grace Acquisition has informed us that it presently intends to seek to enter into commercial arrangements with certain members of our existing management team. Certain members of our management currently are engaged in discussions with Grace Acquisition or its affiliates regarding potential commercial arrangements. Although we believe that certain members of our management team may enter into new arrangements with Grace Acquisition or its affiliates regarding potential commercial arrangements, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized as of the date of this proxy statement.

Financial Projections

Other than historically providing periodic earnings guidance, we do not as a matter of course make public forecasts or projections of future performance or earnings. However, in the course of our exploration of strategic alternatives, our management prepared certain financial projections regarding our future performance.

These projections, which are set forth below, were provided to Merrill Lynch in connection with its provision of financial advisory services, as well as to our board of directors. Prospective buyers were provided with substantially the same financial projections, except that (1) no projections were provided with respect to years 2010 through 2012 and (2) the projections did not include any hotel acquisition capital expenditures or income from future acquisitions shown in the table below.

The summary of the financial projections set forth below is included to give our common shareholders access to information that was not publicly available and that we prepared in connection with our exploration of strategic alternatives. These projections were not prepared (1) with a view toward public disclosure, (2) in compliance with any regulations or guidelines promulgated by the Securities and Exchange Commission, or SEC, or the American Institute of Certified Public Accountants relating to the presentation of prospective financial information or (3) in accordance with U.S. generally accepted accounting principles. Our independent registered public accounting firm has not examined or compiled any of the financial projections and has not expressed any conclusion or provided any form of assurance with respect to the projections. The inclusion of these projections should not be regarded as an indication that we, our board of directors, Merrill Lynch, Grace I, LLC and its affiliates or any other recipient of this information considered, or now considers, these projections to be a reliable prediction of future results, and they should not be relied on as such.

($ in thousands)	2007(1)	2008(2)	2009	2010	2011	2012

Total Hotel Revenue	$466,425	$536,278	$584,154	$615,317	$646,823	$664,253
Hotel EBITDA(3)	$177,733	$206,399	$228,510	$240,694	$253,019	$259,837
Less Corporate Expenses(4)	$(10,748)	$(11,178)	$(11,625)	$(12,323)	$(13,062)	$(13,846)

EBITDA(5)	$166,985	$195,221	$216,885	$228,371	$239,957	$245,991

Furniture, Fixtures & Equipment Reserve	$18,657	$21,451	$23,366	$24,613	$25,873	$26,570
Hotel Acquisition Capital Expenditures, net(6)	—	$75,000	$75,000	$75,000	$75,000	$75,000

(1)	Based on 138 properties (133 hotels currently owned and five hotels under a purchase contract) assuming company ownership at January 1, 2007.

(2)	Assumes that our company’s 18 AmeriSuites hotels are converted to Hyatt Place hotels and are fully stabilized at January 1, 2008.

(3)	Hotel EBITDA represents hotel earnings before interest, taxes, depreciation and amortization.

(4)	Excludes $4.0 million of amortization expense related to non-cash stock-based compensation and deferred expenses.

(5)	EBITDA represents earnings before interest, taxes, depreciation and amortization.

(6)	Assumes hotel acquisitions (net of hotel sales) based on an EBITDA multiple of 11x.

While these projections were prepared in good faith by our management and on bases they believed to be reasonable, no assurance can be made regarding future events. These projections are subjective in many respects and thus susceptible to interpretations. The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond our control and will be beyond the control of Grace I, LLC and Grace Acquisition. Specifically, items or events that may affect these projections include, without limitation, costs incurred by us in conjunction with our pursuit of the strategic alternatives process and the mergers, changes in market conditions, regulatory and judicial rulings, competition and other economic conditions, changes in accounting standards, adverse results from litigation, governmental investigations or tax-related proceedings or audits, the effects of acquisitions and dispositions, unanticipated property impairment costs, costs resulting from unforeseen natural disasters, delays in property developments due to weather, unforeseen conditions, labor shortages, scheduling problems with contractors, subcontractors or suppliers and fluctuations in interest rates.

Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented above. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. In the view of our management, this information was prepared on a reasonable basis. However, this information is not fact and should not be relied upon by readers of this proxy statement as being necessarily indicative of future results.

See “Cautionary Statement Regarding Forward-Looking Information” on page   .

These projections were based upon certain assumptions that our management believed were reasonable under the circumstances and were reasonable at the time they were prepared, in each case, given the information we had at the time of preparation. However, these projections do not take into account any circumstances or events occurring after the date they were prepared, including the mergers, and you should not consider that the projections will continue to be accurate or reflective of our view at the time you consider whether to vote to approve the merger agreement. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. No one has made or makes any representation to any person regarding the validity, reasonableness, accuracy or completeness of the information included in these projections or our ultimate performance compared to such information.

We do not intend to update or otherwise revise the projections or underlying assumptions to reflect any subsequent or future developments or otherwise, and specifically disclaim any duty to update the projections or underlying assumptions unless required to do so by law.

Litigation Relating to the Merger

On June 21, 2007, a purported class action complaint was filed in the Chancery Court of Shelby County, Tennessee, Thirtieth Judicial District (No. CH-07-1208-2) by Howard Rosengarten, an alleged shareholder of our company. On June 26, 2007, a similar complaint was filed in the same court (No. CH-07-1252-2) by Kenneth B. Loesch, another alleged shareholder of our company. The complaints name as defendants our company and each member of our board of directors, as well as Whitehall. The complaints allege, among other things, that the defendants breached their fiduciary duties in connection with our entering into the merger agreement. The plaintiffs seek, among other things, an injunction against the completion of the merger. We believe that the lawsuits are without merit.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger and the other transactions contemplated by the merger agreement, we do not intend for its text to be a source of factual, business or operational information about us. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure letter referenced in the merger agreement that the parties delivered in connection with the execution of the merger agreement. Representations and warranties may be used to allocate risks between the parties to the merger agreement, including where the parties do not have complete knowledge of all facts, rather than establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. These representations and warranties do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Overview

At the respective effective times, (1) we will be merged with and into Grace Acquisition, with Grace Acquisition surviving the merger and remaining a wholly-owned subsidiary of Grace I, LLC, which we sometimes refer to as the merger, and (2) Grace II, L.P. will be merged with and into our operating partnership, with our operating partnership surviving the merger and becoming a wholly-owned subsidiary of Grace Acquisition, which we sometimes refer to as the partnership merger. We sometimes refer to the merger and the partnership merger collectively as the mergers.

The merger will become effective upon (1) such time as the articles of merger have been filed with the Tennessee Secretary of State in accordance with the Tennessee Business Corporation Act or (2) such later time that the parties to the merger agreement have agreed and designated in the articles of merger. We sometimes refer to this as the merger effective time.

The partnership merger will become effective upon (1) such time as the certificate of merger has been filed with the Tennessee Secretary of State in accordance with the Tennessee Revised Uniform Limited Partnership Act or (2) such later time that the parties to the merger agreement have agreed and designated in the certificate of merger. We sometimes refer to this as the partnership merger effective time.

We expect the mergers to occur as promptly as practicable after our common shareholders approve the merger agreement and the satisfaction or waiver of all other conditions to closing under the merger agreement. Grace Acquisition is not obligated to complete the mergers until October 22, 2007, and we currently anticipate completing the mergers during the last calendar quarter of 2007.

Merger Consideration to be Received by Holders of Our Common Stock

Following the merger effective time, holders of our common stock will have no further ownership interest in the surviving corporation. Instead, each holder of our outstanding shares of common stock immediately prior to the merger effective time will be entitled to receive an amount in cash equal to $23.00, without interest, minus the amount of the dividend adjustment (as described below), if any, for each outstanding share of our common stock that such holder owns as of the merger effective time. The common share merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

The dividend adjustment for each share of our common stock is equal to the amount of any dividends that we declare on each such share with respect to any quarter after the date of the merger agreement, with a record date prior to the merger effective time, that are in excess of our regular $0.25 per share quarterly dividends. We do not currently anticipate any reduction in the per share merger consideration as a result of the dividend adjustment.

At the merger effective time, each share of our common stock that is owned by us, any of our subsidiaries or Grace I, LLC, Grace Acquisition or any other subsidiary of Grace I, LLC immediately prior to the merger effective time will automatically be canceled and retired and will cease to exist. No payment will be made for any such shares.

Merger Consideration to be Received by Holders of Partnership Units

Following the partnership merger effective time, holders of our operating partnership’s outstanding partnership units will have no further ownership interest in our operating partnership. Instead, each holder of our operating partnership’s outstanding partnership units immediately prior to the partnership merger effective time will be entitled to receive the same amount that is payable with respect to each share of our common stock for each outstanding partnership unit that such holder owns as of the partnership merger effective time.

Treatment of Stock Options and Restricted Share Awards

Immediately prior to the merger effective time, all outstanding options to purchase our common stock, whether or not vested or exercisable at that time, shall be cancelled and the holder of each such stock option will cease to have any rights with respect thereto, other than the right to receive, in respect of each terminated stock option, the excess, if any, of the per share merger consideration over the per share exercise price of each such option, multiplied by the number of shares of our common stock subject to such option.

Immediately prior to the merger effective time, all restricted share awards granted, or to be issued if certain predetermined performance criteria are achieved, under our stock incentive plan will automatically become fully vested and free of any restrictions. Each of these shares will be considered outstanding shares of our common stock for purposes of the merger agreement, including the right to receive the common share merger consideration.

Treatment of Our Series B Preferred Stock

Each outstanding share of our Series B preferred stock immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive one share of the Series B preferred stock of the surviving corporation. Holders of our Series B preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting; however, they are not entitled to vote upon the approval of the merger agreement, or upon any adjournments of the special meeting, at the special meeting.

The Series B preferred stock of the surviving corporation has identical dividend and other relative rights, preferences, limitations and restrictions as our Series B preferred stock. However, the surviving corporation’s Series B preferred stock will not be listed on any securities exchange nor registered under the Securities Act or the Exchange Act.

Treatment of Our Series C Preferred Stock

Each outstanding share of our Series C preferred stock immediately prior to the merger effective time will automatically be converted into, and canceled in exchange for, the right to receive one share of the Series C preferred stock of the surviving corporation. Holders of our Series C preferred stock are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting; however, they are not entitled to vote upon the merger agreement, or upon any adjournments of the special meeting, at the special meeting.

The Series C preferred stock of the surviving corporation has identical dividend and other relative rights, preferences, limitations and restrictions as our Series C preferred stock. However, the surviving corporation’s Series C preferred stock will not be listed on any securities exchange nor registered under the Securities Act or the Exchange Act.

No Further Ownership Rights

After the mergers, each of our outstanding common stock certificates, Series B preferred stock certificates, Series C preferred stock certificates and partnership unit certificates will represent only the right to receive the merger consideration described in this proxy statement. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock, Series B preferred stock, Series C preferred stock or partnership units represented by that certificate.

Merger Effective Time

The merger agreement provides that we will complete the mergers not later than the fifth business day following the satisfaction or waiver of certain conditions or, if later, October 22, 2007. We intend to complete the mergers as promptly as practicable, subject to our receipt of shareholder approval and the satisfaction or waiver of the other conditions to closing. Although we expect to complete the merger during the last calendar quarter of 2007, we cannot specify when, or assure you that, all conditions to closing will be satisfied or waived.

Organizational Documents

At the merger effective time, the charter and bylaws of Grace Acquisition, as in effect immediately prior to the merger effective time, will be the charter and bylaws of the surviving corporation.

The limited partnership agreement of our operating partnership, as in effect immediately prior to the partnership merger effective time, will be the limited partnership agreement of the surviving partnership.

Board of Directors and Officers of the Surviving Corporation

The directors and officers of Grace Acquisition immediately prior to the merger effective time will be the directors and officers of the surviving corporation.

Payment Procedures

Prior to the merger effective time, Grace I, LLC will deposit, or cause to be deposited, with an exchange agent, cash and certificates representing the Series B and Series C preferred stock of the surviving corporation in amounts necessary to pay all of the merger consideration. Promptly (and in no event more than three business days) after the merger effective time, Grace I, LLC will cause the exchange agent to send a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates, if any, in exchange for the merger consideration.

You should not return your stock certificates, if any, with the enclosed proxy card and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your certificate or certificates, if any, to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as Grace I, LLC or the exchange agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if (1) the certificate is properly endorsed or is otherwise in the proper form for transfer and (2) the person requesting payment either pays any applicable stock transfer taxes or establishes to the satisfaction of Grace I, LLC that such stock transfer taxes have been paid or are not applicable.

Each of the exchange agent, the surviving corporation and Grace I, LLC will be entitled to deduct and withhold any applicable taxes from the merger consideration. At the merger effective time, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our stock.

None of the exchange agent, Grace I, LLC, our operating partnership or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock, Series B preferred stock, Series C preferred stock and partnership units for one year after the merger effective time will be delivered to Grace I, LLC. Holders of shares of our common stock, Series B preferred stock, Series C preferred stock or partnership units who have not surrendered their certificates within one year after the merger effective time may look only to Grace I, LLC for the payment of their merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, before you are entitled to receive the merger consideration, you may be required to make an affidavit of that fact and to post a bond in the form and in an amount reasonably required by Grace I, LLC as indemnity against any claim that may be made against Grace I, LLC on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

We and our operating partnership each, jointly and severally, make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including exceptions that do not create a “company material adverse effect,” as defined below), information contained in reports we file with the SEC or in the disclosure letter delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due incorporation or organization, valid existence, good standing and power and authority to carry on the businesses of each of us and our subsidiaries,

•	our charter and bylaws and the similar organizational documents of our subsidiaries,

•	entities in which we own equity interests, their jurisdictions of organization and the percentage of the outstanding equity interests that is held by us or any of our subsidiaries,

•	our and our operating partnership’s power and authority to enter into, and perform our and its obligations under, the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement,

•	the absence of conflicts with, or breaches or violations of, our and our subsidiaries’ organizational documents, laws, permits and certain contracts applicable to us and our subsidiaries as a result of entering into the merger agreement or performing our or our operating partnership’s obligations under the merger agreement,

•	the enforceability of the merger agreement against us and our operating partnership,

•	our capitalization and the capitalization of our operating partnership,

•	filings we made with the SEC since December 31, 2004, and the financial statements contained in such filings,

•	our and our subsidiaries’ intellectual property,

•	personal property owned and leased by us and our subsidiaries and title to our assets,

•	real property owned and leased by us and our subsidiaries; our and our subsidiaries’ leases, franchises, licenses, satellite agreements, franchise development agreements, area development agreements and development incentive agreements,

•	our and our subsidiaries’ management agreements,

•	unexpired option agreements or rights of first refusal with respect to any of our subsidiaries’ properties,

•	tax matters affecting us and our subsidiaries,

•	employment matters affecting us and our subsidiaries, including matters relating to our employee benefit plans,

•	possession of all permits necessary to operate our and our subsidiaries’ properties and carry on our and our subsidiaries’ business, and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits,

•	consents and approvals of governmental authorities required as a result of the merger and the other transactions contemplated by the merger agreement,

•	our compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002,

•	the absence of certain changes or events since January 1, 2007,

•	our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any material contract,

•	our and our subsidiaries’ insurance policies,

•	our and our subsidiaries’ labor matters,

•	environmental matters affecting us and our subsidiaries,

•	the receipt by us of a fairness opinion from Merrill Lynch,

•	the absence of any undisclosed broker’s or finder’s fees,

•	the adoption and approval of the merger agreement and the other transactions contemplated by the merger agreement by our board of directors and our board of directors’ recommendation that our common shareholders approve the merger agreement,

•	the absence of interested party transactions that would be required to be reported pursuant to Item 404 of Regulation S-K, and

•	the absence of litigation or outstanding court orders against us or our subsidiaries.

The merger agreement also contains customary representations and warranties made by Grace I, LLC, Grace Acquisition and Grace II, L.P., jointly and severally, that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	their due organization or formation, valid existence, good standing and power and authority to operate their businesses,

•	the ownership of Grace Acquisition and the absence of prior activities or business by Grace Acquisition,

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement,

•	the enforceability of the merger agreement against them,

•	the absence of conflicts with, or breaches or violations of, their organizational documents or laws as a result of entering into the merger agreement, consummating the merger and the other transactions contemplated by the merger agreement,

•	the absence of litigation against Grace I, LLC, Grace Acquisition or Grace II, L.P. that questions the validity of the merger agreement,

•	required consents and approvals of governmental authorities as a result of the merger and the other transactions contemplated by the merger agreement,

•	the ownership by Grace I, LLC, Grace Acquisition and Grace II, L.P. of our, and our operating partnership’s, securities,

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement,

•	the sufficiency of their capital resources, and

•	the payment of broker’s or finder’s fees.

For purposes of the merger agreement, a “company material adverse effect” means an event, circumstance, change or effect that:

•	is materially adverse to the financial condition, properties, business, liabilities or results of operations of us and our subsidiaries, taken as a whole, or

•	prevents, materially delays or impairs our ability to consummate the merger.

No event, circumstance, change or effect arising out of the following shall be deemed to constitute or be taken into account in determining whether there has been a company material adverse effect: (1) any decrease in the market price or trading volume of our common stock (but not any event, circumstance, change or effect underlying such decrease or that arises out of or results from such decrease, in each case, to the extent that such event, circumstance, change or effect would, alone or taken together with other events, circumstances, changes or effects, otherwise constitute a company material adverse effect), (2) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (3) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (4) any changes in general economic, legal, regulatory or political conditions, or any changes generally in the hospitality industry (so long as such event, circumstance, change or effect does not disproportionately affect our company and our subsidiaries), (5) any events, circumstances, changes or effects arising from the consummation or anticipation of the merger or the announcement of the execution of the merger agreement, (6) earthquakes, hurricanes or other natural disasters, (7) changes in law or United States generally accepted accounting principles, (8) a failure by us to report earnings or revenue results in any quarter ending on or after the date of the merger agreement consistent with our historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto, (9) a failure by us to complete the acquisition or sale of any properties or assets currently under contract or letter of intent or otherwise contemplated by our business plan, other than a failure by us to complete any such sale that is a result of our or our subsidiaries’ breach or default, or (10) any continuation of an adverse trend.

Merger Financing; Source of Funds

Upon the execution and delivery of the merger agreement, Whitehall, on behalf of Grace I, LLC, obtained an initial debt commitment letter from Goldman Sachs Mortgage Company, which we sometimes refer to as GSMC, to provide debt financing for a portion of the merger consideration payable by Grace I, LLC under the merger agreement.

Subsequent to the issuance of the initial debt commitment letter, on July 17, 2007, Whitehall, on behalf of Grace I, LLC, obtained a new debt commitment letter from GSMC, which expressly supersedes the initial debt commitment letter, and provides for debt financing in an aggregate principal amount of the least of:

•	$1.84 billion,

•	88% of (1) the aggregate property value minus (2) the aggregate amount of our existing property-level mortgage and mezzanine indebtedness that is not repaid or defeased at the time of the mergers, and

•	82% of (1) the total consideration payable by Grace I, LLC for the completion of the mergers and other costs, such as transaction costs relating to the mergers, minus (2) the aggregate amount of our existing property-level mortgage and mezzanine indebtedness that is not repaid or defeased at the time of the mergers.

GSMC may be joined in the new debt commitment by one or more syndicate lenders by virtue of an assignment by GSMC to such syndicate lender(s) of a portion of its obligations under the new debt commitment letter, provided that:

•	GSMC may not assign any portion of its obligation under the new debt commitment letter in excess of 50% of its obligations under the same,

•	in connection with any assignment by GSMC of up to 50% of its obligations under the new debt commitment letter, the assignee syndicate party is subject to Whitehall’s prior reasonable approval, and

•	for purposes of the immediately preceding bullet point, JPMorgan Chase (or its affiliate) has been pre-approved by Whitehall.

It is anticipated that, at September 30, 2007, our subsidiaries will have an aggregate of approximately $663.4 million of outstanding indebtedness under our subsidiaries’ property-level mortgage loan agreements and mezzanine loan agreements. Grace I, LLC has advised us that it currently intends to repay or defease at the closing of the mergers all but approximately $218.8 million of outstanding indebtedness under our subsidiaries’ property-level mortgage loan agreements and mezzanine loan agreements.

It is expected that, in connection with the mergers, Whitehall, or an assignee permitted by Grace I, LLC, will contribute up to approximately $252.6 million of equity to Grace I, LLC, which amount will be used to fund the remainder of the cash acquisition costs that are not covered by the new debt commitment.

The parties expect that these equity and debt commitments will be sufficient for Grace I, LLC to satisfy the total consideration payable by Grace I, LLC for the completion of the mergers and related costs, such as transaction costs relating to the mergers.

We and our operating partnership have each agreed to provide to Grace I, LLC all cooperation reasonably requested by Grace I, LLC in connection with financing the transactions contemplated by the merger agreement, including with respect to the prepayment, defeasance or other release, extinguishment or modification of the existing indebtedness of us and our subsidiaries.

The merger agreement does not contain a financing condition to the closing of the mergers.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, prior to the merger effective time, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice,

•	use our commercially reasonable efforts to preserve our business organizations and conduct our operations in compliance with applicable laws,

•	maintain our status as a REIT for federal income tax purposes, and

•	keep available the present services of our employees.

Specifically, we have agreed that, subject to certain exceptions or unless Grace I, LLC gives its prior written consent, which consent is not to be unreasonably withheld, prior to the merger effective time we and our subsidiaries may not, among other things:

•	declare, accrue, set aside or pay any dividend or distribution, except for the payment of (1) regular quarterly cash dividends at least equal to the greater of $0.25 per share or our estimated “REIT taxable income,” (2) required quarterly dividends with respect to the outstanding shares of our Series B preferred stock and Series C preferred stock, (3) dividends paid by our operating partnership or any of our wholly-owned subsidiaries to us, our operating partnership or any of our wholly-owned subsidiaries and (4) at the merger effective time, a dividend at the most recent quarterly dividend rate, prorated for the days elapsed since the last dividend record date,

•	repurchase, redeem or otherwise acquire any securities or equity equivalents, except upon the redemption of partnership units,

•	issue, deliver or sell any shares of our common stock or partnership units or any other securities or equity equivalents, other than shares of our common stock issuable pursuant to outstanding options or upon the redemption of partnership units,

•	amend our organizational documents,

•	acquire or agree to acquire any entity, property or asset with a purchase price in excess of $1.0 million in the aggregate, except as disclosed in a report to the SEC or in a press release dated on or after January 1, 2007, and except in the ordinary course of business consistent with past practice,

•	sell or otherwise dispose of any of our properties,

•	acquire or enter into any option, commitment or agreement to acquire any real property or commence any development activity on any of our properties,

•	make any capital expenditure, or make any commitment with respect to any capital expenditure, in excess of $500,000 in the aggregate,

•	incur additional indebtedness for borrowed money, issue any debt securities or become responsible for the obligations of any third party, subject to certain exceptions described in the merger agreement,

•	prepay any long-term debt, other than under our revolving credit facility in the ordinary course of business, exceeding $25.0 million in the aggregate,

•	make any loans, advances or capital contributions to, or investments in, any party, other than any of our direct or indirect wholly-owned subsidiaries,

•	enter into, terminate, amend or modify any material contract, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement,

•	materially increase the compensation or benefits of, or pay a bonus or make any new stock awards to, any of our employees, officers or directors, except for normal annual increases and stock awards in the ordinary course of business consistent with past practice,

•	take any action to waive any performance or vesting criteria or accelerate the benefits under any of our benefit plans,

•	grant any severance rights or rights to termination pay to, or enter into any employment or severance agreement with, any of our employees, officers or directors,

•	establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of our employees, officers or directors,

•	change in any material respect any of our methods of accounting or accounting policies, except as required by United States generally accepted accounting principles or any legal requirements,

•	make any material tax election or compromise any material tax liability,

•	settle or compromise any claim or litigation, other than settlements or compromises involving only the payment of monetary damages not in excess of $100,000 in the aggregate,

•	adopt a plan of complete or partial liquidation or dissolution,

•	take any action or omit to take any action that would reasonably be expected to cause (1) us to fail to qualify as a REIT, (2) any of our subsidiaries that is a “taxable REIT subsidiary” to fail to qualify as a taxable REIT subsidiary under Section 856(l) of the Code, (3) any of our subsidiaries that is a “qualified REIT subsidiary” to cease to be treated as a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code or (4) any of our other subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes,

•	fail to maintain our existing insurance policies or replace such policies with reasonably comparable policies,

•	create, incur or permit to exist any material lien not in existence on the date of the merger agreement, or

•	agree or commit to do any of the foregoing.

No Solicitation of Transactions

We and our operating partnership have agreed that until the earlier of the merger effective time or the termination of the merger agreement in accordance with its terms, and subject to specified exceptions, neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below),

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal, or

•	otherwise knowingly facilitate any such inquiry, proposal, offer, discussion or negotiations.

For purposes of the merger agreement, an “acquisition proposal” means (1) any proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving us or any of our significant subsidiaries and (2) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of us or any of our subsidiaries, or 20% or more of our consolidated total assets (including equity securities of our subsidiaries and by way of a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving us or any of our subsidiaries), in each case other than the transactions contemplated by the merger agreement.

Prior to the approval of the merger agreement by our common shareholders, we may:

•	provide information in response to a request by a party with respect to a bona fide written acquisition proposal that was not solicited by us, if (1) we receive or our operating partnership receives an executed confidentiality agreement on terms no less restrictive to the other party than those contained in the confidentiality agreement executed with Whitehall, (2) our board of directors concludes in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with our directors’ duties to our shareholders under applicable law and (3) our board of directors concludes in good faith, after consultation with its financial advisor, that such acquisition proposal is, or is reasonably likely to be or lead to, a superior proposal (as defined below), and

•	engage or participate in any discussions or negotiations with any person who has made a bona fide written acquisition proposal that was not solicited by us, if (1) our board of directors concludes in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with our directors’ duties to our shareholders under applicable law and (2) our board of directors concludes in good faith, after consultation with its financial advisor, that such acquisition proposal is, or is reasonably likely to be or lead to, a superior proposal.

Prior to the approval of the merger agreement by our common shareholders, our board of directors may not (1) withhold, withdraw, qualify or modify (or publicly oppose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Grace I, LLC, its recommendation that our common shareholders approve the merger agreement or (2) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) a bona fide written acquisition proposal that was not solicited by us, unless:

•	our board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with our directors’ duties to our shareholders under applicable law,

•	our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in the case of (1) above, a superior proposal exists or that, in the case of (2) above, that such acquisition proposal is, or is reasonably likely to be or lead to, a superior proposal,

•	in the case of (2) above, our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is a superior proposal, and

•	in the case of (1) above, we provide Grace I, LLC with three business days’ notice that our management intends to recommend to our board of directors that it take such action and the basis therefore.

For purposes of the merger agreement, a “superior proposal” means a bona fide acquisition proposal not solicited in violation of the merger agreement that our board of directors has determined in its good faith judgment, taking into account legal, financial and regulatory aspects of the proposal and the person making the proposal, is more favorable to our shareholders from a financial point of view than the merger. For purposes of this definition, the term “acquisition proposal” shall have the meaning set forth above, except that (1) the reference to a proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction involving us or our operating partnership in clause (1) shall refer to such proposals or offers that relate to more than 50% of the voting power of us or our operating partnership and (2) all references to “20%” shall be deemed references to “50%.”

We have agreed to promptly (and, in any event, within 48 hours) notify Grace I, LLC if any inquiries, proposals or offers with respect to an acquisition proposal are received by us and provide the name of the party that has made such inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). We have also agreed to keep Grace I, LLC reasonably informed of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in our intentions as previously notified.

Employee Benefits

The surviving corporation has agreed to employ, for a period of 18 months following the merger, all of our current employees and those of our subsidiaries at compensation and benefit levels that are not less favorable to such employees and their dependents than those provided by us or our subsidiaries. The surviving corporation shall honor and assume all employment, severance and termination plans and agreements in accordance with their terms. Additionally, in conjunction with the merger, our non-executive employees are entitled to receive payments equal and up to one times their respective annual base wages and prior year bonus, based on their respective years of service with us. Also, immediately prior to the merger effective time, all earned and accrued wages, bonuses, unused vacation time and all outstanding balances under our defined 401(k) contribution plan shall be paid to these employees in full. In addition, the surviving corporation has agreed to credit each employee with his or her periods of service with us or any of our subsidiaries prior to the merger for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels (except for purposes of benefit accrual under our defined benefit plan), unless it would result in any duplication of benefits. Finally, our employees will be eligible to participate in all of the surviving corporation’s employee benefit plans without any waiting time and the surviving corporation shall cause all pre-existing conditions exclusions under such plans to be waived.

Agreement to Take Further Action; Consents

The parties to the merger agreement have agreed to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger and the partnership merger, including using commercially reasonable efforts (1) to obtain all consents, approvals, authorizations, qualifications and orders of governmental authorities and other parties as are necessary for the consummation of the mergers, (2) to fulfill the conditions to closing described below and (3) that Grace I, LLC otherwise deems reasonably necessary or appropriate.

In addition, we and our operating partnership have each agreed to provide to Grace I, LLC all cooperation reasonably requested by Grace I, LLC in connection with financing the transactions contemplated by the merger agreement, including with respect to the prepayment, defeasance or other release, extinguishment or modification of the existing indebtedness of us and our subsidiaries.

Indemnification of Directors and Officers

Following the mergers, the surviving corporation and the surviving partnership shall indemnify, to the fullest extent permitted by applicable legal requirements, any person who is a director or executive officer of our company or any of our subsidiaries or a fiduciary under or with respect to any employee benefit plan, with respect to all actions, suits, proceedings, inquiries or investigations arising out of or pertaining to their services as our or our subsidiaries’ directors or officers occurring prior to the merger effective time and, subject to certain conditions, pay related reasonable legal fees, costs and expenses incurred by them.

The surviving corporation shall:

•	for a period of six years after the merger effective time and the partnership merger effective time, cause to be maintained in effect in its charter or bylaws (or similar governing documents) provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries as those currently contained in our charter or bylaws, and

•	for a period of at least six years after the merger effective time and the partnership merger effective time, maintain the current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries (or substitute policies providing at least the same coverage and containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the merger, including with respect to the transactions contemplated by the merger agreement.

However, in no event will the surviving corporation be required to spend annually in excess of 300% of our current annual premium for such insurance coverage. If the annual premium for comparable insurance coverage exceeds such amount, the surviving corporation must obtain the maximum amount of coverage available for such amount.

Conditions to the Mergers

The mergers will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible). The obligations of the parties to complete the mergers are subject to the satisfaction of the following mutual conditions:

•	the approval of the merger agreement by the holders of at least a majority of our outstanding shares of common stock, and

•	no governmental authority having enacted, enjoined, issued, promulgated, enforced or entered any law that has the effect of making the merger or the partnership merger illegal, or otherwise restraining, enjoining, restricting, preventing or prohibiting completion of the mergers.

The obligations of Grace I, LLC and Grace Acquisition to complete the mergers are subject to the satisfaction (or waiver, where possible) of the following additional conditions:

•	our and our operating partnership’s representations and warranties being true and correct in all respects (without regard to any materiality or company material adverse effect qualifications) as of the date of the merger agreement and as of the closing date as though made as of the closing or, if applicable, as of an earlier date, except where the failure, individually or in the aggregate, of our and our operating partnership’s representations and warranties to be so true and correct has not had, and is not reasonably expected to have, a company material adverse effect, provided that certain representations and warranties relating to our authority, capitalization and financial statements and the grant of any unexpired rights to third parties with respect to the purchase of any of our property must be true and correct in all respects,

•	the performance or compliance, in all material respects, by us and our operating partnership on or prior to the closing of the mergers with each of our and our operating partnership’s material obligations under the merger agreement,

•	the delivery to Grace I, LLC of a certificate signed by the President or any Vice President of our company with respect to the truth and correctness of our and our operating partnership’s representations and warranties and the performance of, and compliance with, in all material respects, our and our operating partnership’s material obligations under the merger agreement,

•	the receipt by Grace I, LLC of a tax opinion of Hunton & Williams that we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and

•	the receipt by Grace I, LLC of evidence that Equity Inns Trust, one of our subsidiaries, will be treated as a disregarded entity of Grace Acquisition at the time of the merger, or that Equity Inns Trust has been converted, immediately prior to the closing, into a limited liability company that will be so treated.

Our and our operating partnership’s obligations to complete the mergers are subject to the satisfaction (or waiver, where permissible) of the following additional conditions:

•	Grace I, LLC’s, Grace Acquisition’s and Grace II, L.P.’s representations and warranties being true and correct in all respects as of the date of the merger agreement and as of the closing date (without regard to any materiality qualifications), except where the failure, individually or in the aggregate, of their representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect,

•	the performance or compliance, in all material respects, by Grace I, LLC, Grace Acquisition and Grace II, L.P. on or prior to the closing of the mergers with their obligations under the merger agreement, and

•	the delivery to us of a certificate signed by the President or any Vice President of Grace I, LLC with respect to the truth and correctness of Grace I, LLC’s, Grace Acquisition’s and Grace II, L.P.’s representations and warranties and the performance of, and compliance with, Grace I, LLC’s, Grace Acquisition’s and Grace II, L.P.’s obligations under the merger agreement.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the merger effective time, as follows:

•	by the mutual written consent of Grace I, LLC and us,

•	by either Grace I, LLC or us if:

•	the mergers have not been completed on or before December 20, 2007; however, this termination right is not available to a party if such party’s action or inaction under the merger agreement resulted in the failure to complete the mergers by such date,

•	any governmental authority shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the mergers, and such governmental order shall have become final and unappealable; however, this termination right is not available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the mergers,

•	the requisite vote of our shareholders to approve the merger agreement at a duly convened shareholders’ meeting is not obtained,

•	by Grace I, LLC if:

•	prior to the date of our shareholders’ meeting, our board of directors withholds, withdraws, qualifies or modifies its recommendation that our shareholders approve the merger agreement, or our board of directors approves, recommends or otherwise declares advisable any superior proposal,

•	we fail to materially comply with the restrictions in the merger agreement against soliciting, facilitating and negotiating other acquisition proposals, unless such action has an immaterial effect on Grace I, LLC,

•	a tender offer or exchange offer for our common stock shall have been publicly disclosed and prior to the date prior to the date of our shareholders’ meeting and either (1) within ten business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (2) at any time thereafter, our board of directors fails to recommend unequivocally against acceptance of such offer, or

•	we breach any of our representations or warranties or fail to perform any of our covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a closing condition and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, we do not commence to cure such breach or failure within ten business days of notice of such breach or failure from Grace I, LLC and diligently pursue such cure thereafter,

•	by us if:

•	Grace I, LLC breaches any of its representation or warranties or fails to perform any of its covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a closing condition and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, Grace I, LLC does not commence to cure such breach or failure within ten business days notice of such breach or failure from us and diligently pursue such cure thereafter, or

•	prior to receiving the approval of the merger agreement by our shareholders, we (1) receive a superior proposal, (2) resolve to accept such superior proposal, (3) provide Grace I, LLC three business days’ prior written notice of our intention to terminate the merger agreement pursuant to this bullet point and shall have, to the extent requested, provided Grace I, LLC the opportunity to meet with us during such three business day period and (4) such proposal continues to constitute a superior proposal taking into account any revised proposal made by Grace I, LLC during such three business day period; provided, that no termination by us pursuant to this bullet point will be effective until we pay the required termination fee described below.

Termination Fees and Expenses

Payable by Us

We have agreed to pay to Grace I, LLC a termination fee equal to $38.0 million if Grace I, LLC terminates the merger agreement:

•	prior to our shareholders’ meeting because our board of directors withheld, withdrew, qualified or modified its recommendation that our shareholders approve the merger agreement, or approves, recommends or otherwise declares advisable a superior proposal, or

•	because a tender offer or exchange offer for our common stock shall have been publicly disclosed and prior to the date prior to the date of our shareholders’ meeting and either (1) within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (2) at any time thereafter, our board of directors fails to recommend unequivocally against acceptance of such offer.

If the merger agreement is terminated because the requisite vote of our shareholders to approve the merger agreement at a duly convened shareholders’ meeting is not obtained and an acquisition proposal shall have been publicly announced (and not publicly withdrawn without qualification at least five business days prior to the date of our shareholders’ meeting and continues to be withdrawn throughout the period prior to the date of our shareholders’ meeting), and concurrently with such termination, or within twelve months following the date of termination, we or our operating partnership enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, then we shall, when such agreement is entered into or if and when such acquisition proposal is consummated, pay to Grace I, LLC an amount equal to $38.0 million.

Payable by Grace I, LLC

Grace I, LLC has agreed to pay us a termination fee equal to $75.0 million if we terminate the merger agreement because Grace I, LLC breaches any of its representation and warranties or fails to perform any of its covenants or other agreements under the merger agreement, which breach or failure would give rise to the failure of a condition to closing and (1) is incapable of being cured by December 20, 2007, or (2) if capable of being cured, Grace I, LLC does not commence to cure such breach or failure within ten business days notice of such breach or failure from us and diligently pursue such cure thereafter and, at such time, all conditions to Grace I, LLC’s obligation to complete the merger have been satisfied.

Limited Guarantee

This obligation of Grace I, LLC to pay the $75.0 million fee to our company described above is guaranteed by Whitehall. The guarantee is absolute, unconditional and continuing and Whitehall is a primary obligor with respect to the payment of such fee pursuant to the guarantee.

Amendment and Waiver

The merger agreement may be amended prior to the merger effective time by mutual agreement of the parties in writing, whether before or after our shareholders have approved the merger agreement. However, any amendment that reduces the merger consideration or requires further approval by our shareholders under applicable law or under the rules of the NYSE must be approved by our shareholders. The merger agreement also provides that, at any time prior to the mergers, any party may waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the covenants or conditions contained in the merger agreement, subject to applicable laws.

No Specific Performance

We and our operating partnership are not entitled to seek an injunction to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement. Our and our operating partnership’s sole and exclusive remedy with respect to any breaches of the merger agreement by Grace I, LLC or Grace Acquisition is the receipt of the $75.0 million termination fee, except in connection with any breaches of their confidentiality and certain indemnity obligations under the merger agreement.

DELISTING AND DEREGISTRATION OF OUR COMMON STOCK,
SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

If the merger is completed, our common stock, Series B preferred stock and Series C preferred stock will no longer be traded on the NYSE, and will be deregistered under the Exchange Act. As a result, we expect that we will cease to be subject to the reporting requirements under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At July 23, 2007, there were 55,058,698 shares of our common stock outstanding.

The following table sets forth information, at July 23, 2007 (unless otherwise noted), regarding our common stock owned of record or known by us to be owned beneficially by:

•	each person beneficially owning 5% or more of the outstanding shares of common stock of our company,

•	each of our directors,

•	our named executive officers, which consists of our principal executive officer, principal financial officer, controller and each of our three other most highly paid executive officers, and

•	our directors and named executive officers as a group.

The number of shares of common stock “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. Under SEC rules, beneficial ownership of our common stock includes any shares as to which the person or entity has sole or shared voting power or investment power.

Unless otherwise indicated, all such interests are owned directly, and the indicated person or entity has sole voting and investment power. The address for each of our directors and executive officers listed below is c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

Phillip H. McNeill, Sr.	1,186,865	(1)(2)(3)	2.12%
Robert P. Bowen	14,511	(4)	*
Harry S. Hays	101,633	(5)	*
Joseph W. McLeary	36,886	(6)	*
Raymond E. Schultz	87,915	(7)	*
Howard A. Silver	441,036	(2)(8)	*
J. Mitchell Collins	130,378	(2)	*
Phillip H. McNeill, Jr.	171,617	(2)(9)	*
Richard F. Mitchell	104,024	(2)(10)	*
Edwin F. Ansbro	87,548	(2)	*
J. Ronald Cooper	130,558	(2)	*
Vanguard Group, Inc.	3,454,221	(11)	6.17%
100 Vanguard Boulevard
Malvern PA 19355
All directors and named executive officers as a group (eleven persons)	2,492,971	(1) - (10)	4.46%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 665,137 shares issuable upon redemption of units of limited partnership interest of our operating partnership held by Mr. McNeill, Sr. or his affiliates, which may be tendered for redemption at the option of the holder at any time. The units are redeemable for cash or, at our sole option, shares of our common stock on a one-for-one basis. The total number of shares outstanding used in calculating the percentage of class for each beneficial owner assumes that all of the units held by other persons are redeemed for shares of our common stock.

(2)	Includes shares of performance-based restricted stock awards. For 2004, our compensation committee granted shares of restricted stock to certain key officers as follows: 112,111 shares to Mr. McNeill, Sr.; 106,567 shares to Mr. Silver; 35,833 shares to Mr. Collins; 56,222 shares to Mr. McNeill, Jr.; 43,133 shares to Mr. Mitchell and 51,367 shares to Mr. Cooper. These shares were scheduled to vest after three years for Mr. McNeill, Sr. and after five years for all other executives, based on the achievement of certain adjusted funds from operations (“AFFO”) targets, as determined annually by our compensation committee, and by our company’s total shareholder return for the respective periods as compared to an identified peer group that is determined by our compensation committee.

For 2005, the compensation committee granted shares of restricted stock to certain key officers as follows: 21,766 shares to Mr. Silver; 35,834 shares to Mr. Collins and 26,250 shares to Mr. Ansbro. Additionally, Mr. Ansbro received an additional grant of 26,250 shares of restricted stock in January 2006. These shares were scheduled to vest over four years for Messrs. Silver and Collins and over four to five years for Mr. Ansbro, under a similar methodology as the 2004 grants.

In February 2006, our compensation committee approved the modification of the vesting terms related to the above 2004, 2005 and 2006 grants. Pursuant to this modification, 60% of the grants will now vest after three years based on the achievement of certain AFFO targets and our company’s total shareholder return as compared to an identified peer group for the respective cumulative period, 20% will now vest based on the achievement of certain AFFO targets and our company’s total shareholder return as compared to an identified peer group in the fourth year and the remaining 20% will now vest based on the achievement of certain AFFO targets and our company’s total shareholder return as compared to an identified peer group in the fifth year. All other provisions of the awards remain unchanged. For the restricted stock awards issued under the 2004-2006 performance period, 125% of the target shares vested to our named executive officers, other than Mr. Ansbro, based on our company achieving the maximum AFFO and total shareholder return targets.

In February 2006, our compensation committee granted shares of restricted stock to certain key officers as follows: 59,041 shares to Mr. Silver; 28,044 shares to Mr. Collins; 16,236 shares to Mr. McNeill, Jr.; 16,236 shares to Mr. Mitchell; 16,236 shares to Mr. Ansbro and 13,333 shares to Mr. Cooper. These shares were scheduled to vest after three years based on a graded scale of our company’s compound average total shareholder return as compared to the compound average total shareholder return of the NAREIT Hotel Index.

In December 2006, our compensation committee approved the modification of the vesting terms related to the February 2006 grants. Pursuant to this modification, these grants will now vest ratably over three years based on a graded scale of our company’s compound average total shareholder return for the respective trailing three-year period as compared to the compound average total shareholder return of the NAREIT Hotel Index. These shares will also vest at target amounts if there is a change of control of our company, as defined. All other provisions of the awards remain unchanged. For the restricted stock awards issued under the 2006 performance period, 150% of the target shares vested to our named executive officers, based on our company’s compound average total shareholder return as compared to the NAREIT Hotel Index.

In January 2007, our compensation committee granted shares of restricted stock to certain key officers as follows: 66,120 shares to Mr. Silver; 30,667 shares to Mr. Collins; 18,136 shares to Mr. McNeill, Jr.; 18,136 shares to Mr. Mitchell; 18,136 shares to Mr. Ansbro and 14,924 shares to Mr. Cooper. These shares will vest ratably over three years based on a graded scale of our company’s compound average total shareholder return for the respective trailing three-year period as compared to the compound average total shareholder return of the NAREIT Hotel Index.

The above restricted stock awards vest on January 5th following the end of the respective performance period. Additionally, each recipient of shares of restricted stock is entitled to vote and receive dividends as to the unvested shares of restricted stock before vesting but cannot dispose of the restricted stock before it vests. Generally, any unvested shares of restricted stock at the time the recipient ceases to be an officer will be forfeited.

(3)	Includes (1) 14,705 shares owned by Mr. McNeill Sr.’s wife; (2) 395,927 shares issuable to Mr. McNeill, Sr. and 269,210 shares issuable to Mr. McNeill, Sr. through his ownership interests in McNeill Investment Co., Inc., upon the redemption of units of limited partnership interest of our operating partnership and (3) 15,218 shares owned by McNeill Investment Company, Inc. Mr. McNeill, Sr. owns approximately

99%, and his son, Phillip H. McNeill, Jr., owns less than 1%, of the capital stock of McNeill Investment Company, Inc.

(4)	Includes 3,000 shares of restricted stock issued, with vesting to occur ratably through 2009, but excludes 6,917 shares of our common stock for which a deferral election was made under our Executive Deferred Compensation Plan. Mr. Bowen may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent as well.

(5)	Includes 8,000 shares issuable upon the exercise of vested options granted under our Directors’ Plan.

(6)	Includes 6,000 shares issuable upon the exercise of vested options granted to each director. Includes, with respect to Mr. McLeary, 1,000 shares owned by Mr. McLeary’s wife, but excludes 27,660 shares of our common stock for which a deferral election was made under our Executive Deferred Compensation Plan. Mr. McLeary may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(7)	Excludes 7,081 shares of our common stock for which a deferral election was made under our Executive Deferred Compensation Plan. Mr. Schultz may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(8)	Includes 1,640 shares owned by Mr. Silver’s wife. Includes 19,600 shares of our common stock for which a deferral election was made under our Executive Deferred Compensation Plan. Mr. Silver may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(9)	Includes 6,701 shares issuable upon redemption of units of limited partnership interests of our operating partnership held by Mr. McNeill, Jr. Excludes 18,949 shares issuable on redemption of units of our operating partnership and 15,218 shares held by McNeill Investment Co., Inc., in which Mr. McNeill, Jr. owns less than 1% of the capital stock. Mr. McNeill, Jr. is executive vice president of development and is the son of Phillip H. McNeill, Sr., the chairman of our board of directors.

(10)	Includes 4,168 shares of our common stock for which a deferral election was made under our Executive Deferred Compensation Plan. Mr. Mitchell may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(11)	As of December 31, 2006, based on information filed with the SEC in a Schedule 13G. Includes affiliate holdings.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Tennessee law does not provide for dissenters’ or appraisal rights in connection with the merger or any of the transactions contemplated by the merger agreement. Accordingly, you will not have the right to receive a judicially determined value for your shares of our common stock.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Our board of directors is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of our company.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact us either by calling our Secretary at (901) 754-7774 or by writing to us at Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138, Attention: Secretary. Upon any written or oral request to us, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

SHAREHOLDER PROPOSALS

If we complete the merger, we will not hold any additional annual meetings of shareholders. In the event the merger is not completed, shareholders intending to submit proposals for presentation at our next annual meeting of shareholders, tentatively scheduled for May 8, 2008, must submit their proposals in writing and we must receive these proposals at our executive offices on or before December 14, 2007 for inclusion in our proxy statement and the form of proxy relating to our 2008 annual meeting. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 14, 2007 for inclusion in our proxy materials for our 2008 annual meeting of shareholders.

In order for a shareholder to nominate a candidate for director, timely notice of the nomination must be received by us in advance of the meeting. If the 2008 annual meeting of shareholders is held, such notice must be received not later than December 14, 2007.

In addition, if a shareholder intends to present a matter for a vote at our 2008 annual meeting of shareholders, other than by submitting a proposal for inclusion in our proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, under Commission Filing Number 1-12073. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing or calling us at the following address or telephone number: Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown,

Tennessee 38138, Attention: Secretary, telephone (901) 754-7774. If you would like to request documents, please do so by          , 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006,

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007,

•	Our Current Reports on Form 8-K filed on January 5, 2007, February 14, 2007, May 7, 2007, May 24, 2007, and June 22, 2007, and

•	Our proxy statement relating to our 2007 annual meeting of stockholders.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138, Attention: Secretary, telephone (901) 754-7774. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

EXHIBIT A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 20, 2007
AMONG
GRACE I, LLC
GRACE ACQUISITION I, INC.
GRACE II, L.P.
EQUITY INNS PARTNERSHIP, L.P.
AND
EQUITY INNS, INC.

EXHIBITS

EXHIBIT A	Form of Tax Opinion	A-1
EXHIBIT B	Form of Limited Guarantee	B-1

AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2007 (this “Agreement”), among Grace I, LLC, a Tennessee limited liability company (“Acquiror”), Grace Acquisition I, Inc., a Tennessee corporation and a wholly owned subsidiary of Acquiror (“Merger Subsidiary”), Grace II, L.P., a Tennessee limited partnership (“Partnership Merger Subsidiary”), Equity Inns Partnership, L.P., a Tennessee limited partnership (the “Partnership”), and Equity Inns, Inc., a Tennessee corporation (the “Company”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Subsidiary (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement with Merger Subsidiary continuing as the Surviving Company and a wholly owned subsidiary of Acquiror;

WHEREAS, the parties also wish to effect a merger of Partnership Merger Subsidiary with and into the Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement with the Partnership continuing as the Surviving Partnership and an indirect subsidiary of Acquiror;

WHEREAS, the Board of Directors of the Company has adopted this Agreement and the Company Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger on behalf of the Partnership, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Merger Subsidiary and Acquiror, as the sole shareholder of Merger Subsidiary, have approved this Agreement and the Company Merger on the terms and subject to the conditions set forth herein; and

WHEREAS, Merger Subsidiary, as general partner of the Partnership Merger Subsidiary, has approved this Agreement and the Partnership Merger, on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions all as set forth herein.

NOW, THEREFOR, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

1.01 Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.08(b).

“Acquiror Termination Fee” has the meaning set forth in Section 9.03(d).

“Acquisition Proposal” has the meaning set forth in Section 6.04(b).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.04.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.04(c).

“Applicable Permits” has the meaning set forth in Section 5.02(e).

“Articles of Merger” has the meaning set forth in Section 2.02(b).

“Benefit Plans” has the meaning set forth in Section 5.02(i)(i).

“Blue Sky Laws” has the meaning set forth in Section 5.02(d)(ii).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York or Tennessee are authorized or obligated to close.

“Change in Recommendation” has the meaning set forth in Section 6.04(c).

“Claim” has the meaning set forth in Section 6.07(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Certificate” means any certificate which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Second Amended and Restated Charter of the Company as in effect on the date hereof.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Common Stock Certificates” has the meaning set forth in Section 3.04(b)(i).

“Company Financial Advisor” has the meaning set forth in Section 5.02(s).

“Company Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Company Material Adverse Effect” means an event, circumstance, change or effect that (i) is materially adverse to the financial condition, properties, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: any event, circumstance, change or effect arising out of (a) any decrease in the market price or trading volume of Company Common Stock (but not any event, circumstance, change or effect underlying such decrease or that arises out of or results from such decrease, in each case, to the extent that such event, circumstance, change or effect would, alone or taken together with other events, circumstances, changes or effects, otherwise constitute a Company Material Adverse Effect), (b) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (c) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (d) any changes in general economic, legal, regulatory or political conditions, or any changes generally in the hospitality industry, (e) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) changes in Law or GAAP, (h) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto, (i) failure by the Company to complete the acquisition or sale of any properties or assets currently under contract or letter of intent or otherwise contemplated by the Company’s business plan, other than a failure by the Company to complete any such sale which is a result of a breach or default by the Company or any of its Subsidiaries, or (j) any continuation of an adverse trend; provided, further, that, with respect to clause (d), such event, circumstance, change or effect does not disproportionately affect the Company and its Subsidiaries or (ii) prevents, materially delays or impairs the ability of the Company to consummate the Company Merger.

“Company Merger” has the meaning set forth in the recitals of this Agreement.

“Company Merger Consideration” has the meaning set forth in Section 3.01(b).

“Company Merger Certificates” has the meaning set forth in Section 2.02(b).

“Company Merger Effective Date” means the day of the Company Merger Effective Time.

“Company Merger Effective Time” has the meaning set forth in Section 2.02(b).

“Company Options” means all options to purchase shares of Company Common Stock granted under Company Stock Plans that are outstanding immediately prior to the Company Merger Effective Time.

“Company Preferred Stock” means the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Preferred Stock Certificates” has the meaning set forth in Section 3.04(b)(ii).

“Company Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(b).

“Company Property” or “Company Properties” has the meaning set forth in Section 5.02(l)(i).

“Company Property Owner” has the meaning set forth in Section 5.02(l)(i).

“Company Series B Preferred Stock” means the Company’s 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share.

“Company Series B Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(a).

“Company Series C Preferred Stock” means the Company’s 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share.

“Company Series C Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(b).

“Company Shareholders Meeting” means a special meeting of the Company’s shareholders to consider and vote upon the approval of the Company Merger (including any adjournment or postponement).

“Company Stock Plan” means the Company’s 1994 Stock Incentive Plan, the Company’s 2007 Plan and the Director’s Compensation Plan, each as amended.

“Company Title Report” has the meaning set forth in Section 5.02(l)(v).

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 6.08(a).

“Contract” has the meaning set forth in Section 5.02(d)(i).

“Disclosure Letter” has the meaning set forth in Section 5.01.

“Dividend Adjustment” has the meaning set forth in Section 3.01(b).

“Employee” has the meaning set forth in Section 6.08(a).

“Environmental Laws” has the meaning set forth in Section 5.02(o)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(i)(v).

“Excess Dividend Amount” has the meaning set forth in Section 4.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Expenses” has the meaning set forth in Section 6.07(a).

“Financing” shall have the meaning set forth in Section 6.11.

“Former Common Equityholder” has the meaning set forth in Section 3.04(b)(i).

“Former Partnership LP Unit Holder” has the meaning set forth in Section 3.04(b)(iii).

“Former Preferred Equityholder” has the meaning set forth in Section 3.04(b)(ii).

“Franchise Agreements” has the meaning set forth in Section 5.02(l)(iv).

“GAAP” means accounting principles generally accepted in the United States of America.

“Ground Leased Properties” has the meaning set forth in Section 5.02(l)(i).

“Ground Leases” has the meaning set forth in Section 5.02(l)(i).

“Ground Lessor” has the meaning set forth in Section 5.02(l)(i).

“Governmental Authority” means any federal, state or local court, administrative agency, commission, governmental or regulatory authority, instrumentality, agency or body or other legislative, executive or judicial governmental entity.

“Guarantor” has the meaning set forth in Section 6.10.

“Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos, mold and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications.

“IRS” has the meaning set forth in Section 5.02(i)(i).

“knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge of the President and Chief Executive Officer of the Company and the Executive Vice President and Chief Financial Officer of the Company.

“Law” has the meaning set forth in Section 5.02(d)(i).

“Liens” means any charge, mortgage, easement, right of first refusal, right of first offer, pledge, security interest, restriction, Claim, lien or encumbrance.

“Limited Guarantee” has the meaning set forth in Section 6.10.

“Liquor Licenses” has the meaning set forth in Section 6.05(e).

“Management Agreements” has the meaning set forth in Section 5.02(l)(viii).

“Material Contracts” has the meaning set forth in Section 5.02(p)(i)(4).

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Mergers” has the meaning set forth in the recitals of this Agreement.

“NYSE” has the meaning set forth in Section 5.02(d)(ii).

“Operator” has the meaning set forth in Section 6.05(e).

“Operating Lease” means, collectively, those certain operating leases between the applicable Company Property Owner and a wholly-owned Taxable REIT Subsidiary of the Company, pursuant to which a Company Property is leased from a Company Property Owner to a wholly-owned Taxable REIT Subsidiary of the Company.

“Option Consideration” has the meaning set forth in Section 3.05(a).

“Order” has the meaning set forth in Section 8.01(b).

“Organizational Documents” has the meaning set forth in Section 5.02(a)(v).

“Outside Date” has the meaning set forth in Section 9.01(b)(ii).

“Owned Real Properties” has the meaning set forth in Section 5.02(l)(i).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” has the meaning set forth in Section 5.02(b)(vi).

“Partnership LP Unit” has the meaning set forth in Section 3.03.

“Partnership LP Unit Certificates” has the meaning set forth in Section 3.04(b)(iii).

“Partnership Merger” has the meaning set forth in the recitals of this Agreement.

“Partnership Merger Certificates” has the meaning set forth in Section 2.02(c).

“Partnership Merger Consideration” has the meaning set forth in Section 3.03.

“Partnership Merger Effective Time” has the meaning set forth in Section 2.02(c).

“Partnership Merger Subsidiary” has the meaning set forth in the preamble of this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 5.02(l)(i).

“Permitted Liens” has the meaning set forth in Section 5.02(l)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Property Documents” means, collectively, the Management Agreements, the Franchise Agreements, the Ground Leases, the Loan Documents and the Space Leases.

“Property Restrictions” has the meaning set forth in Section 5.02(l).

“Proxy Statement” has the meaning set forth in Section 5.02(d)(ii).

“Qualifying Income” has the meaning set forth in Section 9.03(e).

“REIT” means a real estate investment trust within the meaning of Sections 856-860 of the Code.

“Release” has the meaning set forth in Section 5.02(o)(iv).

“Representative” has the meaning set forth in Section 6.04(a).

“Restricted Stock” has the meaning set forth in Section 3.05(b).

“Restrictions” has the meaning set forth in Section 3.05(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.02(f)(i).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.02(f)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Approval” has the meaning set forth in Section 5.02(c).

“Space Leases” has the meaning set forth in Section 5.02(l)(iii).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X promulgated by the SEC and shall be deemed to include all Subsidiaries of the Partnership when a reference is made to a Subsidiary of the Company.

“Superior Proposal” has the meaning set forth in Section 6.04(b).

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Surviving Company Preferred Stock” means the Surviving Company Series B Preferred Stock and the Surviving Company Series C Preferred Stock

“Surviving Company Series B Preferred Stock” means the Surviving Company’s 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share, which has identical dividend and other relative rights, preferences, limitations and restrictions as are provided in the Company Charter with respect to the Company Series B Preferred Stock.

“Surviving Company Series C Preferred Stock” means the Surviving Company’s 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share, which has identical dividend and other relative rights, preferences, limitations and restrictions as are provided in the Company Charter with respect to the Company Series C Preferred Stock.

“Surviving Partnership” has the meaning set forth in Section 2.01(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Protection Agreement” has the meaning set forth in Section 5.02(n)(xi).

“Taxable REIT Subsidiary” has the meaning set forth in Section 4.01(l).

“Tax Returns” shall mean any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TBCA” means the Tennessee Business Corporation Act.

“Termination Date” has the meaning set forth in Section 9.01.

“Termination Fee” has the meaning set forth in Section 9.03(b).

“Title Policies” has the meaning set forth in Section 5.02(l)(v).

“TN Secretary” means the Secretary of State of the State of Tennessee.

“Transaction” means the Mergers and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.09.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“TRULPA” means the Tennessee Revised Uniform Limited Partnership Act.

“Trust Agreement” means the Trust Agreement of Equity Inns Trust.

ARTICLE 2.

THE MERGERS

2.01 The Mergers.

(a) The Company Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the TBCA, at the Company Merger Effective Time, Merger Subsidiary and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease and (ii) Merger Subsidiary shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue to exist as a Tennessee corporation and as a wholly owned Subsidiary of Acquiror.

(b) The Partnership Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the TRULPA, at the Partnership Merger Effective Time, Partnership Merger Subsidiary and the Partnership shall consummate the Partnership Merger pursuant to which (i) Partnership Merger Subsidiary shall be merged with and into the Partnership and the separate existence of Partnership Merger Subsidiary shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”).

(c) Governing Documents.

(i) The charter and bylaws of Merger Subsidiary, as in effect immediately prior to the Company Merger Effective Time, shall be the charter and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by Law, subject to compliance with Section 6.07(c) hereof.

(ii) The limited partnership agreement of Partnership Merger Subsidiary, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law.

(d) Authorized Stock.  The authorized capital stock of the Surviving Company upon consummation of the Company Merger shall be as set forth in the charter of Merger Subsidiary as in effect immediately prior to the Company Merger.

(e) Partnership Matters.  The Surviving Company shall be the general partner of the Surviving Partnership following the Partnership Merger Effective Time.

(f) Effect of the Mergers.

(i) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(ii) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided in the TRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of Partnership Merger

Subsidiary shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of Partnership Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.

(g) Additional Actions.  If, at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Company Merger, (ii) vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Partnership Merger Subsidiary acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger, or (iii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, for itself and on behalf of the Partnership as its general partner, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company or Surviving Partnership, as applicable, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Surviving Company for itself and on behalf of the Surviving Partnership as its general partner or otherwise to take any and all such action.

2.02 Effective Times; Closing.

(a) The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m., Eastern Time on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article 8(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or if later, October 22, 2007, provided that the conditions set forth in Article 8 in accordance with this Agreement are satisfied or duly waived on such date, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror and the Company the certificates and other documents required to be delivered under Article 8 hereof.

(b) Immediately following the Closing, Merger Subsidiary and the Company shall duly execute and file articles of merger with the TN Secretary in accordance with the TBCA (the “Articles of Merger”) and shall duly execute and file certificates of merger in accordance with the TBCA (the “Company Merger Certificates”) and shall make all other filings or recordings required under the TBCA to effect the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger have been filed with the TN Secretary, or such later time which the parties hereto shall have agreed upon and designated in the Company Merger Certificates in accordance with the TBCA as the effective time of the Company Merger (the “Company Merger Effective Time”).

(c) Immediately following the filing of the Articles of Merger and the Company Merger Certificates, the Partnership and Partnership Merger Subsidiary shall duly execute and file certificates of merger in accordance with the TRULPA (the “Partnership Merger Certificates”) to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed in accordance with the TRULPA, or such later time which the parties hereto shall have agreed upon and designated in the Partnership Merger Certificates as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

ARTICLE 3.

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Conversion of Company Common Stock.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of a holder of Company Common Stock or holders of membership interests of Merger Subsidiary:

(a) Each share of common stock, par value $0.01 per share, of Merger Subsidiary immediately prior to the Effective Time shall remain as one share of common stock, par value $0.01 per share, of the Surviving Company.

(b) Except as set forth in Section 3.01(c) herein, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $23.00, without interest, minus the amount, if any, of the Dividend Adjustment (the “Company Merger Consideration”). “Dividend Adjustment” shall mean the amount per share of Company Common Stock of any dividend declared by the Company, if any, after the date hereof and having a record date prior to the Company Merger Effective Time other than as permitted by Section 4.01(b) and Section 7.01(except for any Excess Dividend Amount).

(c) Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Acquiror or Merger Subsidiary in exchange therefor.

3.02 Company Preferred Stock.

(a) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of the Surviving Company Series B Preferred Stock (the “Company Series B Preferred Stock Merger Consideration”).

(b) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of the Surviving Company Series C Preferred Stock (the “Company Series C Preferred Stock Merger Consideration” and together with the Company Series B Preferred Stock Merger Consideration, the “Company Preferred Stock Merger Consideration”).

3.03 Conversion of Partnership LP Units.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of a holder of any partnership interest of the Partnership or Partnership Merger Subsidiary, each unit of partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company or any of its Subsidiaries, including Class B preferred units and Class C preferred units) (“Partnership LP Unit”), shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to the Company Merger Consideration, without interest (the “Partnership Merger Consideration” and together with the Company Merger Consideration and the Company Preferred Stock Merger Consideration, the “Merger Consideration”).

3.04 Exchange Procedures.

(a) Exchange Agent.  Prior to the Partnership Merger Effective Time, Acquiror shall appoint Computershare to act as Exchange Agent (the “Exchange Agent”) in accordance with an agreement reasonably satisfactory to the Company for the payment or exchange, as applicable, in accordance with this Article 3, of the Merger Consideration (such cash and shares of Surviving Company Preferred Stock is referred to as the “Exchange Fund”). On or before the Partnership Merger Effective Time, Acquiror shall deposit with the Exchange Agent its good faith estimate of the aggregate amount of the Merger Consideration, including shares of Surviving Company Preferred Stock, for the benefit of the holders of Company Common Stock, Company

Preferred Stock, Partnership LP Units and Company Options, as applicable. The Acquiror, pursuant to irrevocable instructions, shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. All Expenses of the Exchange Agent shall be paid by Acquiror or the Surviving Company.

(b) Exchange Procedures for Company Common Stock, Company Preferred Stock; Partnership LP Units and Company Options.

(i) Promptly after the Company Merger Effective Time (but in any event within three (3) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held shares of Company Common Stock that were exchanged for the right to receive the Company Merger Consideration (each, a “Former Common Equityholder”), pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of certificates representing Company Common Stock (the “Company Common Stock Certificates”) shall be effected, and risk of loss and title to the Company Common Stock Certificates shall pass to the Exchange Agent, only upon delivery of the Company Common Stock Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Common Equityholder’s Company Common Stock Certificates in exchange for the Company Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Common Equityholder of a Company Common Stock Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Common Equityholder of such letter of transmittal (together with such Company Common Stock Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Common Equityholder shall receive in exchange therefor the Company Merger Consideration payable in respect of the Company Common Stock, pursuant to the provisions of this Article 3, and the Company Common Stock Certificate so surrendered shall forthwith be canceled. The right of any Former Common Equityholder to receive the Company Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.07. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Company Common Stock Certificate so surrendered is registered, if such Company Common Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Company Common Stock Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Company Common Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Merger Consideration as contemplated by this Section 3.04.

(ii) Promptly after the Company Merger Effective Time but in any event within three (3) Business Days, Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held shares of Company Preferred Stock that were exchanged for the right to receive the Company Preferred Stock Merger Consideration (each, a “Former Preferred Equityholder”), pursuant to Section 3.02: (A) a letter of transmittal (which shall specify that delivery of certificates representing Company Preferred Stock (the “Company Preferred Stock Certificates”) shall be effected, and risk of loss and title to the Company Preferred Stock Certificates shall pass to the Exchange Agent, only upon delivery of the Company Preferred Stock Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Preferred Equityholder’s Company Preferred Stock Certificates in exchange for the Company Preferred Stock Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Preferred Equityholder of a Company Preferred Stock Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Preferred Equityholder of such letter of transmittal (together with such Company Preferred Stock Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former

Preferred Equityholder shall receive in exchange therefor the Company Preferred Stock Merger Consideration payable in respect of the Company Preferred Stock, pursuant to the provisions of this Article 3, and the Company Preferred Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Company Preferred Stock Certificate so surrendered is registered, if such Company Preferred Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Company Preferred Stock Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Company Preferred Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Preferred Stock Merger Consideration as contemplated by this Section 3.04.

(iii) Promptly after the Partnership Merger Effective Time (but in any event within three (3) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held Partnership LP Units that were exchanged for the right to receive the Partnership Merger Consideration (each, a “Former Partnership LP Unit Holder”), pursuant to Section 3.03 (A) a letter of transmittal (which shall specify that delivery of certificates representing Partnership LP Units (the “Partnership LP Unit Certificates”) shall be effected, and risk of loss and title to the Partnership LP Unit Certificates shall pass to the Exchange Agent, only upon delivery of the Partnership LP Unit Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Partnership LP Unit Holder’s Partnership LP Unit Certificates in exchange for the Partnership Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Partnership LP Unit Holder of a Partnership LP Unit Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Partnership LP Unit Holder of such letter of transmittal (together with such Partnership LP Unit Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Partnership LP Unit Holder shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Partnership LP Units, pursuant to the provisions of this Article 3, and the Partnership LP Unit Certificate so surrendered shall forthwith be canceled. The right of any Former Partnership LP Unit Holder to receive the Partnership Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.07. In the event of a transfer of ownership of Partnership LP Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Partnership LP Unit Certificate so surrendered is registered, if such Partnership LP Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Partnership LP Unit Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Partnership LP Unit Certificate shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the Partnership Merger Consideration as contemplated by this Section 3.04.

(iv) The Exchange Agent shall deliver the Option Consideration to the holders of Company Options.

(c) No Further Ownership Rights.  At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Company Common Stock, Company Preferred Stock and Partnership LP Units that are converted into the right to receive the Company Merger Consideration pursuant to Section 3.01(b), the Company Preferred Stock Merger Consideration pursuant to Section 3.02 or the Partnership Merger Consideration pursuant to Section 3.03 shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the applicable Merger Consideration provided under this Article 3. The applicable Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock, the Company Preferred Stock and Partnership LP

Units exchanged therefor and, if applicable, represented by Company Common Stock Certificates, Company Preferred Stock Certificates or Partnership LP Units Certificates exchanged therefor.

(d) Lost Company Common Stock Certificates, Company Preferred Stock Certificate or Partnership LP Unit Certificates.  In the event that any Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate to be lost, stolen or destroyed and, if required by the Acquiror or Surviving Company, the posting by such Person of a bond in such reasonable amount as the Acquiror or Surviving Company may require as indemnity against any claim that may be made against it with respect to such Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate, the Company Merger Consideration, the Company Preferred Stock Merger Consideration or the Partnership Merger Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Stock, Company Preferred Stock or Partnership LP Units one year after the Company Merger Effective Time shall be delivered to Acquiror upon demand. Any such holders who have not complied with this Article 3 prior to that time shall thereafter look only to Acquiror, and Acquiror shall thereafter be liable, for payment of the applicable Merger Consideration, (subject to abandoned property, escheat and similar Laws). Any such portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock, Company Preferred Stock or Partnership LP Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of all claims or interest of any Persons previously entitled thereto.

(f) No Liability.  None of Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Partnership, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.05 Treatment of Equity Compensation.

(a) Cancellation of Company Options.  Immediately prior to the Company Merger Effective Time, each Company Option, whether or not then vested or exercisable, shall be cancelled and in lieu thereof, the holder of each such Company Option will be entitled to receive, as soon as practicable, but in any event no later than three (3) Business Days thereafter, an amount in cash equal to the product of (i) the excess, if any, of the Company Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (but not less than zero) multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, whether or not vested, without interest (the “Option Consideration”).

(b) Restricted Stock.  Immediately prior to the Company Merger Effective Time, all outstanding repurchase restrictions, forfeiture restrictions, restrictions on transferability and other restrictions in favor of the Company and performance requirements (the “Restrictions”) applicable to restricted or performance shares of Company Common Stock issued pursuant to the Company Stock Plan (such shares being “Restricted Stock”), which have not then lapsed shall lapse in their entirety and such shares of Restricted Stock shall become fully vested and cease to be subject to the Restrictions.

3.06 Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, any Company Common Stock, Company Options or Partnership LP Units then outstanding shall be changed into a different number, class or series of shares by reason of any stock dividend, partnership distribution, subdivision, reclassification, recapitalization, stock or unit split, combination or exchange of shares or units, then the applicable Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

3.07 Withholding Taxes.  The Surviving Company, Acquiror or Exchange Agent, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Partnership LP Units or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign Tax Law and shall, to the extent so withheld, promptly pay or cause to be paid any such amounts to the appropriate Governmental Authority as required by applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Partnership LP Units or Company Options in respect of which such deduction and withholding was made.

3.08 Stock Transfer Books.

(a) At the close of business, New York time, on the day the Company Merger Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of Company Common Stock Certificates and Company Preferred Stock Certificates shall cease to have any rights with respect to such shares of Company Common Stock and Company Preferred Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Company Merger Effective Time, any Company Common Stock Certificates or Company Preferred Stock Certificates presented to the Exchange Agent, the Surviving Company or Acquiror for any reason shall be exchanged for the Company Merger Consideration or the Company Preferred Stock Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented thereby.

(b) At the close of business, New York time, on the day the Partnership Merger Effective Time occurs, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers of Partnership LP Units thereafter on the records of the Partnership. From and after the Partnership Merger Effective Time, the holders of Partnership LP Units shall cease to have any rights with respect to such Partnership LP Units, except as otherwise provided herein or by Law. On or after the Partnership Merger Effective Time, any Partnership LP Units presented to the Surviving Partnership for any reason shall be converted into the Partnership Merger Consideration with respect to the Partnership LP Units formerly represented thereby.

ARTICLE 4.

CONDUCT OF THE PARTIES PENDING CLOSING

4.01 Conduct of Business by the Company and the Partnership.  From the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, the Company covenants and agrees as to itself and its Subsidiaries that (x) the business of it and its Subsidiaries will be conducted in the ordinary course consistent with past practice and (y) it shall, and shall cause its Subsidiaries, to use commercially reasonable efforts to preserve their business organizations and conduct their operations in compliance with applicable Laws, and, subject to the terms and conditions of this Agreement, maintain its status as a REIT for federal income tax purposes and keep available the present services of their employees. Without limiting the generality of, and in furtherance of, the foregoing from the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.01 of the Disclosure Letter or (iii) as may be required pursuant to contracts entered into by the Company or its Subsidiaries prior to the date of this Agreement and provided to Acquiror prior to the date of this Agreement, without the prior written consent of Acquiror, not to be unreasonably conditioned, withheld or delayed, the Company will not, and will cause its Subsidiaries not to:

(a) Stock.  (i) Authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of Company Common Stock or Partnership LP Units (or similar interests) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Common Stock upon redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement or as a result of the exercise of Company Options issued prior to the date hereof, or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement.

(b) Dividends; Etc.  Except as provided in Section 7.01, (i) make, declare, pay or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary of the Company, other than (A) regular quarterly cash dividends on Company Common Stock in an amount at least equal to the greater of (i) $0.25 per share or (ii) the Company’s estimated “REIT taxable income” (as such term is used in Section 857(a) of the Code) for the quarter and for any prior quarters (to the extent not previously distributed by way of dividend or otherwise to holders of Company Common Stock) and to avoid the imposition of income or excise Taxes on the Company, as reasonably determined by the Company (and corresponding distributions with respect to Partnership LP Units) (with the difference between (x) the estimated “REIT taxable income” referred to in clause (ii) divided by the number of shares of Company Common Stock issued and outstanding on the date of the distribution of the estimated “REIT taxable income” referred to in clause (ii) and (y) $0.25 per share, being referred to herein as the “Excess Dividend Amount”); (B) regular quarterly cash dividends required to be paid on Company Preferred Stock; and (C) dividends paid by any of the Partnership or any wholly-owned Subsidiary of the Company so long as such dividends are only paid to the Company, the Partnership or any wholly-owned Subsidiary of the Company; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c) Compensation; Employment Agreements; Etc.  Except as may be required by written contractual commitments or corporate policies in effect prior to the date of this Agreement (copies of which have been provided to Acquiror prior to the date of this Agreement) or by applicable Law: (i) materially increase the compensation or benefits payable or to become payable to its directors, executive officers or employees or pay any bonus or make any new stock awards to its directors, executive officers or employees (except for normal annual increases in base salary and stock awards in the ordinary course consistent with past practice); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Subsidiary of the Company, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan.

(d) Acquisitions.  Except as disclosed in the SEC Reports or a Company press release, in each case, filed in the case of the SEC Reports, or released, in the case of a Company press release, since January 1, 2007 and prior to the date hereof, (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property or asset for consideration in excess of $1,000,000 in the aggregate; provided, that the Company and its Subsidiaries may not acquire any corporation, partnership, limited liability company, joint venture, any property or asset which would require the treatment of any Person as a Taxable REIT Subsidiary; provided, further, that the Company and its Subsidiaries may acquire assets (other than real property) in the ordinary course of business consistent with past practice, or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on (or enter into any Contract to develop or construct) any Company Property.

(e) Liens.  Create, incur or permit any Lien not in existence on the date hereof material to the Company or any of its Subsidiaries.

(f) Indebtedness.  Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (A) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the existing credit facilities of the Company or its Subsidiaries, (B) indebtedness for borrowed money incurred in connection with the amendment, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement, but only if (x) the aggregate principal amount thereof is not increased thereby and (y) the indebtedness for borrowed money incurred in connection with the modification, refunding, renewal, refinancing or replacement of existing indebtedness is not for a term greater than the existing indebtedness and does not have any material change in its other terms and conditions from the terms and conditions of the existing indebtedness, (C) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole and on terms and conditions materially consistent with the indebtedness for borrowed money with a maturity of not more than one year of the Company and its Subsidiaries existing as of the date hereof, (D) indebtedness for borrowed money incurred in order for the Company to pay dividends as set forth in Section 4.01(b) (and corresponding distributions with respect to Partnership LP Units), to pay the dividend described in Section 7.01 and to comply with Section 4.01(q), and, in each case, on terms and conditions reasonably acceptable to Acquiror or (E) inter-company indebtedness among the Company, the Partnership and wholly-owned Subsidiaries of the Company.

(g) Debt Payment and Capital Expenditures.  (i) (A) Pre-pay any long-term debt (other than borrowings under the Company’s revolving credit facility in the ordinary course of business) in an amount not to exceed $25,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole; provided, that any prepayment of such long-term debt shall not result in any prepayment penalties or similar costs and expenses, or (B) other than with respect to any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business and in accordance with their terms or (ii) make any capital expenditures or commitments for capital expenditures in excess of $500,000 in the aggregate, except for (W) expenditures required to be made pursuant to Organizational Documents or Material Contracts (as in effect on the date hereof), (X) to the extent required under any of the Property Documents (as in effect on the date hereof), expenditures to maintain the Company Properties in working order, or (Y) emergency expenditures for the protection of the Company Properties in the ordinary course consistent with past practice.

(h) Governing Documents.  Amend or otherwise change any provision of the Organizational Documents, except as may be required by this Agreement.

(i) Accounting Methods.  Change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or Law).

(j) Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Agreement, enter into, or terminate any Material Contract or Property Document, or amend or modify in any material respect any of its existing Material Contracts or Property Documents that has, or will have, a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or any of its Subsidiaries, as the case may be, by notice of ninety (90) days or less. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit or restrict the Company from terminating, electing not to renew or otherwise modifying or amending any Management Agreement, or entering into a new management agreement, with respect to any Company Property, in each case, in the ordinary course of business consistent with past practice.

(k) Claims.  Settle or compromise any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), other than settlements or compromises involving only the payment of monetary damages not in excess of $100,000 in the aggregate.

(l) Tax Methods.  Make any material tax election or settle or compromise any material liability for Taxes; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”)).

(m) Sale of Properties.  Sell or otherwise dispose of any Company Property, including any portion thereof or any interest therein.

(n) Liquidation, Etc.  Adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution.

(o) Insurance.  Fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies covering the Company, Company Properties, Subsidiaries of the Company and their respective properties, assets and businesses.

(p) Loans; Advances; Etc.  Make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company, the Partnership or any wholly-owned Subsidiary of the Company).

(q) Maintenance of REIT Status.  Take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, (ii) any Subsidiary of the Company that is set forth as a Taxable REIT Subsidiary in Section 5.02(n)(vii) of the Disclosure Letter to fail to qualify as a Taxable REIT Subsidiary under Section 856(l) of the Code, (iii) any Subsidiary of the Company that is set forth as a “qualified REIT subsidiary” in Section 5.02(n)(vii) of the Disclosure Letter to cease to be treated as a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code, or (iv) any other Subsidiary of the Company to cease to be treated as a partnership or disregarded entity for federal income tax purposes.

(r) Other Actions.  Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Letter.  Concurrently with the execution and delivery of this Agreement, the Company is delivering to Acquiror a Disclosure Letter with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Letter”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Disclosure Letter with respect to a particular representation or warranty contained in Section 5.02 herein shall be deemed to be an exception or qualification with respect to all other representations or warranties contained in Section 5.02 herein to which the relevance of such item is readily apparent. Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 5.02 herein.

5.02 Representations and Warranties of the Company.  Subject to the exceptions and qualifications set forth in the Disclosure Letter, or except as set forth in SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company and the Partnership hereby represent and warrant to Acquiror, Merger Subsidiary and Partnership Merger Subsidiary that:

(a) Existence; Good Standing; Authority; Compliance with Law.

(i) The Company is a corporation duly incorporated, validly existing under the laws of the State of Tennessee and in good standing with the TN Secretary. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(ii) Section 5.02(a)(ii) of the Disclosure Letter sets forth: (i) each Subsidiary of the Company; (ii) the legal form of each Subsidiary of the Company, including the state of formation; and (iii) the identity and ownership interest of each of such Subsidiaries that is held by the Company or its Subsidiaries.

(iii) Each of the Subsidiaries of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(iv) Except as set forth in Section 5.02(a)(iv) of the Disclosure Letter, all of the outstanding equity or voting securities or other equity interests of each of the Subsidiaries of the Company have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of its Subsidiaries.

(v) The Company has previously made available to Acquiror complete copies of the Company Charter, Company Bylaws, the Trust Agreement and the Partnership Agreement, each as amended through, and as in effect on, the date hereof (the “Organizational Documents”).

(vi) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or Compensation Committee of the Company Board actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the financial statements of the Company, respectively.

(b) Capitalization.

(i) The authorized shares of stock of the Company consist of 100,000,000 shares of Company Common Stock, of which, as of June 20, 2007, 55,058,698 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of June 20, 2007, 3,450,000 shares of Company Series B Preferred Stock and 2,400,000 shares of Company Series C Preferred Stock were issued and outstanding. As of June 20, 2007, (a) 411,000 shares of Company Common Stock have been reserved for issuance pursuant to the Company Stock Plan and Company Options representing 14,000 shares of Company Common Stock were outstanding, and (b) 898,171 shares of Company Common Stock have been reserved for issuance upon the redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement.

(ii) As of the date hereof, the Company and its Subsidiaries have outstanding indebtedness for borrowed money equal to $686,327,000 in principal amount. Section 5.02(b)(ii) of the Disclosure Letter sets forth a list of all such instruments under which such indebtedness for borrowed money is issued, their outstanding principal amounts and any accrued and unpaid interest as of May 31, 2007, interest rates, maturity dates, and any remaining interest payment dates (including the amount of interest to be paid on such dates). Other than the Partnership LP Units, there are no outstanding bonds, debentures, notes or other similar obligations of the Company or any Subsidiary of the Company, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(iii) Except for the Partnership LP Units and the Company Options set forth in Section 5.02(b)(iii) of the Disclosure Letter, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its

Subsidiaries to issue, transfer or sell any Company Common Stock or any instrument that is convertible into or exercisable or exchangeable for Company Common Stock. Section 5.02(b)(iii) of the Disclosure Letter sets forth a list of outstanding Company Options, the number of shares subject to each Company Option and the per share exercise price for each Company Option. Except as set forth in Section 5.02(b)(iii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(iv) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock.

(v) Except as set forth in the Organizational Documents, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities or the securities of any of its Subsidiaries under the Securities Act.

(vi) The Company is the sole general partner of the Partnership. Section 5.02(b)(vi) of the Disclosure Letter sets forth a list of all holders of Partnership LP Units, including the number of Partnership LP Units held. Except as set forth in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), or Section 5.02(b)(vi) of the Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership, the Company or any Subsidiary of the Company to issue, repurchase, redeem, transfer or sell any partnership interests of the Partnership.

(vii) As of the date of this Agreement, the Company has paid all dividends required to be paid on Company Preferred Stock, and there are no accumulated, accrued and unpaid dividends required to be paid on Company Preferred Stock.

(c) Authority Relative to this Agreement.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. No further corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger (other than (A) the Shareholder Approval and (B) the filing and recordation of appropriate merger documents as required by the TBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii) The Partnership has all necessary limited partnership power to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other partnership proceedings on the part of the Partnership, including actions of the general partner of the Partnership, are necessary to authorize this Agreement or to consummate the Partnership Merger other than the filing and recordation of appropriate Partnership Merger documents as required by the TRULPA). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(iii) The Company Board has duly and validly authorized the execution and delivery of this Agreement and adopted this Agreement and the Company Merger. The Company Board has recommended the approval of the Company Merger and this Agreement by the holders of the Company Common Stock. Approval of the Company Merger and this Agreement by the shareholders of the Company requires only the affirmative vote of a majority of all votes entitled to be cast by the holders of all outstanding Company Common Stock as of the record date for the Shareholder Meeting (the “Shareholder Approval”) and no other vote or consent.

(d) No Conflict; Required Filings and Consents.

(i) Except as set forth in Section 5.02(d) of the Disclosure Letter, the execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, (A) subject to the receipt of the Shareholder Approval, conflict with or violate the Organizational Documents, (B) assuming that all consents, approvals, authorizations and other actions described in Section 5.02(d) of the Disclosure Letter have been obtained and all filings and obligations described in Section 5.02(d) of the Disclosure Letter have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, writ or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, undertaking, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”), except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(ii) The execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), (2) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Mergers to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”), (3) the filing of the Articles of Merger with the TN Secretary, (4) the filing of the Partnership Merger Certificate with the TN Secretary and (5) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), or (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(e) Permits; Compliance.  Except as set forth in Section 5.02(e) of the Disclosure Letter, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including, without limitation, all liquor licenses), permits, consents, certificates, approvals and orders of any Governmental Authority necessary for the lawful conduct of its business as it is now being conducted (the “Applicable Permits”), except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets is bound or affected, or (ii) any Contract or Applicable Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(f) SEC Filings; Financial Statements.

(i) The Company has filed all forms, reports and other documents (including all exhibits, statements and schedules) required to be filed by it with the SEC since December 31, 2004 (the “SEC Reports”). The SEC Reports, each as amended, (i) have been prepared in accordance with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or as amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference into the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position, results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(iii) The Company and each of its officers and directors are in compliance with, and have complied since the enactment thereof, in each case in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(iv) The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.

(g) Absence of Certain Changes or Events.  (i) Since January 1, 2007, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and (ii) since January 1, 2007 through the date hereof, except as set forth in Section 5.02(g) of the Disclosure Letter, each of the Company and its Subsidiaries have not (x) made, declared, paid or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary of the Company, other than (A) regular quarterly cash dividends on Company Common Stock in an amount equal to $0.25 per share, (B) regular quarterly cash dividends required to be paid on Company Preferred Stock; and (C) dividends paid by any of the Partnership or any wholly-owned Subsidiary of the Company to the Company, the Partnership or any wholly-owned Subsidiary of the Company or (y) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money

(h) Litigation.  There is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or that questions the validity of this Agreement or seeks to challenge or prevent or enjoin, alter or materially delay the Mergers.

(i) Employee Benefit Plans.

(i) Section 5.02(i)(i) of the Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its Subsidiaries is a party, or which are sponsored by the Company or any of its Subsidiaries for the benefit of any employee, officer or director of the Company or any of its Subsidiaries, and (ii) any contracts, arrangements or understandings between the Company or any of its Affiliates and any employee of the Company or of any of its Subsidiaries, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Benefit Plans”). The Company has made available to Acquiror a true and correct copy of (i) each written Benefit Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law, and (iv) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(ii) Each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Benefit Plan in accordance with its terms and applicable Laws would not be reasonably expected to have a Company Material Adverse Effect. No Action, claim or proceeding is pending or, to the knowledge of the Company threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) that would reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made.

(iii) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.

(iv) No Benefit Plan is, and neither the Company nor any of its Subsidiaries contributes to or has at any time contributed to any Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(v) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(vi) Except as set forth in Section 5.02(i)(vi) of the Disclosure Letter, neither the execution and delivery of this Agreement, the Shareholder Approval nor the consummation of the transactions contemplated hereby, will (a) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or increase the amount payable or result in any other material obligation pursuant to any Benefit Plan, (b) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (c) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Company to merge, amend or terminate any of the Company Benefit Plans or (d) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vii) Except as set forth in Section 5.02(i)(vii) of the Disclosure Letter, none of the Benefit Plans nor any collective bargaining agreements provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

(viii) All Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(j) Labor Matters.  Except as set forth in Section 5.02(j) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries. There are no grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract, and there is no pending or threatened, nor has there been for the past five years, any strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries.

(k) [Intentionally left blank]

(l) Property and Leases.

(i) Section 5.02(l)(i) of the Disclosure Letter sets forth a correct and complete list, property address and description of the principal function conducted at each parcel of real property (x) owned in fee by the Company, the Partnership and/or their respective Subsidiaries (each a “Company Property Owner”), and sets forth the particular Company Property Owner that owns each such parcel of real property (collectively, the “Owned Real Properties”), and (y) ground leased by a Company Property Owner (collectively, the “Ground Leased Properties”), pursuant to a ground lease (collectively, the “Ground Leases”) and sets forth the particular Company Property Owner that serves as ground lessee (i.e., owns the ground-leasehold estate), the name of the ground lessor under each (each, a “Ground Lessor”), and the date of each Ground Lease. Except as set forth in Section 5.02(l)(i) of the Disclosure Letter, no Company Property Owner or, to the knowledge of the Company, any other party to any Ground Lease, is in default under any Ground Lease, which would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Ground Leases is valid, binding and in full force and effect as against the applicable Company Property Owner. No Company Property Owner has assigned its interest in any of the Ground Leases or sublet any part of the premises thereby or exercised any option or right thereunder except as, in each case, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No penalties are accrued or unpaid under any Ground Lease, except for penalties that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All such Ground Leased Properties and Owned Real Properties, together with all buildings, structures, hotels, parking lots, convention centers, meeting facilities, restaurant, bar and lounge facilities and all other furnishings, improvements, equipment and fixtures located on or under such Ground Leased Properties and Owned Real Properties, and all easements, rights and other appurtenances to such Ground Leased Properties and Owned Real Properties, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties.” The applicable Company Property Owner, as set forth in Section 5.02(l)(i) of the Disclosure Letter, owns good and valid fee simple title to the Owned Real Properties, and the applicable Company Property Owners own good and valid leasehold title to the Ground Leased Properties, in each case, as indicated in Section 5.02(l)(i) of the Disclosure Letter, and in each case free and clear of any Liens, rights of way and similar encumbrances, title defects or covenants or written agreements affecting building use or occupancy, or reservations of interests in title (collectively, “Property Restrictions”), except for (A) Permitted Liens, (B) Property Restrictions imposed or promulgated by Law or by any Governmental Entity and (C) other matters; provided, however, in the case of clauses (B) and (C) above, such matters do not, individually or in the aggregate, have a Company Material Adverse Effect (such matters in clauses (A), (B) and (C) above, collectively, “Permitted Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (A) Liens for Taxes not yet delinquent or, for the calendar year in which the Closing occurs, as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (B) any matter disclosed in the Company Title Reports, (C) Liens and obligations arising under Material Contracts, (D) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens for construction in progress arising in ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company, (E) mortgages and deeds of trust granted as security for financings listed or described in the Disclosure Letter and (F) any other Lien not specifically addressed in clauses (A) through (E) of this sentence which would not reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2007, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Permitted Encumbrances.

(iii) Except as set forth in Section 5.02(l)(iii) of the Disclosure Letter, and except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each real property lease or sublease (other than the Ground Leases) to which any Company Property Owner is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, has been provided or made available to Acquiror prior to the date hereof (collectively, the “Space Leases”). Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no Company Property Owner has received notice that it is in default or violation of any Space Lease. No Company Property Owner has beached or is in default of any material provision of any Space Lease, which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(iv) The Company has made available to Acquiror a copy of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property (together with any amendment, guarantees and any ancillary documents and agreements related thereto, collectively, “Franchise Agreements”). Each Franchise Agreement is valid, binding and in full force and effect as against the Company or its Subsidiaries, and, to the Company’s knowledge, as against the other party thereto. Section 5.02(l)(iv) of the Disclosure Letter sets forth a true and complete list of the Company Properties that are subject to a Franchise Agreement or in respect of which any Company Property Owner is otherwise bound, describes the Company Property that is subject to such Franchise Agreement, the Company Property Owner that is a party, and the date of such Franchise Agreement. Except as disclosed on Section 5.02(l)(iv)of the Disclosure Letter, no Company Property Owner has received or delivered written notice under any of the Franchise Agreements of any default that has not been cured that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.02(l)(iv) of the Disclosure Letter and as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no Company Property has suffered any uninsured casualty or other damage that has not been repaired or is not contemplated to be repaired within the Company Property’s current budgets for operations and capital expenditures (including ongoing product improvement plan (PIP) obligations).

(v) The Company has made available to Acquiror a true, correct and complete title report and a survey with respect to each Company Property (collectively, the “Company Title Reports”) prior to the date hereof. Valid policies of title insurance (collectively, the “Title Policies”) have been issued to each Company Property Owner insuring such Company Property Owner’s fee simple title or ground leasehold estate to each Company

Property, and no claims have been made against any such Title Policies that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(vi) Section 5.02(l)(vi) of the Disclosure Letter sets forth each Contract to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (i) for the acquisition, option to acquire, lease, develop or construct any Company Property or any other real property or Company Property that reasonably would be expected to result in total payments or liability of the Company or any Subsidiary in excess of $5,000,000 or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) or lease any Company Property or any other real property that reasonably would be expected to result in total payments or liability of the Company or any Subsidiary in excess of $5,000,000.

(vii) None of the Company Properties is subject to any decree or order of any Governmental Authority to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, which would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. None of the Company Property Owners has received any written notice from a Governmental Authority to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, which violations have not been cured, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No Company Property Owner has received notice of any violation of any material covenants, conditions or restrictions affecting any Company Property that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(viii) Prior to the date hereof, the Company has made available to Acquiror a copy of each management agreement pursuant to which any third party manages or operates any Company Property on behalf of any Company Property Owner (together with each amendment thereto collectively, the “Management Agreements”). Each of the Management Agreements is valid, binding and in full force and effect as against the applicable Company Property Owner and, to the Company’s knowledge, as against the other party thereto. Section 5.02(l)(vii) of the Disclosure Letter lists each Management Agreement pursuant to which any Company Property is subject or in respect of which any Company Property Owner is otherwise bound, and describes the Company Property that is subject to such Management Agreement, the Company Property Owner that is a party, and the date of such Management Agreement. Except as disclosed on Section 5.02(l)(iv) of the Disclosure Letter, no Company Property Owner has received or delivered written notice under any of the Management Agreements of any default that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Company Property Owner that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(ix) Neither the Company nor any of its Subsidiaries (or any Company Property Owner) has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire any Company Property that would be triggered by the Mergers.

Notwithstanding anything to the contained herein, for purposes of this Section 5.02(l), as the context requires, the term “Company Property Owner” shall mean “the applicable Taxable REIT Subsidiary pursuant to an Operating Lease with the Company Property Owner.”

(m) Intellectual Property.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not and have not infringed the Intellectual Property rights of any third parties and (ii) with respect to Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.

(n) Taxes.

(i) Tax Returns and Liability.  The Company and its Subsidiaries have (A) timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (B) paid all Taxes shown as due on such Tax Returns, except where (i) such payments are being contested in good faith by appropriate proceedings or (ii) where failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (C) never been parties to or bound by any Tax sharing arrangement, (D) never been members of an affiliated, combined, consolidated or unitary Tax group other than such a Tax group of which the Company, or a Taxable REIT Subsidiary, is or was the common parent, (E) no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise, and (F) not entered into (and no Governmental Authority has issued with respect to them) any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings.

(ii) Audit.  No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Tax authority or other Governmental Authority, and neither the Company nor any of its Subsidiaries has received written notice that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries.

(iii) Other Tax Jurisdictions.  No claim has been made in writing by a taxing authority or other Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary is or may be subject to material taxation by that jurisdiction.

(iv) Tax Liens.  There are no material Liens for Taxes upon any assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet delinquent.

(v) REIT Status.  Commencing with its taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Company Merger Effective Time. To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing.

(vi) REIT-Related Taxes.  The Company has not incurred any liability for Taxes under Sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or from “redetermined rents, redetermined deductions or excess interest” described by Section 857(b)(7) of the Code. Neither the Company nor its Subsidiaries holds any asset the disposition of which would be subject to the rules similar to Section 1374 of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which would reasonably be expected to result in any Tax described in the preceding sentences being imposed on the Company.

(vii) Subsidiary Corporations.  No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a Taxable REIT Subsidiary. A complete list of each Taxable REIT Subsidiary and qualified REIT subsidiary is set forth in Section 5.02(n)(vii) of the Disclosure Letter.

(viii) Taxable REIT Subsidiaries.  To the extent the Company owns any stock, directly or indirectly, in a Taxable REIT Subsidiary, as defined in Section 856(l) of the Code, (A) the Taxable REIT Subsidiary has fully complied with the requirements in Section 856(l)(3) and (4) of the Code, relating to (1) restrictions on operating or managing a lodging facility or healthcare facility, and (2) restrictions on providing to any person rights to a brand name under which any lodging facility or healthcare facility is operated, (B) with respect to any amounts treated by the Company as qualified rents from real property for purposes of Section 856(c) of the Code, and which were received from a Taxable REIT Subsidiary of the Company for the lease of a qualified lodging facility as defined in 856(d)(9)(D) of the Code, such lodging facility has been operated at all times on behalf of the Taxable REIT Subsidiary by a person who qualified as an eligible independent contractor within the meaning of Section 856(d)(8) and 856(d)(9) of the Code, and whose agreements and relations with the Company and the Taxable REIT Subsidiaries have been at all times negotiated and maintained on an arm’s length basis.

(ix) Subsidiary Partnerships.  Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company (a) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, and (b) to the extent applicable, has an election under Section 754 of the Code in effect.

(x) Reportable Transactions.  The Company and its Subsidiaries are not required to make any disclosure to the IRS with respect to a “reportable transaction” pursuant to Section 1.6011-4 of the Treasury Regulations.

(xi) Tax Protection Agreements.  Neither the Company nor its Subsidiaries has entered into or is subject, directly or indirectly, to any Tax Protection Agreements which have not expired. As used herein, a “Tax Protection Agreement” is a Contract, (A) that, as one of its purposes, permits a person or entity to reasonably take the position that such Person could defer federal taxable income that otherwise might have been recognized, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or its Subsidiaries, (ii) requires that the Company or its Subsidiaries maintain, put in place or replace indebtedness, whether or not secured by one or more of its properties, or (iii) requires that the Company or its Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or its Subsidiaries.

(o) Environmental Matters.

(i) Neither the Company nor any Subsidiary of the Company is in violation of or has incurred any liability under any applicable Law, common law standard of conduct or order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including Laws and regulations relating to the release or threatened release of any Hazardous Substances to underground storage tanks or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”), except for any violation or liability which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;

(ii) Neither the Company nor any Subsidiary of the Company has received any written notice of, and there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non compliance or violation, investigation or proceedings relating to Hazardous Substances or any Environmental Law against or affecting the Company or any of the Subsidiaries of the Company except for any such actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;

(iii) The Company and its Subsidiaries have not used, and have not permitted the use of, any Company Property for activities or operations that involve the handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing into the environment or otherwise dealing with any Hazardous Substances, except for Hazardous Substances utilized in the ordinary course of maintaining such real properties or utilized in the ordinary course of business at the Company Properties; provided, that such use would not, in the ordinary course of business, reasonably be expected to violate or result in liability under applicable Environmental Laws and except for any such handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; and

(iv) There is no seepage, leaking, escaping, leaching, discharging, injection, release, emission, spill, pumping, pouring, emptying, dumping or other release (collectively, a “Release”) or threatened Release of Hazardous Substances into the environment (including structures) at, on, under, about or emanating from any (A) Company Properties, (B) any former properties at which a Release or threatened Release of Hazardous Substances into the environment occurred when the Company or a Subsidiary of the Company owned or leased such properties, or (C) to the knowledge of the Company, off site locations to which Hazardous Substances were shipped for treatment, storage, disposal or handling, except in accordance with applicable Environmental Laws or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(v) There are no Actions or orders concerning the Company or any Company Property relating to any Environmental Laws and there are no environmental indemnities affecting the Company or any Company Property which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Notwithstanding any other provision of this Agreement, this Section 5.02(o) sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws, releases to the environment or other environmental matters.

(p) Material Contracts.

(i) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.02(p)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract that, as of the date hereof:

(1) is a “material contract” (as such term is used for purposes of Item 601(b)(10) of Regulation S-K of the SEC);

(2) relates to employment, severance, change in control or termination with officers, directors or employees of the Company or any Subsidiary of the Company;

(3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect;

(4) involves (or upon termination would or would reasonably be likely to involve) or is reasonably likely to involve the payment or receipt of amounts by the Company or its Subsidiaries of more than $250,000 in the aggregate (the Contracts described in clauses (1)-(4), the Contracts filed as exhibits to the SEC Reports prior to the date of this Agreement and the Contracts set forth in Section 5.02(p)(i) of the Disclosure Letter being the “Material Contracts”).

(ii) Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, and neither the Company nor any of its Subsidiaries is in default under any Material Contract, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(q) Insurance.  Section 5.02(q) of the Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.02(q) of the Disclosure Letter that is held by, or for the benefit of, the Company or any of the Subsidiaries of the Company, other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. As of the date of this Agreement, the current annual premiums paid by the Company with respect to the current policies of directors’ and officers’ liability maintained by the Company and its Subsidiaries is $320,000.

(r) Related Party Transactions.  Except as set forth in Section 5.02(p)(i) or Section 5.02(r) of the Disclosure Letter or as disclosed in SEC Reports and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no material agreements or contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

(s) Brokers.  No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or the Partnership. The Company has made available to Acquiror a complete and accurate copy of all agreements and arrangements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t) Opinion of Financial Advisor.  The Company Board has received an opinion of the Company Financial Advisor, to the effect that the Company Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

(u) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.02 of this Agreement, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Acquiror, Merger Subsidiary nor Partnership Merger Subsidiary has relied upon, any representation or warranty, whether express or implied, with respect to the Company, any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary by or on behalf of the Company or the Partnership or any Subsidiary of the Company.

5.03 Representations and Warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary.  Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

(a) Corporate Organization.

(i) Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Acquiror is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.

(ii) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Merger Subsidiary is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.

(iii) Partnership Merger Subsidiary is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Tennessee. Partnership Merger Subsidiary is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.

(b) Authority Relative to this Agreement.

(i) Each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and, assuming due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid, legal and binding agreement of each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, enforceable against each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii) The sole member of Acquiror has duly and validly authorized the execution and delivery of this Agreement, and taken all limited liability company actions required to be taken by the articles of organization and operating agreement of Acquiror for the consummation of the Mergers and the other transactions contemplated hereby.

(iii) The Board of Directors and the sole shareholder of Merger Subsidiary have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and taken all corporate actions required to be taken by the charter and bylaws of Merger Subsidiary for the consummation of the Company Merger and the other transactions contemplated hereby.

(iv) Merger Subsidiary, as the sole general partner of Partnership Merger Subsidiary, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger and the other transactions contemplated hereby, and taken all corporate or similar actions required to be taken by the sole general partner of Partnership Merger Subsidiary for the consummation of the Partnership Merger.

(c) Consents and Approvals; No Violations.

(i) The execution and delivery of this Agreement by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s and Partnership Merger Subsidiary’s obligations hereunder will not, (A) conflict with or violate the articles of organization and operating agreement of Acquiror, the charter and bylaws of Merger Subsidiary or the limited partnership agreement of Partnership Merger Subsidiary or (B) conflict with or violate any Law applicable to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or by which any of its properties or assets is bound or affected, except in the case of clause (B) as would not prevent or materially delay consummation of the Mergers.

(ii) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other Person, except (A) for (1) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (2) the filing with the SEC of the Proxy Statement and (3) the filing of the Articles of Merger with the TN Secretary, and (B)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Acquiror, Merger Subsidiary or Partnership Merger Subsidiary from performing its obligations under this Agreement.

(d) Litigation.  There is no Action pending or, to Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s knowledge, threatened against Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their respective properties or assets that questions the validity of this Agreement or any action to be taken by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the consummation of the Mergers.

(e) Brokers.  No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the Mergers based upon arrangements made by and on behalf of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary.

(f) Available Funds.  Acquiror has delivered to the Company true, correct and complete copies of (i) executed commitment letter(s), pursuant to which the lending parties named therein have agreed to provide the debt amount set forth therein and (ii) executed equity commitment letter(s), pursuant to which the Guarantor has committed to invest the amount set forth therein. Such commitments will upon funding provide Acquiror sufficient funds to permit Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Company Merger and Partnership Merger and the other transactions contemplated hereby, including the payment of all related expenses. The commitment letters are legal, valid and binding obligations of the Guarantor and the other parties thereto, assuming due authorization, execution and delivery thereof by the other parties thereto, and are in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the financings referenced in the commitment letters, other than as set forth in the commitment letter(s). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Guarantor or Acquiror, Merger Subsidiary or Partnership Merger Subsidiary under any term or condition of the commitment letters. The Guarantor or Acquiror has fully paid any and all commitment fees or other fees required by the commitment letters to be paid on or before the date of this Agreement. As of the date of this Agreement, none of the commitment letters has been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded.

(g) Ownership of Merger Subsidiary; No Prior Activities.  Merger Subsidiary is a direct wholly owned Subsidiary of Acquiror. Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no Subsidiaries other than Partnership Merger Subsidiary.

(h) No Ownership of Company or Partnership Securities.  Neither Acquiror nor any of its Subsidiaries, including Merger Subsidiary and Partnership Merger Subsidiary, owns any Company Common Stock or other securities of the Company or the Partnership.

(i) Proxy Statement.  The information to be supplied by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary relating to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which such statement is made, not misleading.

ARTICLE 6.

COVENANTS

6.01 Shareholders’ Meeting.  The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC and (b) except if permitted to make a Change in Recommendation pursuant to Section 6.04, (i) include in the Proxy Statement the recommendation of the Company Board that the holders of Company Common Stock approve the Company Merger and (ii) use its commercially reasonable efforts to obtain Company Shareholder Approval. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender or exchange offer); provided, however, that if such disclosure has the substantive effect of withdrawing or adversely qualifying or modifying the recommendation of the Company Board that the Company’s shareholders approve the Company Merger and this Agreement, such disclosure shall be deemed to be a Change in Recommendation.

6.02 Proxy Statement.  As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement with the SEC under the Exchange Act and each of the Company and Acquiror shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror copies of all correspondence between the Company or any representative of the Company and the SEC. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. The Company shall give Acquiror and its counsel (i) the opportunity to review the Proxy Statement prior to its being filed with the SEC, (ii) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and (iii) a reasonable opportunity to review and reasonably comment on such documents or responses (including giving good faith consideration to all such comments). Each of the Company and Acquiror shall use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholder Meeting as soon as reasonably practicable.

6.03 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Company Merger Effective Time, (i) to all its properties (including, without limitation, any Company Property), books, Contracts, commitments, records, officers, employees, accountants, counsel and other representatives and (ii) to all other information concerning its business, properties (including, without limitation, any Company Property) and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize, in the good faith judgment of the Company in consultation with its legal counsel, any attorney-client privilege or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement and set forth in Section 6.03(a) of the Disclosure Letter. Acquiror shall, and shall cause its representatives to, take all reasonable efforts to prevent such access and inspection from unreasonably interfering with the business operations of the Company and its Subsidiaries.

(b) All information obtained by Acquiror pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 19, 2007 (the “Confidentiality Agreement”), between Acquiror and the Company.

6.04 Acquisition Proposals.

(a) No Solicitation or Negotiation.  Each of the Company and the Partnership agrees that, except as expressly permitted by this Section 6.04, neither it nor any Subsidiary of the Company nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its commercially reasonable efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives of its Subsidiaries, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any such inquiry, proposal, offer, discussion or negotiations.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Shareholder Approval is obtained, the Company may: (A) provide information in response to a request therefor by a Person with respect to a bona fide written Acquisition Proposal that was not solicited by the Company or the Partnership after the date hereof, if the Company or the Partnership receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal, (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, or (C) after having complied with Section 6.04(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be likely to be inconsistent with the directors’ duties to the Company’s shareholders under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries and by way of a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company or any of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal not solicited in violation of this Agreement that the Company Board has determined in its good faith judgment, taking into account legal, financial and regulatory aspects of the proposal and the Person making the proposal, is more favorable to the Company’s shareholders from a financial point of view than the Company Merger. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that (i) that the reference to a proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction involving the Company or the Partnership in clause (i) shall refer to such proposals or offers that relate to more than 50% of the voting power of the Company or the Partnership and (ii) all references to “20%” shall be deemed references to “50%”.

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the recommendation of the Company Board that the Company’s shareholders approve the Company Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 9.01(d)(ii) hereof, cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement in compliance with Section 6.04(a)) (an “Alternative Acquisition Agreement”) relating to any Superior Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Shareholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders approve the Company Merger and this Agreement, or approve, recommend or otherwise declare advisable any Superior Proposal, if the Company is not in violation of this Section 6.04 and the Company Board determines in good faith, after consultation with outside counsel, that a Superior Proposal exists and the failure to do so would be inconsistent with the directors’ duties to the Company’s shareholders under applicable Law (a “Change in Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) Business Days following Acquiror’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board that it take such action and the basis therefor, including all necessary information under Section 6.04(d).

(d) Existing Discussions.  Each of the Company and the Partnership agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and the Partnership agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.04.  Each of the Company and the Partnership also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(e) Notice.  Each of the Company and the Partnership agrees that it will as promptly as practicable (and, in any event, within 48 hours) notify Acquiror if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives and indicate, in connection with such notice, the name of the Person who has made such inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Acquiror reasonably informed of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.05 Further Action.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective each of the Mergers, including, without limitation, using its commercially reasonable efforts to obtain all consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other Persons as are necessary for the consummation of the Mergers and to fulfill the conditions to the Closing and as Acquiror otherwise deems reasonably necessary or appropriate. Without the prior written consent of Acquiror, neither the Company, the Partnership nor any Subsidiary of the Company may (i) pay or commit to pay (or agree to commit to any other material obligation) to obtain any such consent, approval, authorization, qualification or order or (ii) enter into, modify or amend any Contract in connection with obtaining such consent, approval, authorization, qualification or order. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and its advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority or required pursuant to any of the Property Documents, without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority or any counterparty to a Property Document with respect to each of the Mergers. To the extent practicable, and as permitted by a Governmental Authority or any Property Documents, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority or counterparty to such Property Documents.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of each of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Notwithstanding anything to the contrary therein, the Company shall not, without the consent of Acquiror, be permitted to obtain any consent that will affect Acquiror or the Company to either of their material economic detriment, including any modification of any Contract or Company Permit. In connection with the obtaining of consents from third parties or obviating the need to obtain such consents, if reasonably requested by Acquiror, the Company shall or shall cause its Subsidiaries to execute any documents, agreements and instruments and take such other actions, in each case, to the extent reasonable and practicable, in accordance with applicable Law and the Company’s Organizational Documents and the applicable formation and governing contracts of the Subsidiaries of the Company, all in such order, form and substance as reasonably requested by Acquiror.

(e) Acquiror (or, as applicable, the applicable Taxable REIT Subsidiary pursuant to an Operating Lease with the Company Property Owner) or a management company or one or more Subsidiaries of any one of those entities (the “Operator”) may, at its own cost and expense, pursue such license applications and other documents as Acquiror may deem necessary, in its sole discretion, for Acquiror or Acquiror’s Operator to obtain all licenses and/or permits with respect to each of the Company Properties that are necessary to serve or sell liquor, beer, wine and other alcoholic beverages from any restaurants, snack bars, bars, mini bars, lounges and other food and beverage sales locations located with any of the Company Properties (collectively, the “Liquor Licenses”); provided that no such action shall adversely affect the Company’s licenses or relationships with licensors. To the extent permitted by Law, and to the extent that Liquor Licenses are not currently held by the third party or its Subsidiary under a Management Agreement for a Company Property where such third party shall continue to operate such Company Property under such Management Agreement from and after the Company Merger Effective Time, the Company and its Subsidiaries shall use commercially reasonable efforts to transfer or cause to be transferred to Acquiror or Operator, all Liquor Licenses as of the Company Merger Effective Time. The Company and its Subsidiaries and Acquiror shall reasonably cooperate with each other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be reasonably necessary to effect such transfers and/or to permit Acquiror or Acquiror’s Operator to obtain new Liquor Licenses. If permitted under the Laws of the jurisdiction in which a Company Property is located, such parties shall execute or cause to be executed and file all reasonably necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to the Company Merger Effective Time, to the end that the transfer of the existing Liquor Licenses or Acquiror or Acquiror’s Operator’s obtaining new licenses shall take effect, if possible, at the Company Merger Effective Time.

6.06 Public Announcements.  Each of Acquiror and the Company agrees that no public release or announcement concerning the Mergers shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.07 Exculpation, Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws, the Partnership Agreement, the certificate of limited partnership of the Partnership or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries of the Company, from and after the Company Merger Effective Time, the Surviving Company and the Surviving Partnership, as applicable, shall:

(i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Date serving as a director or executive officer of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, provided that the Company Indemnified Party to whom any Expenses are advanced provides prior to the receipt of any funds in respect of such Expenses an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of Acquiror, the Surviving Company and the Surviving Partnership pursuant to this Section 6.07(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, executive officer or other fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Company Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.07(a), including any Action relating to a claim for indemnification or advancement brought by a Company Indemnified Party. None of Acquiror, the Surviving Company nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Company Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Company Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Acquiror, Merger Subsidiary and the Surviving Partnership agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, employees or other fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter or Company Bylaws (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries of the Company) shall be assumed by the Surviving Company in the Company Merger, without further action, at the Company Merger Effective Time, and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.

(c) The Surviving Company shall (i) for a period of six years after the Company Merger Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter or Company Bylaws and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time) with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall Acquiror be required to pay annual premiums for insurance under this Section 6.07(c)which in the aggregate exceed 300% of the current annual premiums paid by the Company for such purpose; provided that Acquiror shall nevertheless be obligated to provide the maximum amount of such coverage, with respect to the entire six year period following the Company Merger Effective Time, as may be obtained for such 300% amount. The provisions of clause (ii) of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror on behalf of the Surviving Company for purposes of this Section 6.07, which policies (together with Company’s existing policy) provide such directors and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

(d) If the Surviving Company, the Surviving Partnership or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or the Surviving Partnership assumes the obligations set forth in this Section 6.07. The parties acknowledge and agree that Acquiror guarantees the payment and performance of the Surviving Company’s and the Surviving Partnership’s obligations pursuant to this Section 6.07.

(e) The provisions of this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.08 Employee Benefit Matters.

(a) Each individual who is an employee of the Company or any of its Affiliates immediately prior to the Company Merger Effective Time (an “Employee”) shall be an employee of the Surviving Company or an Affiliate thereof immediately after the Company Merger Effective Time (each, a “Continuing Employee”). For purposes of this Section 6.08(a), the term Employee shall include any individual who, on the Closing Date, is on a medical or disability leave of absence or any other approved leave of absence. For a period of eighteen months from and after the Closing Date, with respect to each Continuing Employee who remains an employee of the Surviving Company or any Affiliate of the Surviving Company, Acquiror shall or shall cause the Surviving Company or an Affiliate thereof to provide compensation and benefits (including, without limitation, salary or wages (as appropriate), bonus, severance benefits, health, life and disability insurance) that are no less favorable to such Continuing Employee and any dependents and beneficiaries of such Continuing Employee, as appropriate, than those provided by the Company and its Affiliates to such Continuing Employee and any dependents and beneficiaries immediately prior to the Closing. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan or, (2) give any third party any right to enforce the provisions of this Section 6.08.

(b) With respect to each health, welfare, retirement and paid-time-off benefit plan, including without limitation each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained by Acquiror, the Surviving Company or any Affiliate of Acquiror (collectively, the “Acquiror Benefit Plans”) and in which any Continuing Employee participates after the Company Merger Effective Time, Acquiror shall cause such Acquiror Benefit Plan to recognize the service of each such Continuing Employee prior to the Company Merger Effective Time with the Company and its Affiliates as employment with Acquiror and its Affiliates for all purposes, including eligibility and benefit entitlement, but not for purposes of benefit accrual under a “defined benefit plan” (as defined in Section 3(35) of ERISA) and not to the extent that it would result in duplication of benefits, under each such Acquiror Benefit Plan. In addition, Acquiror shall cause each Acquiror Benefit Plan, as applicable, to (i) waive all limitations as to preexisting conditions exclusions, “at-work requirements” and waiting periods, except to the extent that comparable limitations, “at-work requirements” or waiting periods would have continued to apply to such Continuing Employees under a corresponding Benefit Plan after the Company Merger Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid under any Benefit Plan in the plan year that includes the Company Merger Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Acquiror Benefit Plans.

(c) From and after the Company Merger Effective Time, Acquiror shall cause the Surviving Company and the Surviving Partnership to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) applicable to Continuing Employees.

(d) With respect to those employee benefit plans and agreements covering Continuing Employees that may be or become subject to Code Section 409A, from and after the Closing Date, Acquiror shall make reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate to prevent excise tax and other tax penalties under Code Section 409A from applying to payments or benefits under such plans or agreements, provided, however, that such efforts shall not result in any additional cost to the Company, Acquiror or any of their Subsidiaries.

6.09 Transfer Taxes.  Each of Acquiror, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property (including, without limitation, any Company Property) transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving

Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock and Partnership LP Units, all Transfer Taxes.

6.10 Limited Guarantee.  Acquiror shall cause Whitehall Street Global Real Estate Limited Partnership 2007 (the “Guarantor”) to duly authorize, execute and deliver to the Company and the Partnership the Limited Guarantee of even date herewith in the form attached hereto as Exhibit B (the “Limited Guarantee”).

6.11 Cooperation with Financing.  Prior to the Closing, the Company and the Partnership shall provide to Acquiror, and shall each use its commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting employees and advisors, of the Company and the Partnership to provide to Acquiror, all cooperation reasonably requested by Acquiror in connection with financing the transactions contemplated by this Agreement, including any matter in respect of prepayment, defeasance or other release, extinguishment or modification of the existing indebtedness of the Company and its Subsidiaries (the “Financing”), including (i) participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) assisting Acquiror in its ability to execute and deliver any pledge and security documents, other definitive documents related to the Financing, or other certificates, legal opinions or documents as may be reasonably required of Acquiror, (iv) using commercially reasonable efforts to enable Acquiror to (x) obtain accountants’ and franchisors’ comfort letters, legal opinions, certificates, surveys and title insurance (including endorsements) as reasonably requested by Acquiror and (y) negotiate and enter into Ground Lease amendments with ground lessors, and obtain estoppel certificates, in each case, to the extent necessary to comply with lender or rating agency requirements, and obtain the consent of ground lessors under the ground leases, to the extent required under a ground lease, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Acquiror. Acquiror shall, promptly upon request by the Company or the Partnership, reimburse the Company or the Partnership for all reasonable, documented out-of-pocket costs incurred by the Company, the Partnership or Subsidiaries of the Company, as applicable, in connection with the Company’s and the Partnership’s obligations hereunder and shall indemnify and hold harmless the Company, the Partnership, the Subsidiaries and their respective directors, officers, partners, employees and advisors, including legal and accounting employees and advisors for actions taken in accordance with this Section 6.11; provided, that such actions taken by them were at the direction of Acquiror.

ARTICLE 7.

ADDITIONAL AGREEMENTS

7.01 Pre-Closing Dividend.  The Company and the Partnership shall declare a cash dividend/distribution payable to holders of Company Common Stock and Partnership LP Units, respectively, the record date for which shall be the close of business on the last Business Day prior to the Company Merger Effective Time. The per share amount of such dividend on Company Common Stock (and corresponding per Partnership LP Unit distribution) shall be an amount equal to the Company’s most recent quarterly dividend rate with respect to the Company Common Stock, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Company Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend/distribution is declared.

ARTICLE 8.

CONDITIONS TO CONSUMMATION OF THE MERGERS

8.01 Conditions to the Obligations of Each Party.  The obligations of each party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Company Shareholder Approval.  The Company Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the Company Common Stock constituting the Shareholder Approval.

(b) No Order.  No Governmental Authority in the United States shall have enacted, enjoined, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restraining, enjoining, restricting, preventing or prohibiting consummation of the Mergers (each, an “Order”).

8.02 Conditions to the Obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary.  The obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Mergers are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company and the Partnership in this Agreement shall be true and correct (without giving effect to any limitation as to any “materiality” or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.02(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.02(b), Section 5.02(c), Section 5.02(f)(ii) and Section 5.02(l)(ix) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company and the Partnership shall have performed, in all material respects, all material obligations and complied with, in all material respects, the material agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c) Officer Certificate.  The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) Opinion of Counsel.  Acquiror shall have received a tax opinion of Hunton & Williams LLP, tax counsel to the Company or other counsel reasonably satisfactory to Acquiror, dated as of the Closing Date and in the form of Exhibit A attached hereto, regarding the status of the Company as a REIT under the Code. In rendering the tax opinion, such counsel shall be entitled to rely on customary assumptions, qualifications, and representations as to factual matters (but not legal conclusions), provided, however, that such assumptions, qualifications, and representations are set forth in writing and are reasonably satisfactory to Acquiror.

(e) Treatment of Equity Inns Trust as Disregarded Entity.  Acquiror shall have received evidence that Equity Inns Trust is (i) organized as an entity that will be treated as a disregarded entity of the Merger Subsidiary as of the Company Merger Effective Time, or (ii) has converted, immediately before the Closing, into a limited liability company that will be so treated.

8.03 Conditions to the Obligations of the Company and the Partnership.  The obligations of the Company and the Partnership to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b) Agreements and Covenants.  Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c) Officer Certificate.  Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE 9.

TERMINATION

9.01 Termination.  This Agreement may be terminated at any time prior to the Company Merger Effective Time in writing (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of Acquiror and the Company;

(b) by either the Company or Acquiror upon written notice to the other party, if:

(i) any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b)(i) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers;

(ii) the Mergers shall not have been consummated on or before December 20, 2007 (the “Outside Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.01(b)(ii);

(iii) upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Shareholder Approval, the Shareholder Approval is not obtained;

(c) by Acquiror, upon written notice to the Company, if:

(i) the Company Board makes a Change in Recommendation prior to t he Company Shareholders Meeting but only if Acquiror terminates the Agreement prior to the Company Shareholders Meeting; or

(ii) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Acquiror and diligently pursue such cure thereafter; or

(iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Acquiror or an Affiliate of Acquiror) and prior to the date prior to the date of the Company Shareholders Meeting and either (A) within ten (10) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (B) at any time thereafter, the Company Board fails to recommend unequivocally against acceptance of such offer, or

(iv) if the Company, the Partnership, any Subsidiary of the Company or any of the other Persons described in Section 6.04 as a Representative shall have materially breached Section 6.04, unless such action has an immaterial effect on Acquiror; or

(d) by the Company,

(i) upon written notice to Acquiror, if Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from the Company or the Partnership and diligently pursue such cure thereafter; or

(ii) prior to receipt of the Shareholder Approval, the Company (i) receives a Superior Proposal, (ii) resolves to accept such Superior Proposal, (iii) shall have given Acquiror three Business Days’ prior written notice of its intention to terminate pursuant to this provision and shall have, to the extent requested, given Acquiror the opportunity to meet with the Company during such three Business Day period, and (iv) such proposal continues to constitute a Superior Proposal taking into account any revised proposal made by Acquiror during such three Business Day period; provided, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 9.03(b) shall have been made by the Company.

9.02 Effect of Termination.  In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement, or its officers, directors, Subsidiaries or partners, as applicable; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful or knowing breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 6.03, Section 6.06, Section 9.03, Section 10.07(a) and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

9.03 Fees and Expenses.

(a) Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and Expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that each of Acquiror and the Company shall pay one-half of the Expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement.

(b) The Company agrees that if this Agreement shall be terminated by (i) Acquiror pursuant to Section 9.01(c)(i) prior to the Company Shareholder Meeting or Section 9.01(c)(iii), the Company shall pay to

Acquiror an amount equal to $38,000,000 (the “Termination Fee”) within three (3) Business Days following termination on the Termination Date, or (ii) by the Company pursuant to Section 9.01(d)(ii), the Company shall pay to Acquiror the Termination Fee prior to the termination of this Agreement.

(c) The Company agrees that if this Agreement shall be terminated by Acquiror or the Company pursuant to Section 9.01(b)(iii), and an Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the date of the Company Shareholder Meeting and continued to be withdrawn throughout the period prior to the date of the Company Shareholder Meeting), and concurrently with such termination or within twelve months following the Termination Date, the Company or the Partnership enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall, when such agreement is entered into or if and when such Acquisition Proposal is consummated, pay to Acquiror an amount equal to the Termination Fee on the same day as the execution of such agreement relating to such Acquisition Proposal or consummation of such Acquisition Proposal.

(d) Acquiror agrees that if this Agreement shall be terminated by the Company pursuant to Section 9.01(d)(i) and at the time of termination the conditions set forth in Section 8.01 and Section 8.02 shall have been satisfied, then Acquiror shall pay to the Company an amount equal to $75 million (the “Acquiror Termination Fee”) within three (3) Business Days following termination on the Termination Date.

(e) In the event that Acquiror is obligated to pay the Acquiror Termination Fee, Acquiror shall pay to the Company, from the Acquiror Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Acquiror Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 9.03(e) (but in any case not to increase the amount of the Acquiror Termination Fee) or (y) an opinion from the Company’s outside counsel as described below in this Section 9.03(e), an amount equal to the Acquiror Termination Fee less the amount payable under clause (A) above. To secure Acquiror’s obligation to pay these amounts, Acquiror shall deposit into escrow an amount in cash equal to the Acquiror Termination Fee with an escrow agent selected by Acquiror and on such terms (subject to this Section 9.03(e)) as shall be mutually agreed upon by the Company, Acquiror and the escrow agent. The payment or deposit into escrow of the Acquiror Termination Fee pursuant to this Section 9.03(e) shall be made at the time Acquiror is obligated to pay the Company such amount pursuant to Section 9.03 by wire transfer or bank check. The escrow agreement shall provide that the Acquiror Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Acquiror Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Acquiror Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Acquiror Termination Fee to the Company. Acquiror agrees to amend this Section 9.03(e) at the reasonable request of the Company in order to (i) maximize the portion of the Acquiror Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 9.03(e) or (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.03(e).  The escrow agreement shall also provide that any portion of the Acquiror Termination Fee held in escrow for five (5) years shall be released by the escrow agent to Acquiror. Acquiror shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

ARTICLE 10.

GENERAL PROVISIONS

10.01 Non Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01.  This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time and the Partnership Merger Effective Time, including the indemnification obligations set forth in Section 6.07.

10.02 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary:

Goldman, Sachs & Co.
Real Estate Principal Investment Area
85 Broad St., 10th Floor, New York NY 10004
Fax No.: (212) 357-5505
Attn: Jonathan Langer

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street, New York, NY 10004
Fax No.: (212) 558-3588
Attn: Anthony J. Colletta, Esq.
      Eric M. Krautheimer, Esq.

if to the Company or the Partnership:

Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, TN 38138
Fax No.: (901) 754-2374
Attn: Howard A. Silver

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street, Richmond, VA 23219
Fax No.: (804) 343-4580
Attn: David C. Wright, Esq.

and to:

Hunton & Williams LLP
Energy Plaza, 30th Floor
1601 Bryan Street, Dallas, TX 75201
Fax No.: (214) 979-3909
Attn: Curtis G. Carlson, Esq.

10.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.04 Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which (i) reduces the Company Merger Consideration, or (ii) by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.05 Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Disclosure Letter) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Acquiror may designate, by written notice to the Company, a wholly-owned direct or indirect Subsidiary of Acquiror to be a party to the Agreement in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties also to be made with respect to such Subsidiary to the extent applicable as of the date of such designation and the parties will work in good faith to determine all necessary filings to be made with any applicable secretary of state’s office; provided further, that Acquiror may not make any such designation if such designation would prevent or materially delay consummation of the Mergers. No such designation shall relieve Acquiror of any obligation hereunder.

10.06 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Persons covered in Section 6.07 shall be express third party beneficiaries of such sections following the Company Merger Effective Time and the Partnership Merger Effective Time.

10.07 Remedies.

(a) The Company’s right to terminate and receive payment of the Acquiror Termination Fee pursuant to Section 9.03(d) shall be the sole and exclusive remedy against Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents. The parties acknowledge that each of the Company and the Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.07(a), provided that the Company shall be entitled to seek specific performance to prevent any breach by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary of, or enforce their compliance with, Section 6.03(b), Section 6.06 and Section 6.11.

(b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company and the Partnership in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article 9, Acquiror, Merger Subsidiary and

Partnership Merger Subsidiary shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.08 Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Tennessee without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

10.09 Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

10.10 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.12 Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

GRACE I, LLC

By: Whitehall Street Global Real Estate Limited
Partnership 2007

By:	WH Advisors 2007, L.L.C., its general partner

By:	/s/ Alexandra Ortved
Name: Alexandra Ortved

Title:	Vice President

GRACE ACQUISITION I, INC.

By:	/s/ Alexandra Ortved
Name: Alexandra Ortved

Title:	Authorized Signatory

GRACE II, L.P.

By:	Grace Acquisition I, Inc., its general partner

By:	/s/ Alexandra Ortved
Name: Alexandra Ortved

Title:	Authorized Signatory

EQUITY INNS, INC.

By:	/s/ Howard A. Silver
Name: Howard A. Silver

Title:	CEO and President

EQUITY INNS PARTNERSHIP, L.P.

By:	Equity Inns Trust, its general partner

By:	/s/ Howard A. Silver
Name: Howard A. Silver

Title:	CEO and President

[Signature Page to Merger Agreement]

EXHIBIT B

Global Markets & Investment Banking Group
4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000
June 20, 2007

Board of Directors
Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, TN 38138

Members of the Board of Directors:

We understand that Equity Inns, Inc., a Tennessee corporation (the “Company”), Equity Inns Partnership, L.P., a Tennessee limited partnership (the “Partnership”), Grace I, LLC, a Tennessee limited liability company (“Acquiror”), Grace Acquisition I, Inc., a Tennessee corporation and a wholly-owned subsidiary of Acquiror (“Merger Subsidiary”), and Grace II, L.P., a Tennessee limited partnership (“Partnership Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 20, 2007 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Pursuant to the Agreement, the Company will be merged with and into Merger Subsidiary and the separate existence of the Company will thereupon cease and Merger Subsidiary shall be the surviving corporation (the “Company Merger”). The Agreement provides, among other things, that each share of common stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to the Company Merger Effective Time (“Company Common Shares”), other than Company Common Shares owned by the Company, any subsidiary of the Company, Acquiror or Merger Subsidiary, will be converted, at the Company Merger Effective Time, into the right to receive an amount in cash equal to $23.00 (the “Company Merger Consideration”).

You have asked us whether, in our opinion, the Company Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to such holders, other than Acquiror and its affiliates. In rendering this opinion, we are not opining on (i) the proposed consideration to be received by the holders of units of partnership interest in the Partnership in the Partnership Merger, (ii) the consideration to be received by holders of shares of 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share, of the Company, (iii) the consideration to be received by holders of shares of 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share, of the Company, or (iv) the impact or effect of the Dividend Adjustment, if any, on the Company Merger Consideration.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Company Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed a draft dated June 20, 2007 of the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will not differ in any material respect from the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company with respect to the proposed Company Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Company Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing and may have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and may have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade or invest in the Company Common Shares and other securities of the Company, as well as securities of the Acquiror and/or its affiliates for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Company Merger or the other transactions contemplated by the Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Company Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Shares (other than the Acquiror and its affiliates).

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Merger Consideration to be received by the holders of the Company Common Shares pursuant to the Company Merger is fair from a financial point of view to the holders of such shares, other than the Acquiror and its affiliates.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

EQUITY INNS, INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned common shareholder of Equity Inns, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated                     , 2007, and hereby appoints                      and                      and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Equity Inns, Inc., to be held on                     , 2007 at 10:00 a.m., local time, at The Homewood Suites by Hilton located at 7855 Wolf River Boulevard, Germantown, Tennessee 38138, and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if and then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS NUMBER 1 AND NUMBER 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
The Board of Directors recommends a vote FOR the following proposals:
1.	To approve the Agreement and Plan of Merger, dated as of June 20, 2007, by and among Grace I, LLC, Grace Acquisition I, Inc., Grace II, L.P., Equity Inns Partnership, L.P. and Equity Inns, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matter(s) that may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures — Sign here — This section must be completed for your instructions to be executed.
Both of such attorneys or substitutes (if both are
present and acting at said meeting or any
adjournment(s) thereof, or, if only one shall be
present and acting, then that one) shall have and may
exercise all of the powers of said attorneys-in-fact
hereunder
(This proxy should be marked, dated, signed by the common shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) YOUR SIGNATURE BELOW ACKNOWLEDGES THE STATEMENTS ON THE REVERSE SIDE OF THIS FORM.

Dated:	, 2007

Signature:

Signature: